THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

            PRELIMINARY PROSPECTUS SUPPLEMENT DATED JANUARY 22, 2002

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 27, 1999)

                      3,000,000 TRUST PREFERRED SECURITIES

                       NORTHWESTERN CAPITAL FINANCING III

                           % TRUST PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY) FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                                     [LOGO]
                                 -------------

                                   THE TRUST:

    NorthWestern Capital Financing III is a Delaware business trust that will:

    - sell trust preferred securities to the public;

    - sell common securities to NorthWestern Corporation;

    - use the proceeds from these sales to buy an equal principal amount of   %
      subordinated debentures due January   , 2032 of NorthWestern Corporation;
      and

    - distribute the cash payments it receives from NorthWestern Corporation on the subordinated debentures to the holders of the trust preferred securities and the common securities.

                            QUARTERLY DISTRIBUTIONS:

    - For each trust preferred security that you own, you will receive
      cumulative cash distributions accumulating from January   , 2002, at an
      annual rate of   % of the liquidation amount of $25 per trust preferred
      security, on January   , April   , July   and October   of each year,
      beginning April   , 2002.

    - NorthWestern Corporation may defer interest payments on the subordinated debentures on one or more occasions for up to 20 consecutive quarterly periods. If NorthWestern Corporation does defer interest payments, the trust will also defer payments of distributions on the trust preferred securities to you. However, deferred distributions will themselves
      accumulate distributions at an annual rate of   %, to the extent permitted
      by law.

                              OPTIONAL REDEMPTION:

    - If NorthWestern Corporation redeems the subordinated debentures in whole or in part, then the trust will redeem some or all of the trust preferred securities at times discussed herein at a redemption price equal to $25 per trust preferred security plus accumulated and unpaid distributions, if any.

                           NORTHWESTERN CORPORATION:

    - NorthWestern Corporation will guarantee, fully and unconditionally, the payment by the trust of amounts due on the trust preferred securities as discussed in this prospectus supplement and in the accompanying base prospectus.

    The trust intends to apply to list the trust preferred securities on the New York Stock Exchange under the symbol "NOR PrD." If approved for listing, trading on the New York Stock Exchange is expected to commence within 30 days after the trust preferred securities are first issued.

    INVESTING IN THE TRUST PREFERRED SECURITIES INVOLVES CERTAIN RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-11 OF THIS PROSPECTUS SUPPLEMENT.
                                ----------------

                                                                  PER TRUST
                                                              PREFERRED SECURITY      TOTAL
                                                              ------------------      -----
Public offering price (1)...................................        $25.00         $75,000,000
Underwriting commission to be paid by NorthWestern
  Corporation...............................................             $                   $
Proceeds, before expenses, to the trust.....................        $25.00         $75,000,000

    (1) Plus accrued distributions from January   , 2002, if settlement occurs
       after that date

    The underwriters may also purchase up to an additional 450,000 trust preferred securities at $25 per trust preferred security, plus accrued
distributions from January   , 2002, within thirty days from the date of this
prospectus supplement to cover overallotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The trust preferred securities will be ready for delivery in book-entry form
only through The Depository Trust Company on or about January   , 2002.
                              --------------------

                 JOINT BOOK-RUNNING MANAGERS
MERRILL LYNCH & CO.    MORGAN STANLEY     SALOMON SMITH BARNEY

                                  ------------

CREDIT SUISSE FIRST BOSTON    PRUDENTIAL SECURITIES                    UBS WARBURG

                                ----------------

          The date of this prospectus supplement is January   , 2002.

                               TABLE OF CONTENTS

                                                  PAGE
                                                --------
                 PROSPECTUS SUPPLEMENT

SUMMARY.......................................     S-3
RISK FACTORS..................................    S-11
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS..................................    S-17
NORTHWESTERN CAPITAL FINANCING III............    S-18
CAPITALIZATION................................    S-19
ACCOUNTING TREATMENT..........................    S-20
USE OF PROCEEDS...............................    S-20
RATIOS OF EARNINGS TO FIXED
  CHARGES.....................................    S-21
SELECTED HISTORICAL FINANCIAL DATA OF
  NORTHWESTERN CORPORATION....................    S-23
SELECTED UNAUDITED PRO FORMA COMBINED
  CONDENSED FINANCIAL DATA....................    S-24
DESCRIPTION OF THE TRUST PREFERRED
  SECURITIES..................................    S-25
DESCRIPTION OF THE SUBORDINATED DEBENTURES....    S-37
DESCRIPTION OF THE GUARANTEE..................    S-45
CERTAIN UNITED STATES FEDERAL INCOME TAX
  CONSEQUENCES................................    S-50
ERISA PLANS, KEOGH PLANS AND INDIVIDUAL
  RETIREMENT ACCOUNTS.........................    S-55
UNDERWRITING..................................    S-57
LEGAL MATTERS.................................    S-59
EXPERTS.......................................    S-59
UNAUDITED PRO FORMA COMBINED FINANCIAL
  INFORMATION.................................    S-61
MONTANA POWER COMPANY UTILITY UNAUDITED PRO
  FORMA COMBINED CONDENSED FINANCIAL DATA.....    S-67

                                                  PAGE
                                                --------

                       PROSPECTUS

AVAILABLE INFORMATION.........................       3
DOCUMENTS INCORPORATED BY REFERENCE...........       3
FORWARD-LOOKING STATEMENTS....................       4
NORTHWESTERN..................................       4
THE TRUSTS....................................       4
USE OF PROCEEDS...............................       5
RATIO OF EARNINGS TO FIXED CHARGES AND
  EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED DIVIDENDS.........................       6
DESCRIPTION OF MORTGAGE BONDS.................       6
DESCRIPTION OF DEBT SECURITIES................      16
DESCRIPTION OF PREFERRED STOCK AND PREFERENCE
  STOCK.......................................      24
DESCRIPTION OF COMMON STOCK...................      27
DESCRIPTION OF THE TRUSTS' PREFERRED
  SECURITIES..................................      30
DESCRIPTION OF THE GUARANTEES.................      39
RELATIONSHIP AMONG THE PREFERRED SECURITIES,
  THE SUBORDINATED DEBT SECURITIES AND THE
  GUARANTEES..................................      41
BOOK-ENTRY ISSUANCE...........................      43
PLAN OF DISTRIBUTION..........................      45
EXPERTS.......................................      46
LEGAL OPINIONS................................      46

                             ---------------------

    You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

    The following information concerning us, the trust, the trust preferred securities, the guarantees and the subordinated debentures adds to, and should be read in conjunction with, the information contained in the accompanying base prospectus. To the extent that information in the prospectus supplement differs from the corresponding information in the accompanying base prospectus, the information in the prospectus supplement supersedes the information in the accompanying base prospectus.

                                    SUMMARY

    THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS SHOULD BE READ TOGETHER. THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS TO HELP YOU UNDERSTAND THE TRUST PREFERRED SECURITIES. YOU SHOULD CAREFULLY READ THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS TO UNDERSTAND FULLY THE TERMS OF THE TRUST PREFERRED SECURITIES, AS WELL AS THE TAX AND OTHER CONSIDERATIONS THAT ARE IMPORTANT TO YOU IN MAKING A DECISION ABOUT WHETHER TO INVEST IN THE TRUST PREFERRED SECURITIES. YOU SHOULD PAY SPECIAL ATTENTION TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-11 OF THIS PROSPECTUS SUPPLEMENT TO DETERMINE WHETHER AN INVESTMENT IN THE TRUST PREFERRED SECURITIES IS APPROPRIATE FOR YOU. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT THE UNDERWRITERS DO NOT EXERCISE THE OVERALLOTMENT OPTION DESCRIBED IN "UNDERWRITING." IN THIS PROSPECTUS SUPPLEMENT, UNLESS THE CONTEXT OTHERWISE INDICATES, "WE," "US," "OUR" AND "NORTHWESTERN" REFER SPECIFICALLY TO NORTHWESTERN CORPORATION AND ITS SUBSIDIARIES.

    FOR YOUR CONVENIENCE, WE MAKE REFERENCE TO SECTIONS IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS FOR MORE DETAILED INFORMATION REGARDING SOME OF THE TERMS AND CONCEPTS USED THROUGHOUT THIS PROSPECTUS SUPPLEMENT.

                            NORTHWESTERN CORPORATION

    We and our partner entities are energy and communications providers to residential and business customers across North America. As of September 30, 2001, our energy division, NorthWestern Public Service, provided electric and natural gas service and other value-added services to approximately 140,000 customers in the upper Midwest, including electricity to more than 57,000 customers in 108 communities in South Dakota, with a combined population of approximately 98,400 people, and natural gas to more than 80,000 commercial and residential customers in 57 communities in South Dakota and four communities in Nebraska, with a combined population of approximately 193,200 people. On September 29, 2000, we entered into an agreement to acquire The Montana Power Company's utility business. For a discussion of this potential acquisition, see "--Recent Developments--Agreement to acquire The Montana Power Company's utility business" below.

    In addition to our energy division, we own investments in various unregulated subsidiaries. We own a majority voting interest in Expanets, Inc., one of the nation's largest providers of networked communications solutions and services to small and mid-sized business customers. Expanets provided integrated communications, network services and data solutions to over 560,000 customers through more than 175 offices in all 50 states as of September 30, 2001. Expanets designs, procures, implements and maintains voice networking, data networking, Internet connectivity, messaging systems, advanced call processing applications, integrated voice, video and data systems, computer telephony, network management, carrier services and e-business enablement for its customers.

    We also own a majority voting interest in Blue Dot Services Inc., a nationwide provider of air conditioning, heating, plumbing and related services with operations at more than 53 businesses in 27 states as of September 30, 2001. In addition, we own approximately 30% of CornerStone Propane Partners, L.P., a publicly traded master limited partnership (NYSE: CNO), which we operate through one of our subsidiaries that serves as managing general partner. On January 18, 2002, CornerStone announced that the board of directors of its general partner had determined that it is in the best interests of CornerStone's unitholders to consider strategic opportunities, including a possible sale or merger of CornerStone. For additional information relating to CornerStone, see "--Recent Developments--CornerStone Propane Partners, L.P." below.

                              RECENT DEVELOPMENTS

AGREEMENT TO ACQUIRE THE MONTANA POWER COMPANY'S UTILITY BUSINESS

    On September 29, 2000, we entered into a definitive agreement to acquire the utility business of The Montana Power Company ("Montana Power") for approximately $1.1 billion, including the assumption of approximately $488 million in existing Montana Power debt and preferred stock.

    The utility business of Montana Power includes regulated electric and natural gas distribution and transmission operations and certain unregulated, energy-related businesses that provide products and services to industrial, institutional and commercial customers. These operations and businesses are collectively referred to herein as the "MPC Utility." We believe the acquisition of the MPC Utility will extend our service offerings to additional electric and natural gas customers in Montana and enhance our ability to reach new customers in the western United States. Upon the closing of this transaction, we will acquire:

    - approximately 6,800 miles of transmission lines that serve the western two-thirds of Montana;

    - 15,000 miles of electric distribution lines that serve 36 of Montana's 56 counties;

    - 269 electric substations;

    - approximately 2,000 miles of natural gas transmission lines, with strategic interconnections with numerous interstate natural gas pipelines; and

    - 3,300 miles of underground natural gas distribution pipelines that serve 28 of Montana's 56 counties.

    We have made considerable progress in moving towards the completion of the acquisition of the MPC Utility. The transaction has received approval of the Federal Energy Regulatory Commission, or FERC, and supermajority approval by Montana Power shareholders. The transaction is not required to receive the approval of our shareholders. Consummation of the transaction, however, remains subject to Hart-Scott-Rodino clearance and the approval of the Montana Public Service Commission (the "MPSC"). We initially filed notification, and on January 17, 2001 received early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Because this initial notification expired one year following the grant of early termination, we refiled an application under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on January 10, 2002, and again requested early termination of the waiting period. The new waiting period will expire on February 11, 2002 at 11:59 pm, unless our request for early termination is granted before then or the waiting period is extended by a request for additional information or documentary material. On November 9, 2001, the MPSC adopted a procedural schedule agreeing to issue an order regarding the acquisition no later than January 31, 2002. On December 28, 2001, we reached a stipulated agreement with Montana Power, the Montana Consumer Counsel, the Montana Large Customer Group and certain other parties in support of the MPC Utility acquisition, recovery of electric restructuring costs and certain other matters. On January 16, 2002, the MPSC held a hearing to receive testimony concerning the stipulated agreement. There can be no assurance as to whether the MPSC will grant its approval, whether the terms of any approval will be acceptable to the parties, or when any approval will be received. In addition, customary closing requirements apply such as confirmation of representations and warranties, compliance with covenants and the satisfaction of contractual closing conditions. There can be no assurance that these conditions will be satisfied. See "Risk Factors--Risk Factors Relating to the Company--There are uncertainties and delays relating to our receipt of regulatory approval for the acquisition of the MPC Utility."

NEW CREDIT FACILITY

    We entered into a credit agreement as of January 14, 2002 with Credit Suisse First Boston, ABN AMRO Bank N.V., CIBC Inc. and Barclays Capital plc, as co-arrangers, Credit Suisse First Boston, as administrative agent, lead arranger and sole book runner, and the banks and other financial institutions parties thereto, for the provision of a $1.0 billion credit facility with a term of 364 days following the closing date of the MPC Utility acquisition. The credit facility consists of a $280 million revolving credit facility and a $720 million term loan.

    We intend to make our initial borrowings under the credit facility at the time of the closing of the acquisition of the MPC Utility to fund the acquisition, repay borrowings under and terminate our existing credit agreement, dated as of June 10, 1999, as amended, among NorthWestern, Canadian Imperial Bank of Commerce, or CIBC, as agent, and the several banks and financial institutions party thereto, and for working capital purposes. Borrowings under the credit facility are subject to the satisfaction of customary conditions precedent.

    We currently intend to issue a combination of long term debt and equity following the closing of the acquisition of the MPC Utility to refinance the acquisition term loan and to provide working capital. We will be required to pay additional fees in the event we are unable to refinance the acquisition term loan within 60 days and 150 days, respectively, from the closing of the acquisition of the MPC Utility. For additional information related to our new credit facility, see note 5 contained in "Unaudited Pro Forma Combined Financial Information" in this prospectus supplement.

CORNERSTONE PROPANE PARTNERS, L.P.

    On January 18, 2002, CornerStone announced that unprecedented mild winter weather during its fiscal second quarter ended December 31, 2001 will negatively impact CornerStone's results of operations, which are scheduled to be announced on February 7, 2002. According to the National Climatic Data Center, the period from October through December of 2001 was the second warmest in the last
107 years on record in the United States.

    As a result of its financial performance in its second fiscal quarter ended December 31, 2001, CornerStone is projected to not be in compliance with certain covenants under its $50 million working capital facility credit agreement. CornerStone's obligations under such credit agreement are guaranteed by NorthWestern. CornerStone has received an amendment to the credit agreement relaxing certain financial maintenance covenants and requiring CornerStone to eliminate any quarterly distributions to common unitholders, including the third fiscal quarter of 2002, as long as the credit facility remains in place. The amended credit agreement expires on November 28, 2002. CornerStone also stated that as a result of its continuing effort to narrow the focus of its Coast Energy Group ("CEG") subsidiary to natural gas liquids in support of core retail propane activities, it is likely to incur a significant non-recurring charge for actions necessary to discontinue certain CEG business segments.

    In addition, CornerStone announced that the board of directors of its managing general partner had determined that it is in the best interest of CornerStone's unitholders to consider strategic opportunities, including a possible sale or merger of CornerStone. We fully support this announced plan to seek strategic options and believe such action is in the best interests of all of CornerStone's unitholders. A special committee of the board of directors of the managing general partner, composed of directors that are not officers of NorthWestern, has been formed and CornerStone has retained Credit Suisse First Boston Corporation to pursue strategic options for CornerStone. As a result of CornerStone's announcements, we will reevaluate the characterization and valuation of our investment in CornerStone and the resulting potential disposal of our investment in CornerStone.

    CornerStone is one of the nation's largest publicly held retail propane distributors, serving more than 465,000 residential, commercial, industrial and agricultural customers from approximately 260 customer service centers in 33 states as of September 30, 2001. CornerStone also participates in the supply, marketing and distribution of propane, other natural gas liquids, crude oil and natural gas to other resellers and end-users through its Coast Energy Group operation. For additional information relating to CornerStone, see the Current Report on Form 8-K, filed by us with the Securities and Exchange Commission on January 22, 2002, and incorporated by reference herein.

RECENT COMMON STOCK OFFERING

    We completed a 3.68 million share common stock offering, including an overallotment option, in October 2001. The offering raised $74.9 million of net proceeds, after expenses and commissions. Approximately $35.0 million of these net proceeds were contributed to our Blue Dot Services subsidiary for the redemption of certain preferred stock and common stock pursuant to existing agreements, and the remainder was used for general corporate purposes, including reducing short-term debt and amounts drawn under our existing credit facility with CIBC.

RECENT OFFERING OF 8 1/4% TRUST PREFERRED SECURITIES

    On December 21, 2001, NorthWestern Capital Financing II sold 4.0 million shares of its 8 1/4% trust preferred securities and on January 15, 2002, NorthWestern Capital Financing II sold an additional 270,000 shares of its 8 1/4% trust preferred securities pursuant to an overallotment option. NorthWestern Capital Financial II used the proceeds from the sale of the 8 1/4% trust preferred securities to purchase $110.1 million aggregate principal amount of our 8 1/4% subordinated debentures due December 15, 2031. The 8 1/4% trust preferred securities are guaranteed by us and will be redeemed when the subordinated debentures are paid either at maturity on December 15, 2031, or upon early redemption. We received approximately $102.9 million in net proceeds from the sale of the subordinated debentures, after paying underwriting commissions and offering expenses totalling approximately $3.9 million. We used these net proceeds for general corporate purposes and to repay a portion of the amounts outstanding under our existing credit facility with CIBC.

                               THE OFFERING--Q&A

WHAT ARE THE TRUST PREFERRED SECURITIES?

    Each trust preferred security represents an undivided beneficial interest in the assets of the trust. The underwriters are offering trust preferred securities at a public offering price of $25 for each trust preferred security. See "Underwriting" in this prospectus supplement.

WHO IS THE TRUST?

    NorthWestern Capital Financing III is a Delaware business trust. The trust will sell its trust preferred securities to the public and its common securities to NorthWestern. The trust will use the proceeds from these sales to buy a
series of    % subordinated debentures due January   , 2032 from NorthWestern
with the same economic terms as the trust preferred securities.

    There will be three trustees of the trust. Two of the trustees are employees or officers of NorthWestern, referred to as the "regular trustees." Wilmington Trust Company will act as the property trustee of the trust and as the Delaware trustee, in each case, until removed or replaced by the holder of the common securities; provided that if an event of default under the trust agreement has occurred and is continuing, the holders of the trust preferred securities, voting as one class, may remove the property trustee or the Delaware trustee. For the purposes of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will also act as indenture trustee under the guarantee.

WHO IS NORTHWESTERN?

    NorthWestern was incorporated in Delaware in 1923. We and our partner entities are energy and communications providers to residential and business customers across North America. Our principal office is located at 125 S. Dakota Avenue, Suite 1100, Sioux Falls, South Dakota 57104, and our telephone number is
(605) 978-2908. We maintain an internet site at http://www.northwestern.com which contains information concerning us and our subsidiaries. The information contained on our internet site is not incorporated by reference in this prospectus supplement or the base prospectus and should not be considered a part of this prospectus supplement or the base prospectus.

WHEN WILL YOU RECEIVE QUARTERLY DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES?

    If you purchase the trust preferred securities, you will be entitled to
receive cumulative cash distributions at an annual rate of    % of the
liquidation amount of $25 per trust preferred security. Distributions will
accumulate from January   , 2002 and will be payable quarterly in arrears on
January   , April   , July   and October   each year, beginning April   , 2002.

WHEN CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

    NorthWestern may, on one or more occasions, defer interest payments on the subordinated debentures for up to 20 consecutive quarterly periods unless an event of default under the subordinated debentures has occurred and is continuing. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period" in this prospectus supplement. A deferral of interest payments cannot extend beyond the stated maturity date of the subordinated
debentures, which is January   , 2032.

    If NorthWestern defers interest payments on the subordinated debentures, the trust will also defer its distributions on the trust preferred securities to you. During this deferral period, distributions will continue to accumulate on
the trust preferred securities at an annual rate of    % of the liquidation
amount of $25 per trust preferred security. Also, the deferred distributions
will themselves accumulate distributions at an annual rate of    %, to the
extent permitted by law. Once NorthWestern makes all deferred interest payments on the subordinated debentures, with accrued interest, it may again defer interest payments on the subordinated debentures if no event of default under the subordinated debentures has then occurred and is continuing.

    During any period in which NorthWestern defers interest payments on the subordinated debentures, NorthWestern will not, with some exceptions, be permitted to:

    - pay a dividend or make any other payment or distribution on its capital stock;

    - redeem, purchase or make a liquidation payment on any of its capital stock;

    - make a principal, premium or interest payment, or repurchase or redeem, any of its debt securities that rank equal with or junior to the subordinated debentures; or

    - make any payments with respect to any guarantee of debt securities of any of its subsidiaries, including other guarantees, if such guarantee ranks equal with or junior to the subordinated debentures.

    If NorthWestern defers interest payments on the subordinated debentures, you will be required to accrue interest income for United States federal income tax purposes before you receive cash distributions. See "Certain United States Federal Income Tax Consequences" and "Risk Factors--Risk Factors Relating to the Trust Preferred Securities--We may defer distributions on the trust preferred securities for substantial periods, but holders would still recognize income for tax purposes during such deferral period" in this prospectus supplement.

WHEN CAN THE TRUST REDEEM THE TRUST PREFERRED SECURITIES?

    The trust will redeem all the outstanding trust preferred securities when
the subordinated debentures are paid either at maturity on January   , 2032, or
upon early redemption.

    NorthWestern will repay the subordinated debentures at maturity on
January   , 2032. NorthWestern may redeem, before their maturity at a redemption price equal to 100% of the principal amount being redeemed plus accumulated and unpaid interest to the date of redemption:

    - all or some of the subordinated debentures on one or more occasions
      anytime on or after January   , 2007; or

    - all but not less than all of the subordinated debentures before
      January   , 2007, if certain changes in tax or investment company law occur or will occur within 90 days, each of which is a "special event." See "Description of the Trust Preferred Securities--Certain Terms of the Trust Preferred Securities--Redemption" in this prospectus supplement.

    If NorthWestern redeems any subordinated debentures before their maturity, the trust will use the cash it receives on the redemption of the subordinated debentures to redeem, proportionately, trust preferred securities and common securities having a total liquidation amount equal to the total principal amount of the subordinated debentures redeemed, unless an event of default under the amended and restated declaration of trust, referred to as the "trust agreement," has occurred and is continuing. In such a case, the trust preferred securities will be redeemed before any common securities. An event of default with respect to the subordinated debentures constitutes an event of default under the trust agreement. See "Description of the Trust Preferred Securities--Certain Terms of the Trust Preferred Securities--Events of default" and "Description of the Guarantee--Events of Default" in this prospectus supplement for a description of an event of default in respect of the subordinated debentures and the guarantee, respectively. The redemption price will be equal to $25 per trust preferred security plus any accumulated distributions.

WHAT IS THE NATURE OF NORTHWESTERN'S GUARANTEE OF THE TRUST PREFERRED
  SECURITIES?

    NorthWestern will fully and unconditionally guarantee the trust preferred securities through a combination of its obligations:

    - to make payments on the subordinated debentures;

    - under its guarantee of the trust preferred securities; and

    - under the trust agreement and its subordinated indenture.

    If NorthWestern does not make a required payment on the subordinated debentures, the trust will not have sufficient funds to make the related payment on the trust preferred securities. The guarantee will be a guarantee on a subordinated basis with respect to the trust preferred securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of the trust preferred securities when the trust does not have funds on hand available to make such payments. In such an event, the remedy of a holder of the trust preferred securities is to:

    - direct the property trustee to enforce the property trustee's rights under the trust agreement or the subordinated debentures and, if the property trustee fails to enforce such rights, to institute, to the fullest extent permitted by law, a proceeding directly against us; or

    - institute a direct action against us to enforce payment of principal and interest payable with respect to an aggregate principal amount of subordinated debentures equal to the aggregate liquidation amount of such holder's trust preferred securities, a "direct action."

    See "Risk Factors--Risk Factors Relating to the Trust Preferred Securities--The ability of the trust to timely pay amounts due on the trust preferred securities is solely dependent upon our making the related payments on the subordinated debentures when due" in this prospectus supplement.

WHEN CAN THE SUBORDINATED DEBENTURES BE DISTRIBUTED TO YOU?

    NorthWestern, as the sponsor of the trust, has the right to dissolve the trust at any time. If NorthWestern exercises this right to dissolve the trust, the trust, after obtaining any required Federal Energy Regulatory Commission or state public utility commission approval, and after satisfying any of its creditors, will be liquidated by distribution of the subordinated debentures to holders of the trust preferred securities and the common securities.

WHAT HAPPENS IF THE TRUST IS DISSOLVED AND THE SUBORDINATED DEBENTURES ARE NOT
  DISTRIBUTED?

    The trust may also be dissolved in circumstances where the subordinated debentures will not be distributed to you. In those situations, after obtaining any required Federal Energy Regulatory Commission or state public utility commission approval, and after satisfying any of its creditors, the trust will be obligated to pay in cash the liquidation amount of $25 for each trust preferred security plus accumulated distributions to the date such payment is made. The trust will be able to make this liquidation distribution only if the subordinated debentures are paid or redeemed by NorthWestern.

WILL THE TRUST PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

    The trust intends to apply to list the trust preferred securities on the New York Stock Exchange under the symbol "NOR PrD." If approved for listing, trading of the trust preferred securities on the New York Stock Exchange is expected to commence within 30 days after the trust preferred securities are first issued. You should be aware that the listing of the trust preferred securities will not necessarily ensure that a liquid trading market will be available for the trust preferred securities or that you will be able to sell your trust preferred securities at the price you paid for them.

    If the trust distributes the subordinated debentures, NorthWestern will use its best efforts to list them on the New York Stock Exchange or any other exchange or other organization on which the trust preferred securities are then listed.

IN WHAT FORM WILL THE TRUST PREFERRED SECURITIES BE ISSUED?

    The trust preferred securities will be represented by one or more global securities that will be deposited with, or on behalf of, and registered in the name of, The Depository Trust Company, New York, New York, or its nominee. This means that you will not receive a certificate for your trust preferred securities. Instead, you will hold your interest through DTC's book-entry-only system. The trust expects that the trust preferred securities will be ready for
delivery through DTC on or about January   , 2002.

WHAT ARE THE CREDIT RATINGS ON THE TRUST PREFERRED SECURITIES?

    In October 2000, Standard & Poor's Ratings Services, Moody's Investors Service, Inc. and Fitch, Inc. placed on review for possible downgrade their credit ratings of NorthWestern after our announcement of the agreement to purchase the MPC Utility. In the fourth quarter of 2001, S&P, Moody's and Fitch announced the downgrade of their ratings on NorthWestern due, among other reasons, to the expected completion of the MPC Utility acquisition.

    Accordingly, we expect the trust preferred securities to be rated "BBB-" by S&P, "Baa3" with a negative outlook by Moody's and "BBB" by Fitch. Our ratings have been obtained with the understanding that S&P, Moody's and Fitch will continue to monitor our credit ratings and will make future adjustments to the extent warranted. A rating reflects only the views of S&P, Moody's and Fitch, as the case may be, and is not a recommendation to buy, sell or hold the trust preferred securities. There is no assurance that any such rating will be retained for any given period of time or that it will not be revised downward or withdrawn entirely by S&P, Moody's and Fitch, as the case may be, if, in their respective judgments, circumstances so warrant.

                                  RISK FACTORS

    YOUR INVESTMENT IN THE TRUST PREFERRED SECURITIES WILL INVOLVE A NUMBER OF RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BELOW, AS WELL AS OTHER INFORMATION INCLUDED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING BASE PROSPECTUS AND THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THE PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THE INFORMATION SET FORTH UNDER "COMPETITION & BUSINESS RISK" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, BEFORE DECIDING WHETHER TO MAKE AN INVESTMENT IN THE TRUST PREFERRED SECURITIES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN OR THAT WE CURRENTLY BELIEVE TO BE LESS SIGNIFICANT MAY ALSO ADVERSELY AFFECT US.

    BECAUSE THE TRUST WILL RELY ON THE PAYMENTS IT RECEIVES ON THE SUBORDINATED DEBENTURES TO FUND ALL PAYMENTS ON THE TRUST PREFERRED SECURITIES, AND BECAUSE THE TRUST MAY DISTRIBUTE THE SUBORDINATED DEBENTURES IN EXCHANGE FOR THE TRUST PREFERRED SECURITIES, YOU ARE MAKING AN INVESTMENT DECISION WITH REGARD TO THE SUBORDINATED DEBENTURES AS WELL AS THE TRUST PREFERRED SECURITIES. YOU SHOULD CAREFULLY REVIEW THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ABOUT BOTH OF THESE SECURITIES.

            RISK FACTORS RELATING TO THE TRUST PREFERRED SECURITIES

OUR OBLIGATIONS UNDER THE SUBORDINATED DEBENTURES AND THE GUARANTEE WILL BE
  DEEPLY SUBORDINATED

    Our obligations under the subordinated debentures are unsecured and will rank junior in priority of payment to our current and future senior indebtedness. This means that we may not make any payments of principal or interest on the subordinated debentures if we default on a payment on our senior indebtedness. For a description of our senior indebtedness and more information on the subordination provisions, see "Description of the Subordinated Debentures--Subordination" in this prospectus supplement. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the subordinated debentures only after all payments had been made on our senior indebtedness. As of September 30, 2001, on a pro forma basis after giving effect to our common stock offering and the offering of 8 1/4% trust preferred securities of NorthWestern Capital Financing II, both as described above, and the offering of trust preferred securities offered by this prospectus supplement and the use of the net proceeds therefrom, the total amount of NorthWestern's senior indebtedness would have been approximately $497.5 million, including approximately $83.4 million of guaranteed indebtedness of NorthWestern's subsidiaries. These amounts do not include approximately $682.6 million of additional non-recourse indebtedness outstanding of NorthWestern's subsidiaries as of September 30, 2001 to which the trust preferred securities would be effectively subordinated to the extent of the assets of those subsidiaries. See "Capitalization" and "Use of Proceeds" in this prospectus supplement.

    The subordinated debentures also will be subordinated to all obligations of our subsidiaries and affiliates. Nothing in the trust preferred securities, the subordinated debentures or the guarantee limits our ability to incur additional indebtedness, including indebtedness that ranks senior to the subordinated debentures and the guarantee.

    Our obligations under the guarantee are unsecured and will rank in priority of payment as follows:

    - junior to all of our senior indebtedness in the same manner as the subordinated debentures;

    - equally with the most senior preferred or preference stock that we may issue; and

    - equally with certain guarantees previously issued by NorthWestern with respect to certain trust preferred securities and with all other guarantees of securities issued by our affiliates similar to the trust preferred securities issued by the trust.

    This means that we cannot make any payments on the guarantee if we default on a payment of any of our senior indebtedness. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the guarantee only after all payments had been made on our senior indebtedness.

    For more information, see "Description of the Subordinated
Debentures--Subordination" and "Description of the Guarantee--Subordination" in this prospectus supplement.

THE ABILITY OF THE TRUST TO TIMELY PAY AMOUNTS DUE ON THE TRUST PREFERRED
  SECURITIES IS SOLELY DEPENDENT UPON OUR MAKING THE RELATED PAYMENTS ON THE SUBORDINATED DEBENTURES WHEN DUE

    The ability of the trust to pay distributions on the trust preferred securities, the redemption price of the trust preferred securities and the liquidation amount of each trust preferred security is solely dependent on our making the related payments on the subordinated debentures when due. If we default on our obligation to pay principal of, including redemption payments, or interest on the subordinated debentures, the trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each trust preferred security. In those circumstances, you will not be able to rely on the guarantee for payment of these amounts because the guarantee covers such payment only when the trust has sufficient funds on hand but fails to make such payment. Instead, you may:

    - seek legal redress against us directly or seek other remedies to collect your proportionate share of payments owed; or

    - rely on the property trustee to enforce the trust's rights under the subordinated debentures.

WE MAY DEFER DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES FOR SUBSTANTIAL
  PERIODS, BUT HOLDERS WOULD STILL RECOGNIZE INCOME FOR TAX PURPOSES DURING SUCH DEFERRAL PERIOD

    As long as no event of default has occurred and is continuing with respect to the subordinated debentures, we have the right under the subordinated indenture, on one or more occasions, to defer interest payments on the subordinated debentures for any period up to 20 consecutive quarters, but not beyond the stated maturity of the subordinated debentures. During each of these deferral periods, the trust will defer payments of distributions on the trust preferred securities in a corresponding amount. If we defer interest payments on the subordinated debentures, you will be required to accrue interest income, even if you use the cash method of accounting, as original issue discount or "OID," in respect of the deferred stated interest allocable to your share of the trust preferred securities for United States federal income tax purposes. As a result, you would be required to include such income in gross income for United States federal income tax purposes before you actually receive any cash attributable to that income. In addition, you would not receive cash from the trust related to such income if you dispose of your trust preferred securities prior to the record date on which deferred distributions of such amounts are made, even if you held the trust preferred securities on the date that the payments would normally be made. See "Certain United States Federal Income Tax Consequences" in this prospectus supplement.

THE TRUST PREFERRED SECURITIES MAY BE REDEEMED BEFORE JANUARY   , 2007 IF
  CERTAIN TAX OR INVESTMENT COMPANY EVENTS OCCUR

    Upon the occurrence and continuation of either a tax event or an investment
company event before January   , 2007, we have the right to redeem the
subordinated debentures in whole, but not in part, within 90 days following the occurrence of such event. If we redeem the subordinated debentures, the trust must redeem the trust preferred securities and the trust common securities. Thus, it is possible that the trust preferred securities could be redeemed
before January   , 2007. The trust will use the cash it receives on any such redemption of the subordinated debentures to redeem an equivalent liquidation amount of the trust preferred securities and the common securities on a proportionate basis, unless an event of default under the trust agreement has occurred and is continuing. In such a case, the trust preferred securities will be redeemed before any common securities. Any redemption will be at a redemption price equal to 100% of the liquidation amount of the trust preferred securities plus accumulated and unpaid distributions to the redemption date. For the definitions of tax event and investment company event, see "Description of the Trust Preferred Securities--Certain Terms of the Trust Preferred Securities--Special event redemption" in this prospectus supplement.

TRUST PREFERRED SECURITIES MAY BE REDEEMED ON OR AFTER JANUARY   , 2007, AT OUR
  OPTION

    At our option, some or all of the subordinated debentures may be redeemed at
any time on or after January   , 2007, at a redemption price equal to 100% of
the principal amount to be redeemed plus any accumulated and unpaid interest to the redemption date. See "Description of the Subordinated Debentures--Redemption" in this prospectus supplement. You should assume that we will exercise our redemption option when prevailing interest rates at the time are lower than the interest rate on the subordinated debentures, so that the redemption proceeds generally will not be able to be reinvested in a comparable security at as high a rate. If we exercise such redemption option, the trust will use the cash it receives upon the redemption of the subordinated debentures to redeem an equivalent liquidation amount of the trust preferred securities and the common securities on a proportionate basis, unless an event of default under the trust agreement has occurred and is continuing. In such a case, the trust preferred securities will be redeemed before any common securities.

    See "Description of the Trust Preferred Securities--Certain Terms of the Trust Preferred Securities--Redemption" in this prospectus supplement.

DISTRIBUTION OF SUBORDINATED DEBENTURES MAY HAVE A POSSIBLE ADVERSE EFFECT ON
  THE TRADING PRICE OF THE TRUST PREFERRED SECURITIES

    We have the right to dissolve the trust at any time. If we exercise this right, the trust, after satisfying any creditors it has, will be liquidated by distribution of the subordinated debentures to holders of the trust preferred securities and the common securities. Under current United States federal income tax laws, a distribution of subordinated debentures to you on the dissolution of the trust would not be a taxable event to you. See "Certain United States Federal Income Tax Consequences--Receipt of subordinated debentures or cash upon liquidation of the trust" in this prospectus supplement.

    We have no current intention of causing the dissolution of the trust and the distribution of the subordinated debentures. However, other than obtaining any required Federal Energy Regulatory Commission or state public utility commission approval and satisfying any of the trust's creditors, there are no restrictions on our ability to do so at any time. We anticipate that we would consider exercising this right in the event that expenses associated with maintaining the trust became substantially greater than currently expected, such as if a special event occurred. We cannot predict the other circumstances under which this right would be exercised.

    Although we will use our best efforts to list the subordinated debentures on the New York Stock Exchange, or any other exchange or organization on which the trust preferred securities are then listed, if they are distributed, we cannot assure you that the subordinated debentures will be approved for listing or that a liquid trading market for the subordinated debentures will be available.

    We cannot predict the market prices for the subordinated debentures that may be distributed. Accordingly, the subordinated debentures that you receive upon a distribution, or the trust preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the trust preferred securities.

    Under current United States federal income tax law, a distribution of subordinated debentures upon dissolution of the trust would not be a taxable event to holders of the trust preferred securities.

If, however, a liquidating distribution occurred and it was determined that the trust was subject to United States federal income tax with respect to amounts received or accrued on the subordinated debentures at the time of such liquidation, then the distribution of the subordinated debentures would be a taxable event to holders of trust preferred securities. Under current United States federal income tax law, the redemption of the subordinated debentures upon the occurrence of a tax event or investment company event or a liquidation in which holders of the trust preferred securities receive cash would be a taxable event to such holders. See "Certain United States Federal Income Tax Consequences--Receipt of subordinated debentures or cash upon liquidation of the trust" in this prospectus supplement.

    Because you may receive subordinated debentures, you should make an investment decision with regard to the subordinated debentures in addition to the trust preferred securities. You should carefully review all the information regarding the subordinated debentures contained in this prospectus supplement and the accompanying base prospectus.

THE LIMITED COVENANTS RELATING TO THE TRUST PREFERRED SECURITIES, THE
  SUBORDINATED DEBENTURES AND THE GUARANTEE DO NOT PROTECT YOU

    The covenants in the governing documents relating to the trust preferred securities, the subordinated debentures and the guarantee are extremely limited. As a result, the governing documents do not protect you in the event of an adverse change in our financial condition or results of operations. You should not consider the terms of the governing documents to be a significant factor in evaluating whether we will be able to comply with our obligations under the subordinated debentures or the guarantee.

GENERAL MARKET CONDITIONS AND DEFERRAL RIGHTS COULD ADVERSELY AFFECT MARKET
  PRICES

    There can be no assurance about the market prices for the trust preferred securities or for the subordinated debentures that may be distributed in exchange for the trust preferred securities if the trust is dissolved. In addition, because of our right to defer interest payments, the market price of the trust preferred securities may be more volatile than the market prices of similar securities that are not subject to these rights. Moreover, any exercise of these rights could cause the market price of the trust preferred securities to decline. Accordingly, the trust preferred securities that you purchase, whether in this offering or in the secondary market, or the subordinated debentures that you may receive on liquidation of the trust, may trade at a discount to the price that you paid for the trust preferred securities. Furthermore, if you dispose of any trust preferred securities or subordinated debentures during a period in which we have deferred payment, when trading prices are likely to be adversely affected by the deferral, you might not receive the same return on your investment as a holder that holds its trust preferred securities until the deferral period ends.

THE MARKET PRICES OF THE TRUST PREFERRED SECURITIES MAY NOT FULLY REFLECT
  ACCRUED INTEREST

    We have no current intention of deferring interest payments on the subordinated debentures. However, if we exercise our right to do so in the future, the trust preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the subordinated debentures. If you sell the trust preferred securities during an interest deferral period or between record dates for any distribution payments, you may not receive the same return on investment as someone else who continues to hold the trust preferred securities and you may nevertheless be required to include as ordinary income for United States federal income tax purposes an amount equal to the accrued but unpaid interest on your proportional interest in the subordinated debentures through the date of sale. You will recognize a capital loss to the extent your selling price, which may not fully reflect the value of accrued but unpaid interest, is less than your adjusted tax basis in the trust preferred securities. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences--Sales of trust preferred securities" in this prospectus supplement.

    In addition, the existence of our right to defer payments of interest on the subordinated debentures may mean that the market price for the trust preferred securities, which represent an undivided beneficial interest in the subordinated debentures, may be more volatile than other securities that do not have this right.

YOU WILL HAVE LIMITED VOTING RIGHTS

    You will have limited voting rights. In general, unless an event of default under the trust agreement has occurred and is continuing, only NorthWestern may elect or remove any of the trustees of the trust, and in no event may holders of the trust preferred securities remove the regular trustees. Notwithstanding the foregoing, no amendment or modification may be made to the trust agreement if due to such amendment or modification:

    - the trust will not be classified as a grantor trust for United States federal income tax purposes;

    - the subordinated debentures will not be treated as our indebtedness; or

    - the trust will be required to register as an "investment company" under the Investment Company Act of 1940, as amended, even if such action adversely affects the interests of such holders.

    See "Description of the Trust Preferred Securities--Certain Terms of the Trust Preferred Securities--Voting rights" and "--Modification of the Trust Agreement" in this prospectus supplement.

THERE IS NO PRIOR MARKET FOR THE TRUST PREFERRED SECURITIES

    The trust preferred securities constitute a new issue of securities with no established trading market. Although the trust preferred securities will be listed on the New York Stock Exchange, a listing does not guarantee that a trading market for the trust preferred securities will develop or, if a trading market for the trust preferred securities does develop, the depth of that market and the ability of holders to sell their trust preferred securities easily.

TAX LAWS MAY CHANGE

    Certain tax law changes have been proposed from time to time which could affect the deductibility of interest paid on the subordinated debentures. None of these proposals has become law. If they were to become law, however, that event could result in the early redemption of the trust preferred securities.

                      RISK FACTORS RELATING TO THE COMPANY

THERE ARE UNCERTAINTIES AND DELAYS RELATING TO OUR RECEIPT OF REGULATORY
  APPROVALS FOR THE ACQUISITION OF THE MPC UTILITY

    The consummation of the acquisition of the MPC Utility is conditioned upon receiving necessary regulatory approval and other closing conditions. See "Summary--Recent Developments." The transaction remains subject to Hart-Scott-Rodino clearance and the approval of the MPSC, as well as the satisfaction of customary closing conditions. We initially filed notification, and on January 17, 2001 received early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Because this initial notification expired one year following the grant of early termination, we refiled an application under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on January 10, 2002, and again requested early termination of the waiting period. The new waiting period will expire on February 11, 2002 at 11:59 pm, unless our request for early termination is granted before then or the waiting period is extended by a request for additional information or documentary material. While the MPSC has set
January 31, 2002 as the date by which it expects to issue its decision regarding the MPC Utility acquisition, there can be no assurance as to whether the MPSC will grant its approval of the acquisition, whether the terms of any approval will be acceptable to the parties or whether the other closing conditions will be satisfied. We will not be obligated to close the acquisition of the MPC Utility if the terms or conditions of such approvals, or if any other event occurs which, would have a material adverse effect on the MPC Utility or NorthWestern.

    Additionally, if the MPC Utility acquisition is not consummated by March 31, 2002, we or Montana Power may unilaterally terminate the acquisition. Failure to receive timely approval from the MPSC or to satisfy the other closing conditions, therefore, could result in the termination of the MPC Utility acquisition.

OUR GROWTH STRATEGY IS SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING THOSE
  RELATED TO THE INTEGRATION OF ACQUIRED BUSINESSES

    Our growth strategy is subject to certain risks and uncertainties, including the future availability of market capital to fund development and acquisitions, our ability to develop new growth initiatives, our response to increased competition, our ability to attract, retain and train skilled team members, governmental regulations and general economic conditions relating to the economy and capital markets. Many of our acquisitions involve the issuance of common stock in subsidiaries which create minority interests against which operating losses, if any, are allocated to the extent of basis. If such subsidiaries incur operating losses in excess of available minority interest basis, our share of any such losses will be recognized in our operating results. Our acquisition activities involve the risk of successfully transitioning, integrating and managing acquired companies, including assessing the adequacy and efficiency of information systems, business processes and related support functions, and realizing cost savings and efficiencies from integrated companies in excess of any related restructuring charges. In particular, Expanets is subject to certain risks associated with its continuing integration of the significant acquisition of the Growing and Emerging Markets, or GEM, division of Lucent
Technologies, Inc., including reliance upon transition services agreements entered into with the seller, substantial investments in corporate infrastructure systems to enable Expanets to terminate such transition services agreements, the successful integration of the much larger GEM business with the existing Expanets business, and the successful transition of the historical GEM sales from voice equipment to relatively higher margin integrated voice and data services solutions in the face of softness in the communications and data sectors generally. We have taken and continue to take steps to address and mitigate such risks at each of our operating companies; however, there can be no assurances that such efforts will be sufficient to meet our future needs.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    On one or more occasions, we may make statements regarding our assumptions, projections, expectations, intentions or beliefs about future events.

    Words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "will likely result," "will continue" or similar expressions identify forward-looking statements.

    Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, but there can be no assurance that our projections will be achieved or accomplished before and after giving effect to the acquisition of the MPC Utility.

    In addition to other factors and matters discussed elsewhere in our most recent quarterly and annual reports that we file with the SEC, and which are incorporated by reference into the registration statement of which this prospectus supplement and the accompanying base prospectus form a part, some important factors that could cause actual results or outcomes for NorthWestern to differ materially from those discussed in forward-looking statements include:

    - the adverse impact of weather conditions;

    - unscheduled generation outages;

    - maintenance or repairs;

    - unanticipated changes to fossil fuel or gas supply costs or availability due to higher demand, shortages, transportation problems or other developments;

    - developments in the federal and state regulatory environment and the terms associated with obtaining regulatory approvals;

    - the rate of growth and economic conditions in our service territories and those of our subsidiaries;

    - the speed and degree to which competition enters our businesses;

    - the timing and extent of changes in interest rates and fluctuations in energy-related commodity prices;

    - risks associated with acquisitions, transition and integration of acquired companies;

    - availability of minority interest basis for loss allocation purposes;

    - changes in customer usage patterns and preferences;

    - changing conditions in the economy, capital markets and other factors identified from time to time in our filings with the SEC; and

    - events, conditions or circumstances that preclude or materially delay the completion of the acquisition of the MPC Utility.

    Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on its business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                       NORTHWESTERN CAPITAL FINANCING III

GENERAL

    The trust is a statutory business trust created under Delaware law pursuant to a declaration of trust and a certificate of trust, as filed with the Secretary of State of the State of Delaware on June 19, 1995. The declaration of trust will be amended and restated in its entirety (referred to as the "trust agreement"), substantially in the form filed with the SEC by NorthWestern and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying base prospectus form a part. The trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. Upon issuance of the trust preferred securities, the purchasers thereof will own all the trust preferred securities. NorthWestern will directly or indirectly acquire common securities in a total liquidation amount equal to at least 3% of the total capital of the trust and will own all the issued and outstanding common securities. The trust exists for the exclusive purposes of:

    - issuing the trust preferred securities and the common securities representing undivided beneficial interests in the assets of the trust;

    - investing the gross proceeds of the trust preferred securities and the common securities in the subordinated debentures; and

    - engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

    The trust has a term of approximately 55 years, but may be dissolved earlier as provided in the trust agreement.

    Pursuant to the trust agreement, the number of trustees initially will be three. Two of the trustees are employees or officers of NorthWestern, referred to as "regular trustees." Wilmington Trust Company, a Delaware banking corporation, will serve as property trustee under the trust agreement, as indenture trustee for the purposes of the Trust Indenture Act, and as Delaware trustee. The property trustee and the Delaware trustee may at any time be removed or replaced by the holder of the common securities; if an event of default under the trust agreement has occurred and is continuing, the holders of the trust preferred securities, voting as one class, may remove the property trustee or the Delaware trustee. For purposes of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will also act as indenture trustee under the guarantee. See "Description of the Guarantee" in this prospectus supplement.

    The property trustee will hold title to the subordinated debentures for the benefit of the trust and the holders of the trust preferred securities and common securities. So long as the subordinated debentures are held by the trust, the property trustee will have the power to exercise all rights, powers and privileges of a holder of subordinated debentures under the subordinated indenture. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the subordinated debentures for the benefit of the holders of the trust preferred securities and common securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust preferred securities and common securities out of funds from the property account. The trustee of the guarantee will hold the guarantee for the benefit of the holders of the trust preferred securities. NorthWestern, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any trustee, subject to the limitations set forth in the trust agreement, and to increase or decrease the number of trustees. NorthWestern will pay all fees, expenses, debts and obligations, other than with respect to the trust preferred securities and common securities, related to the trust and the offering of the trust preferred securities.

    The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the trust agreement, the Delaware Business Trust Act, the subordinated indenture and the Trust Indenture Act of 1939. See "Description of the Trust Preferred Securities" in this prospectus supplement.

                                 CAPITALIZATION

    The following table shows our unaudited consolidated short-term debt and capitalization at September 30, 2001:

    - on an actual basis;

    - as adjusted to give effect to the recent common stock offering and the application of the net proceeds therefrom discussed under "Summary--Recent Developments--Recent common stock offering;"

    - as further adjusted to give effect to the recent offering of 8 1/4% trust preferred securities of NorthWestern Capital Financing II and the application of the net proceeds therefrom discussed under "Summary--Recent Developments--Recent offering of 8 1/4% trust preferred securities;"

    - as further adjusted to give effect to the sale of the trust preferred securities offered by this prospectus supplement, assuming the overallotment option described in "Underwriting" in this prospectus supplement is not exercised, and the application of the net proceeds from this offering discussed under "Use of Proceeds;" and

    - as further adjusted to give effect to the proposed acquisition of the MPC Utility and our initial financing of that acquisition discussed under "Summary--Recent Developments--Agreement to acquire The Montana Power Company's utility business."

    The following data should be read in conjunction with "Use of Proceeds," "Selected Historical Financial Data of NorthWestern Corporation," "Unaudited Pro Forma Combined Financial Information," "Montana Power Company Utility Unaudited Pro Forma Combined Condensed Financial Data," the consolidated financial statements and notes thereto of NorthWestern incorporated by reference herein and the combined financial statements and notes thereto of the Utility of The Montana Power Company filed by us on a Current Report on Form 8-K, dated December 12, 2001, as amended, and incorporated by reference herein.

                                                                        At September 30, 2001
                                    ---------------------------------------------------------------------------------------------
                                                                        AS FURTHER
                                                                       ADJUSTED FOR
                                                                    OFFERING OF 8 1/4%     AS FURTHER ADJUSTED
                                                                     TRUST PREFERRED       FOR TRUST PREFERRED      AS FURTHER
                                                 AS ADJUSTED FOR      SECURITIES OF       SECURITIES OFFERED BY    ADJUSTED FOR
                                                  COMMON STOCK         NORTHWESTERN          THIS PROSPECTUS        MPC UTILITY
                                      ACTUAL        OFFERING       CAPITAL FINANCING II        SUPPLEMENT           ACQUISITION
                                    ----------   ---------------   --------------------   ---------------------   ---------------
                                                                             (unaudited)
                                                                           (in thousands)
SHORT-TERM DEBT:
Short-term debt (including current
  portion of long-term debt)......     $13,000          $5,000              $5,000                  $5,000              $8,399
Short-term debt of subsidiaries--
  nonrecourse (including current
  portion of long-term debt and
  capital leases).................     274,245         274,245             274,245                 274,245             274,245

CAPITALIZATION:
Long-term debt....................     586,350         584,550             481,663                 409,125           1,430,726
Long-term debt of subsidiaries--
  nonrecourse.....................     491,765         491,765             491,765                 491,765             491,765
Minority interest in
  subsidiaries....................     234,552         199,552             199,552                 199,552             199,552
Company obligated mandatorily
  redeemable security of trust
  holding solely parent
  debentures......................      87,500          87,500             194,250                 269,250             334,250
Nonredeemable cumulative preferred
  stock...........................       2,600           2,600               2,600                   2,600               2,600
Redeemable cumulative preferred
  stock...........................       1,150           1,150               1,150                   1,150               1,150
Common stock equity...............     331,793         406,665             406,665                 406,665             406,665
                                    ----------      ----------          ----------              ----------          ----------
  Total short-term debt and
    capitalization................  $2,022,955      $2,053,027          $2,056,890              $2,059,352          $3,149,352
                                    ==========      ==========          ==========              ==========          ==========

                              ACCOUNTING TREATMENT

    For financial reporting purposes, the trust will be treated as a subsidiary of NorthWestern, and, accordingly, the accounts of the trust will be included in the consolidated financial statements of NorthWestern. The trust preferred securities will be included in the consolidated balance sheets of NorthWestern, and appropriate disclosures about the trust preferred securities, the guarantee and the subordinated debentures will be included in the notes to NorthWestern's consolidated financial statements. For financial reporting purposes, distributions on the trust preferred securities will be recorded in the consolidated statements of income of NorthWestern.

                                USE OF PROCEEDS

    The proceeds to the trust, without giving effect to expenses of the offering payable by NorthWestern or any compensation payable to the underwriters, from the offering of the trust preferred securities will be $75.0 million, or $86.3 million if the overallotment option described in "Underwriting" in this prospectus supplement is exercised in full. All the proceeds from the sale of the trust preferred securities will be invested by the trust in the subordinated debentures. NorthWestern expects to receive approximately $72.5 million in net proceeds from the sale of the subordinated debentures, after paying the underwriting commission and approximately $100,000 of estimated offering expenses, or approximately $83.4 million if the overallotment option described in "Underwriting" in this prospectus supplement is exercised in full.

    We intend to use the net proceeds to be received from the sale of the subordinated debentures for general corporate purposes and to repay a portion of the amounts outstanding under our existing credit facility with CIBC. We borrowed and may reborrow the indebtedness outstanding under our existing credit facility with CIBC for general corporate purposes, including the repayment of indebtedness, capital expenditures, working capital and other investments in, or acquisitions of, businesses and assets.

    As of September 30, 2001, we had $195 million outstanding under our existing credit facility with CIBC. The weighted average interest rate of our outstanding debt under the existing credit facility with CIBC was approximately 7.5% per annum for the year ended December 31, 2000 and approximately 4.4% per annum for the nine months ended September 30, 2001. Our existing credit facility with CIBC expires on January 1, 2003. Pending application of the net proceeds for specific purposes, we may invest them in short-term or marketable securities. See "Underwriting." We intend to pay off the remaining amounts outstanding under our existing credit facility with CIBC prior to the closing of our acquisition of the MPC Utility with the proceeds from our new credit agreement as described in "Summary--Recent Developments--New Credit Facility" in this prospectus supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

SEC RATIO CALCULATION

    The following table sets forth our historical and pro forma adjusted ratios of earnings to fixed charges for the periods indicated. The historical ratios are prepared on a consolidated basis in accordance with accounting principles generally accepted in the United States and, therefore, reflect all consolidated earnings, which include losses before allocation to minority interests, and fixed charges, which include fixed charges associated with non-recourse obligations of our consolidated subsidiaries. The pro forma adjusted ratio of earnings to fixed charges reflects our common stock offering in October 2001 and the use of the net proceeds therefrom, the offering of 8 1/4% trust preferred securities of NorthWestern Capital Financing II and the use of the net proceeds therefrom, the sale of the trust preferred securities offered by this prospectus supplement and the use of the net proceeds therefrom, assuming the overallotment option described in "Underwriting" in this prospectus supplement is not exercised, and our pending acquisition of the MPC Utility and our initial financing of that acquisition, all as of the dates indicated and as more fully described in "Unaudited Pro Forma Combined Financial Information."

    For the purpose of calculating such ratios, "earnings" consist of income from continuing operations before income taxes before allocation of net losses to minority interests, and "fixed charges" consist of interest on all indebtedness, including trust preferred securities distribution requirements, amortization of debt expense and the percentage of rental expense on operating leases deemed representative of the interest factor. Results for the nine months ended September 30, 2001 are not necessarily indicative of results that may be expected for a full fiscal year.

    The deficiency of one-to-one coverage was $90.5 million for the actual nine months ended September 30, 2001; $67.5 million for the pro forma adjusted nine months ended September 30, 2001; and $3.2 million for the actual year ended December 31, 2000.

                                               NINE MONTHS
                                                  ENDED                     YEAR ENDED DECEMBER 31,
                                              SEPTEMBER 30,   ----------------------------------------------------
                                                  2001          2000       1999     1998(1)    1997(1)    1996(1)
                                              -------------   --------   --------   --------   --------   --------
                                               (unaudited)
Ratio of earnings to fixed charges..........      (0.27)        0.96       1.69       2.15       2.42       2.82
Pro forma adjusted ratio of earnings to
  fixed charges.............................       0.46         1.08         --         --         --         --

(1) The ratios presented above have been adjusted to reflect certain reclassifications in NorthWestern's historical consolidated statements of income. As a result, these ratios differ from the ratios appearing under the heading "Ratio of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Dividends" in the accompanying base prospectus. When making an investment decision on the trust preferred securities, investors should consider the above ratios in lieu of the ratios in the accompanying base prospectus.

NORTHWESTERN MODIFIED RATIO CALCULATION

    The following table sets forth modified ratios of earnings to fixed charges for the periods indicated below. For the purpose of calculating such modified ratios, "earnings" and "fixed charges" shall be calculated as described above; provided, however, each definition is adjusted to exclude the fixed charges related to debt of our subsidiaries that is non-recourse to us and exclude net losses allocated to minority interests. The following modified ratios of earnings to fixed charges do, however, include our share of net earnings of, and the income from our preferred stock investments in, these subsidiaries. Our subsidiaries are legally distinct from us. They have no obligation to make funds available to us to service our debt except for dividend payments on our preferred stock investments in those subsidiaries and payments of principal and interest on intercompany loans from us to those subsidiaries. Their ability to pay dividends, repay intercompany loans or make other distributions may be restricted by, among other things, the availability of funds, the terms of credit and debt arrangements entered into by them, as well as statutory and other legal restrictions.

    You should not construe the following modified ratios of earnings to fixed charges as an alternative to our actual ratio of earnings to fixed charges calculated in accordance with accounting principles generally accepted in the United States presented above. Because our modified ratios of earnings to fixed charges excludes fixed charges related to the non-recourse debt of our subsidiaries and net losses allocated to minority interests and is not calculated in accordance with accounting principles generally accepted in the United States nor in accordance with Item 503(d) of Regulation S-K, it may not be comparable to other similarly titled ratios of other companies. Results for the nine months ended September 30, 2001 are not necessarily indicative of results that may be expected for a full fiscal year.

                                                    NINE MONTHS
                                                       ENDED                     YEAR ENDED DECEMBER 31,
                                                   SEPTEMBER 30,   ----------------------------------------------------
                                                       2001          2000       1999       1998       1997       1996
                                                   -------------   --------   --------   --------   --------   --------
                                                    (unaudited)
Ratio of earnings to fixed charges...............       1.54         2.10       3.09       3.06       3.30       2.89
Pro forma adjusted ratio of earnings to fixed
  charges........................................       1.47         1.52         --         --         --         --

         SELECTED HISTORICAL FINANCIAL DATA OF NORTHWESTERN CORPORATION

    The selected financial information presented below for each of the five years in the period ended December 31, 2000 is derived from the audited consolidated financial statements contained in our Annual Reports on Form 10-K for the years ended December 31, 1998, 1999 and 2000. The selected financial information for the nine month periods ended September 30, 2000 and 2001 is derived from the unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, which, in the opinion of our management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for such periods. Results for the nine-months ended September 30, 2001 are not necessarily indicative of results that may be expected for the entire year.

    You should read the following tables in conjunction with "Capitalization" and the consolidated financial statements and notes thereto of NorthWestern incorporated by reference herein. The information in the table below does not reflect the acquisition of the MPC Utility. See "Unaudited Pro Forma Combined Financial Information" and the combined financial statements and notes thereto of The Utility of the Montana Power Company filed by us on a Current Report on Form 8-K, dated December 12, 2001, as amended, and incorporated by reference herein.

                                                                                               NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                           --------------------------------------------------------------   -----------------------
                              1996         1997         1998         1999         2000         2000         2001
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                                                  (unaudited)
                                                   (in thousands, except per share amounts)
INCOME STATEMENT DATA:
Operating revenues.......    $344,009     $918,070   $1,187,187   $3,004,340   $7,132,090   $4,582,232   $3,440,336
Operating income
  (loss).................      50,418       58,997       67,542       79,556       41,272       37,912      (42,639)
Net income...............      26,054       26,264       30,391       44,663       49,553       33,888       39,441
Dividends on preferred
  stock..................         550          212          191          191          191          144          144
Earnings on common
  stock..................      22,863       23,411       27,086       37,871       42,761       28,794       34,347
Basic earnings per common
  share(1)...............        1.28         1.31         1.45         1.64         1.85         1.25         1.46
Diluted earnings per
  common share(1)........        1.28         1.31         1.44         1.62         1.83         1.23         1.45

BALANCE SHEET DATA:
Total assets.............  $1,113,716   $1,106,123   $1,728,474   $1,956,761   $2,898,070   $2,537,465   $2,623,284
Long-term debt (excluding
  long-term debt
  maturities due within
  one year)..............     424,413      425,281      588,875      783,107    1,083,565    1,014,687    1,078,115
Short-term debt
  (including long-term
  debt maturities due
  within one year).......       1,244        7,814       31,614       49,870       57,263       53,147      287,245
Preferred stock:
  Not subject to
    mandatory
    redemption...........       3,750        3,750        3,750        3,750        3,750        3,750        3,750
  Subject to mandatory
    redemption...........      32,500       32,500       87,500       87,500       87,500       87,500       87,500
Common equity............     163,805      166,596      282,101      300,156      319,201      308,864      331,793

--------------------------

(1) Adjusted for a two-for-one stock split in May 1997.

                     SELECTED UNAUDITED PRO FORMA COMBINED
                            CONDENSED FINANCIAL DATA

    The following table presents our selected unaudited pro forma combined condensed financial data for the year ended December 31, 2000 and as of and for the nine months ended September 30, 2001. The following selected unaudited pro forma combined condensed financial data reflects our common stock offering in October 2001 and the use of the net proceeds therefrom, the offering of 8 1/4% trust preferred securities of NorthWestern Capital Financing II and the use of the net proceeds therefrom, the sale of the trust preferred securities offered by this prospectus supplement and the use of the net proceeds therefrom, assuming the overallotment option described in "Underwriting" in this prospectus supplement is not exercised, and our pending acquisition of the MPC Utility and our initial financing of that acquisition, all as of the dates indicated and as more fully described in "Unaudited Pro Forma Combined Financial Information."

    The selected unaudited pro forma combined condensed financial data are based upon currently available information and assumptions that our management believes are reasonable. The selected unaudited pro forma combined condensed financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial condition of the company that would have occurred had the transactions occurred at the periods presented, nor are the selected unaudited pro forma combined condensed financial data necessarily indicative of future operating results or the financial position of the combined company. Pro forma results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for a full year.

    You should read the following tables in conjunction with "Capitalization," "Selected Historical Financial Data of NorthWestern Corporation," "Unaudited Pro Forma Combined Financial Information," "Montana Power Company Utility Unaudited Pro Forma Combined Condensed Financial Data," the financial statements and notes thereto of NorthWestern incorporated by reference herein and the combined financial statements and notes thereto of The Utility of The Montana Power Company filed by us on a Current Report of Form 8-K, dated December 12, 2001, as amended, and incorporated by reference herein.

                                                              PRO FORMA FOR THE    PRO FORMA FOR THE
                                                                 YEAR ENDED        NINE MONTHS ENDED
                                                              DECEMBER 31, 2000    SEPTEMBER 30, 2001
                                                              -----------------   --------------------
                                                                            (unaudited)
                                                                           (in thousands)
INCOME STATEMENT DATA
Operating revenues..........................................     $ 7,760,234          $ 3,930,987
Gross margin................................................       1,145,054              898,736
Operating income............................................         109,605               32,458
Interest expense............................................        (124,804)            (104,703)
Minority interests..........................................          73,436              126,956
Net income..................................................          79,024               68,829
                                                                                        PRO FORMA
                                                                                  AT SEPTEMBER 30, 2001
                                                                                  ----------------------
                                                                                       (unaudited)
                                                                                      (in thousands)
BALANCE SHEET DATA
ASSETS:
  Cash and cash equivalents....................................................            $121,072
  Other current assets.........................................................             733,417
  Property, plant and equipment, net...........................................           1,898,414
  Goodwill and other intangible assets, net....................................           1,113,466
  Other assets.................................................................             434,977
                                                                                        -----------
    Total assets...............................................................         $ 4,301,346
                                                                                        ===========
LIABILITIES AND EQUITY:
  Current maturities of long-term debt.........................................              $8,399
  Short-term debt of subsidiaries--nonrecourse (including current maturities of
    long-term debt)............................................................             274,245
  Other current liabilities....................................................             665,915
  Long-term debt...............................................................           1,430,726
  Long-term debt of subsidiaries--nonrecourse..................................             491,765
  Other liabilities............................................................             486,079
  Minority interests...........................................................             199,552
  Preferred stock, preference stock and preferred securities...................             338,000
  Common equity................................................................             406,665
                                                                                        -----------
    Total liabilities and equity...............................................         $ 4,301,346
                                                                                        ===========

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

    Set forth below is a description of the specific terms of the trust preferred securities. This description supplements the description of the general terms and provisions of the trust preferred securities set forth in the accompanying base prospectus under the caption "Description of the Trusts' Preferred Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying base prospectus, the trust agreement, the form of which is incorporated as an exhibit to the registration statement of which this prospectus supplement and the accompanying base prospectus form a part, and the Trust Indenture Act of 1939.

CERTAIN TERMS OF THE TRUST PREFERRED SECURITIES

DISTRIBUTIONS

    The trust preferred securities represent undivided beneficial interests in the assets of the trust. The only assets of the trust will be the subordinated debentures. Distributions on the trust preferred securities are cumulative and
will accumulate from January   , 2002, at the annual rate of    % of the $25
liquidation amount of each trust preferred security. Distributions will be
payable quarterly in arrears on January   , April   , July   and October   of
each year, beginning April   , 2002. Distributions not paid when due will
themselves accumulate distributions at the annual rate of    %, to the extent
permitted by law. When we refer to any payment of distributions, any such additional distributions are included. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed in such 90-day quarterly period.

    If distributions are payable on a date that is not a business day, as defined below, payment will be made on the next business day, and without any interest or other payment in respect of such delay. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A "business day" means any day other than a Saturday or a Sunday or a day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

DEFERRAL OF DISTRIBUTIONS

    So long as no event of default has occurred and is continuing under the subordinated debentures, we may, on one or more occasions, defer interest payments on the subordinated debentures to the trust for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend beyond the stated maturity date of the subordinated debentures. If we defer interest payments on the subordinated debentures, the trust will also defer quarterly distributions on the trust preferred securities to you. During a deferral period, the amount of distributions due to you would continue to accumulate and such deferred distributions will themselves accumulate distributions at the rate stated above, to the extent permitted by law.

    Once we make all deferred interest payments on the subordinated debentures, with accrued interest, we may again defer interest payments on the subordinated debentures if no event of default under the subordinated debentures has then occurred and is continuing. If distributions are deferred, the deferred distributions, including accumulated additional distributions thereon, shall be paid to holders of record of the trust preferred securities as they appear on the books and records of the trust on the record date following the termination of this deferral period.

    We have no current intention of deferring interest payments on the subordinated debentures. See "Description of the Subordinated
Debentures--Interest Rate and Maturity" and "--Option to Extend Interest Payment Period" in this prospectus supplement.

    The trust's funds available for distribution to the holders of the trust preferred securities will be limited to payments received from us on the subordinated debentures. See "Description of the Subordinated Debentures" in this prospectus supplement. The guarantee does not cover payments on the trust preferred securities when the trust does not have sufficient funds to make such payments. See "Description of the Guarantee" in this prospectus supplement.

PAYMENT OF DISTRIBUTIONS

    Distributions on the trust preferred securities will be payable to holders named on the securities register of the trust on the relevant record date. As long as the trust preferred securities remain in book-entry form, the record date for the payment of distributions will be one business day before the relevant payment date. These distributions will be paid through the property trustee, which will hold amounts received in respect of the subordinated debentures in the property account for the benefit of the holders of the common securities and trust preferred securities. Subject to any applicable laws and regulations and the provisions of the trust agreement, each such payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. If the trust preferred securities are ever issued in definitive form, the record date for the payment of distributions will be 15 business days before the relevant payment date, even if that day is not a business day.

    As long as the trust preferred securities remain in book-entry form, payments on the trust preferred securities will be made in immediately available funds to DTC, the depositary for the trust preferred securities. If the trust preferred securities are ever issued in definitive form, payment of distributions on the trust preferred securities will be made by check mailed on or before the due date to the holders thereof on the relevant record date.

REDEMPTION

    We will repay the subordinated debentures at maturity on January   , 2032.
We may, before their maturity, redeem:

    - all or some of the subordinated debentures on one or more occasions any
      time on or after January   , 2007; and

    - all but not some of the subordinated debentures before January   , 2007,
      if certain changes in tax or investment company law occur or will occur within 90 days (each of which is a "special event" more fully described below).

    When we repay some or all of the subordinated debentures, either at maturity
on January   , 2032 or upon early redemption, the trust will use the cash it receives upon the redemption of the subordinated debentures to redeem a like liquidation amount of the trust preferred securities and, unless an event of default under the trust agreement has occurred and is continuing, the common securities. The trust preferred securities and common securities, if applicable, will be redeemed at a price equal to their liquidation amount of $25 per security plus accumulated and unpaid distributions, if any. The redemption price for the subordinated debentures is 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "Description of the Subordinated Debentures--Redemption" in this prospectus supplement.

    If less than all the trust preferred securities and common securities are to be redeemed in situations where common securities may be redeemed consistent with the provisions described below under "--Subordination of common securities," then the total liquidation amount of trust preferred securities and common securities to be redeemed will be allocated proportionately based on the liquidation amount of the outstanding trust preferred securities and the common securities.

SPECIAL EVENT REDEMPTION

    Upon the occurrence of a tax event or an investment company event as defined below, we may redeem all but not some of the subordinated debentures, within 90 days following the occurrence of the special event.

    "Tax event" means that the trust has received an opinion of counsel experienced in such matters to the effect that, as a result of any:

    - amendment to, or change (including any announced proposed change) in, the laws or regulations of the United States or any political subdivision or taxing authority affecting taxation; or

    - official or administrative pronouncement or action, or judicial decision, interpreting or applying such laws or regulations,

where such change or amendment becomes effective, or such pronouncement, action or decision is announced or occurs, on or after the date of this prospectus supplement, there is more than an insubstantial risk that:

    - the trust is or, within 90 days of the date of such opinion, would be subject to United States federal income tax with respect to interest accrued or received on the subordinated debentures;

    - interest payable by us on the subordinated debentures is not or, within 90 days of the date of such opinion, would not be deductible by us in whole or in part for United States federal income tax purposes; or

    - the trust is or, within 90 days of the date of such opinion, would be subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

    "Investment company event" means that the trust has received an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of an amendment to or change, including any announced prospective change, in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" under the Investment Company Act of 1940, as amended, that is required to be registered under this law, which change becomes effective on or after the date of this prospectus supplement.

REDEMPTION PROCEDURES

    The trust may not redeem fewer than all of the outstanding trust preferred securities unless all accumulated and unpaid distributions have been paid on all trust preferred securities for all quarterly distribution periods terminating on or prior to the redemption date.

    Trust preferred securities redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of subordinated debentures. Redemptions of the trust preferred securities shall be made, and the redemption price shall be payable, on each redemption date only to the extent that the trust has funds then on hand and legally available for the payment of such redemption price. Furthermore, if an event of default has occurred and is continuing under the trust agreement, no payments may be made on the common securities unless all unpaid amounts on the trust preferred securities have been provided for or paid in full. See "--Subordination of common securities" below. The trust will give you at least 30 days, but not more than 60 days, written notice before any redemption of trust preferred securities. If the trust gives a notice of redemption in respect of the trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, in the case of trust preferred securities held in book-entry form, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities. With respect to trust preferred securities not held in book-entry form, the property trustee will pay the relevant redemption price to the holders of the trust preferred securities by check mailed to the address of the relevant holder appearing on the books and records of the trust on the redemption date. Distributions to be paid on or before the redemption date for any trust preferred securities called for redemption will be payable to the holders on the record dates for the related dates of distribution.

    Once notice of redemption is given and funds are irrevocably deposited, distributions on the trust preferred securities will cease to accumulate immediately prior to the close of business on the date of such deposit, and all rights of the holders of the trust preferred securities called for redemption will cease, except for the right to receive the redemption amount, but without interest on such redemption amount.

    If any redemption date is not a business day, then the redemption amount will be payable on the next business day and without any interest or other payment in respect of any such delay.

    If payment of the redemption amount for any trust preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by us, distributions on the trust preferred securities will continue to accumulate at the applicable rate from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

    In compliance with applicable law, including the United States federal securities laws, we or our affiliates may, at any time and from time to time, purchase outstanding trust preferred securities by tender, in the open market, or by private agreement, and may resell such securities.

SUBORDINATION OF COMMON SECURITIES

    Payment of distributions on, and the redemption and liquidation amount of, the trust preferred securities and the common securities will be made proportionately based on the total liquidation amounts of the trust preferred securities and the common securities. However, if an event of default has occurred and is continuing under the trust agreement, no payments may be made on the common securities unless all unpaid amounts on the trust preferred securities have been provided for or paid in full.

    If an event of default has occurred and is continuing under the trust agreement, the common securities holder will be deemed to have waived any right to take any action with respect to the event of default until the event of default has been cured, waived or eliminated. Until any event of default has been cured, waived or eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities, and these holders will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    The amount payable on the trust preferred securities in the event of any liquidation of the trust is $25 per trust preferred security plus accumulated and unpaid distributions, which may be in the form of a distribution of such amount in subordinated debentures. The holder of all the outstanding common securities has the right at any time to direct the property trustee to dissolve the trust and, after satisfaction of liabilities to creditors of the trust, if any, as provided by applicable law, to cause the subordinated debentures to be distributed to the holders of the trust preferred securities and common securities in liquidation of the trust. Pursuant to the trust agreement, the trust will automatically dissolve upon expiration of its term on June 19, 2050, or, if earlier, on the first to occur of:

    - certain events of bankruptcy, dissolution or liquidation of us or the holder of the common securities;

    - the distribution of a like amount of the subordinated debentures to the holders of the common securities and trust preferred securities, if the holder of common securities has given written direction to the property trustee to dissolve the trust, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holder of common securities;

    - the repayment of all the trust preferred securities in connection with the redemption of all the common securities and trust preferred securities as described under "--Redemption" above; and

    - the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

    If dissolution of the trust occurs as described in the first, second or fourth clause above, the trust will be liquidated by the property trustee as expeditiously as the property trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the trust, if any, as provided by applicable law and obtaining any required Federal Energy Regulatory Commission or state public utility commission approval, to the holders of such common securities and trust preferred securities a like amount of the subordinated debentures, unless such distribution is not practical, in which event such holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of the trust, if any, as provided by applicable law, an amount equal to, in the case of holders of trust preferred securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If such liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on its trust preferred securities shall be paid on a pro rata basis. The holder of the common securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the trust preferred securities, except that if an event of default under the trust agreement has occurred and is continuing, the trust preferred securities shall have a priority over the common securities. See "--Subordination of common securities" above.

    After the liquidation date is fixed for any distribution of subordinated debentures:

    - the trust preferred securities will no longer be deemed to be outstanding;

    - DTC or its nominee, as the registered holder of the trust preferred securities, will receive a registered global certificate or certificates representing the subordinated debentures to be delivered upon such distribution with respect to trust preferred securities held by DTC or its nominee; and

    - any certificates representing the trust preferred securities not held by DTC or its nominee will be deemed to represent the subordinated debentures having a principal amount equal to the stated liquidation amount of the trust preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities until such certificates are presented to the security registrar for the common securities and trust preferred securities for transfer or reissuance.

EVENTS OF DEFAULT

    An event of default under the subordinated indenture constitutes an event of default under the trust agreement with respect to the trust preferred securities. However, the holder of the common securities will be deemed to have waived any event of default under the trust agreement with respect to the common securities until all events of default under the trust agreement with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until any event of default under the trust agreement with respect to the trust preferred securities has been cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities and only the holders of the trust preferred securities will have the right to direct the property trustee with respect to certain matters under the trust agreement, and therefore the subordinated indenture.

    If the property trustee fails to enforce its rights under the trust agreement or the subordinated debentures, to the fullest extent permitted by law, any holder of trust preferred securities may institute a legal proceeding against us to enforce the property trustee's rights under the trust agreement or the subordinated debentures without first instituting any legal proceeding against the property trustee or any other person or entity. In addition, if an event of default under the subordinated indenture has occurred and is continuing and such event is attributable to our failure to pay amounts payable in respect of the subordinated debentures, then a holder of trust preferred securities may institute a direct action for enforcement of payment to such holder of the principal and interest payable on subordinated debentures having an aggregate principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the subordinated debentures.

    Upon the occurrence of an event of default under the trust agreement, the property trustee will have the right under the subordinated indenture to declare the principal of and interest on the subordinated debentures to be immediately due and payable. We and the trust are each required to file annually with the property trustee an officer's certificate as to its compliance and covenants under the trust agreement.

REMOVAL OF TRUSTEES

    Unless an event of default under the trust agreement has occurred and is continuing, any trustee of the trust may be removed at any time by the holder of the common securities. If an event of default under the trust agreement has occurred and is continuing, the property trustee may only be removed by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the regular trustees, which voting rights are vested exclusively in us as the holder of the common securities. No resignation or removal of a trustee of the trust and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

VOTING RIGHTS

    Except as described herein, under the Delaware Business Trust Act and the Trust Indenture Act, under "--Modification of the Trust Agreement," under "--Removal of Trustees," under "Description of the Guarantee--Modification of the Guarantee; Assignment" and as otherwise required by law and the trust agreement, the holders of the trust preferred securities will have no voting rights.

    Subject to the requirement that the property trustee obtain a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including:

    - exercising the remedies available under the subordinated indenture with respect to the subordinated debentures;

    - waiving any past event of default under the subordinated indenture that is waivable under the subordinated indenture;

    - exercising any right to rescind or annul a declaration that the principal of all the subordinated debentures shall be due and payable; or

    - consenting to any amendment, modification or termination of the subordinated indenture or the subordinated debentures, where such consent should be required.

However, where a consent or action under the subordinated indenture would require the consent or act of the holders of greater than a majority in principal amount of subordinated debentures affected thereby, the property trustee may only give such consent or take such action at the written direction of the holders of at least the proportion in liquidation amount of the trust preferred securities that the relevant super-majority represents of the total principal amount of the subordinated debentures outstanding. If the property trustee fails to enforce its rights under the trust agreement or the subordinated debentures, to the fullest extent permitted by law, a holder of trust preferred securities may, after such holder's written request to the property trustee to enforce such rights, institute a legal proceeding directly against us to enforce the property trustee's rights under the subordinated debentures without first instituting any legal proceeding against the property trustee or any other person or entity. The property trustee shall notify all holders of the trust preferred securities of any notice of default received from the indenture trustee with respect to the subordinated debentures. Such notice shall state that such event of default under the subordinated indenture also constitutes an event of default under the trust agreement. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee shall not take any of the actions described in the bulletpoints above unless the property trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

    In the event the consent of the property trustee, as the holder of the subordinated debentures, is required under the subordinated indenture with respect to any amendment, modification or termination of the subordinated indenture or the subordinated debentures, the property trustee shall request the direction of the holders of the trust preferred securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the trust preferred securities voting together as a single class; provided, however, that where a consent under the subordinated indenture would require the consent of a super-majority of the subordinated debentures, the property trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the trust preferred securities which the relevant super-majority represents of the total principal amount of the subordinated debentures outstanding. The property trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the trust preferred securities unless the property trustee has obtained an opinion of tax counsel to the effect that for the purposes of United States federal income tax the trust will not fail to be classified as a grantor trust.

    A waiver of an event of default under the subordinated indenture will constitute a waiver of the corresponding event of default under the trust agreement.

    Any required approval or direction of holders of trust preferred securities may be given at a separate meeting of holders of trust preferred securities convened for such purpose, at a meeting of all of the holders of common securities and trust preferred securities or pursuant to written consent. The regular trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be mailed to each holder of record of trust preferred securities. Each such notice will include a statement setting forth the following information:

    - the date of such meeting;

    - a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote; and

    - instructions for the delivery of proxies or consents.

No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel trust preferred securities or distribute the subordinated debentures in accordance with the trust agreement.

    Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned at such time by us or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, us, we shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such trust preferred securities were not outstanding.

    The procedures by which holders of trust preferred securities may exercise their voting rights are described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

MODIFICATION OF THE TRUST AGREEMENT

    The trust agreement may be modified and amended if approved by the regular trustees, and in certain circumstances the property trustee and the Delaware trustee, provided that, if any proposed amendment provides for, or the regular trustees otherwise propose to effect:

    - any action that would materially adversely affect the powers, preferences or special rights of the trust preferred securities, whether by way of amendment to the trust agreement or otherwise; or

    - the dissolution, winding-up or termination of the trust other than pursuant to the terms of the trust agreement;

then the holders of the trust preferred securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of the trust preferred securities affected thereby. No such amendment or proposal which would reduce the principal amount or the distribution rate or change the payment dates or maturity of the trust preferred securities shall be permitted without the consent of each holder of trust preferred securities.

    Notwithstanding the foregoing, no amendment or modification may be made to the trust agreement if such amendment or modification would:

    - cause the trust to be classified as other than a grantor trust for United States federal income tax purposes;

    - affect the powers, rights, duties, obligations or immunities of the property trustee, unless such amendment is consented to by the property trustee or the Delaware trustee; or

    - cause the trust to be deemed an "investment company" which is required to be registered under the Investment Company Act of 1940.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

    The trust may not consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body. The trust may, with the consent of the regular trustees and without the consent of the holders of the common securities and trust preferred securities or the property trustee, consolidate, amalgamate or merge with or into, or be replaced by, a trust organized as such under the laws of any state, provided that;

    - such successor entity either expressly assumes all of the obligations of the trust under the common securities and trust preferred securities or substitutes for the trust preferred securities other securities, so long as these successor securities rank in priority the same as the common securities and trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

    - we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the subordinated debentures;

    - the trust preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the trust preferred securities are then listed;

           -- such merger, consolidation, amalgamation or replacement does not cause the trust preferred securities or any successor securities to be downgraded by any nationally recognized statistical rating organization;

           -- such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the common securities and trust preferred securities or any successor securities in any material respect under the documents governing the common securities and trust preferred securities or the successor securities, other than with respect to any dilution of the holders' interest in the new entity;

    - such successor entity has a purpose substantially identical to that of the trust;

    - prior to such merger, consolidation, amalgamation or replacement, we have received an opinion of a nationally recognized independent counsel to the trust experienced in such matters to the effect that:

       - such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the common securities and trust preferred securities or any successor securities in any material respect under the documents governing the common securities and trust preferred securities or the successor securities, other than with respect to any dilution of the holders' interest in the new entity; and

       - following such merger, consolidation, amalgamation or replacement, neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

    - we guarantee the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee and the common securities guarantee. Notwithstanding the foregoing, the trust shall not, except with the consent of holders of 100% in liquidation amount of the common securities and trust preferred securities, consolidate, amalgamate or merge with or into, or be replaced by, any other entity or permit any other entity to consolidate, amalgamate or merge with or into, or replace, it, if such consolidation, amalgamation, merger or replacement would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

    There are no provisions which afford the holders of the trust preferred securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us. There are also no provisions which require the repurchase of the trust preferred securities upon a change in control of NorthWestern.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    DTC will act as securities depositary for the trust preferred securities. The trust preferred securities will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully-registered global trust preferred securities certificates, representing the total aggregate number of trust preferred securities, will be issued and will be deposited with DTC or a custodian appointed by DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

    If you intend to purchase any of the securities in the manner provided by this prospectus supplement you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner," is in turn to be received on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the trust preferred securities will be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the trust preferred securities, except in the event that use of the book-entry system for the trust preferred securities is discontinued. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global certificate representing the trust preferred securities.

    To facilitate subsequent transfers, all the trust preferred securities deposited by direct participants with DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of trust preferred securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the trust preferred securities. DTC's records reflect only the identity of the direct participants to whose accounts such trust preferred securities will be credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the trust preferred securities are being redeemed, DTC will reduce each direct participant's holdings of trust preferred securities in accordance with its procedures.

    Although voting with respect to the trust preferred securities is limited, in those cases where a vote is required neither DTC nor Cede & Co. will itself consent or vote with respect to trust preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the trust preferred securities are credited on the record date identified in a listing attached to the omnibus proxy. We and the trust believe that the arrangements among DTC, the participants, and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the trust.

    Distribution payments on the trust preferred securities will be made to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such participant and not of DTC, the trust or us, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. The trust will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to the beneficial owners.

    Except as provided herein, a beneficial owner in a global preferred security certificate will not be entitled to receive physical delivery of trust preferred securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the trust preferred securities.

    DTC may discontinue providing its services as securities depositary with respect to the trust preferred securities at any time by giving reasonable notice to the trust. Under such circumstances, in the event that a successor securities depositary is not obtained, the trust will print and deliver to you certificates for the trust preferred securities you may own. Additionally, the trustees of the trust who are our officers, with our consent, may decide to discontinue use of the system of book-entry transfers through DTC, or any successor depositary, with respect to the trust preferred securities. In that event, the trust will print and deliver to you certificates for the trust preferred securities you may own.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we and the trust believe to be reliable, but neither we nor the trust take responsibility for its accuracy.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The property trustee, prior to the occurrence of an event of default under the trust agreement, undertakes to perform only such duties as are specifically set forth in the trust agreement and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

    Subject to such provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of trust preferred securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the property trustee to take any action following an event of default under the trust agreement.

PAYING AGENT

    In the event that the trust preferred securities do not remain in book-entry only form, the following provisions would apply:

    - the property trustee will act as paying agent and may designate an additional or substitute paying agent at any time;

    - registration of transfers of trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment, with the giving of such indemnity as the trust or we may require, in respect of any tax or other government charges that may be imposed in relation to it; and

    - the trust will not be required to register or cause to be registered the transfer of trust preferred securities after such trust preferred securities have been called for redemption.

GOVERNING LAW

    The trust agreement and the trust preferred securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The trustees of the trust who are our officers are authorized and directed to operate the trust in such a way so that the trust will not be required to register as an "investment company" under the Investment Company Act or characterized as other than a grantor trust for United States federal income tax purposes. We are authorized and directed to conduct our affairs so that the subordinated debentures will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the trustees of the trust who are our officers are authorized to take any action, not inconsistent with applicable law, the trust's certificate of trust or our certificate of incorporation, that each of NorthWestern and the trustees of the trust who are our officers determines in its discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the trust preferred securities or vary the terms thereof.

    Holders of the trust preferred securities have no preemptive or similar rights.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

    Set forth below is a description of the specific terms of the subordinated debentures in which the trust will invest the proceeds from the issuance and sale of the common securities and the trust preferred securities. This description supplements the description of the general terms and provisions of the subordinated debentures set forth in the accompanying base prospectus under the caption "Description of Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying base prospectus, the Subordinated Debt Securities Indenture, dated as of August 1, 1995 between NorthWestern and JPMorgan Chase Bank (as successor to The Chase Manhattan Bank), as Trustee (the "indenture trustee"), as supplemented by a First Supplemental Indenture, dated as of August 1, 1995, a Second Supplemental Indenture, dated as of November 15, 1998, a Third Supplemental Indenture, dated as of December 21, 2001 and a Fourth Supplemental Indenture to be entered into in connection with the issuance of the subordinated debentures (such Subordinated Debt Securities Indenture, as so supplemented and as to be supplemented, is hereinafter referred to as the "subordinated indenture"), the forms of which are incorporated as exhibits to the registration statement of which this prospectus supplement and the accompanying base prospectus form a part, and the Trust Indenture Act of 1939.

GENERAL

    The subordinated debentures will be issued as unsecured debt under the subordinated indenture. The subordinated debentures will be limited in aggregate principal amount to approximately $77.3 million, or $88.9 million if the overallotment option described in "Underwriting" in this prospectus supplement is exercised in full, such amount being the sum of the aggregate stated liquidation amount of the trust preferred securities and the common securities.

    The subordinated debentures are not subject to a sinking fund provision. The entire principal amount of the subordinated debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including compound interest and additional amounts (defined below), if any, on
January   , 2032.

    If subordinated debentures are distributed to holders of trust preferred securities in liquidation of such holders' interests in the trust, such subordinated debentures will initially be issued as a global security. As described herein, under certain limited circumstances, subordinated debentures may be issued in definitive form in exchange for a global security. See "--Book-Entry and Settlement" below. In the event that subordinated debentures are issued in definitive form, such subordinated debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on subordinated debentures issued as a global security will be made to DTC, a successor depositary or, in the event that no depositary is used, a paying agent for the subordinated debentures. In the event subordinated debentures are issued in definitive form, principal and interest will be payable, the transfer of the subordinated debentures will be registrable and subordinated debentures will be exchangeable for subordinated debentures of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in New York, New York; provided that, at our option, payment of interest may be made by check mailed to the address of the persons entitled thereto.

    The provisions described under "Description of Debt Securities--Option to Accelerate Maturity Date" in the accompanying base prospectus shall not be applicable to the subordinated debentures.

SUBORDINATION

    The subordinated indenture provides that the subordinated debentures are unsecured and are subordinated and junior in right of payment to all of our senior indebtedness. We may not make any payment of principal, including redemption payments, or interest on the subordinated debentures if:

    - any of our senior indebtedness is not paid when due;

    - any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist; or

    - the maturity of any of our senior indebtedness has been accelerated because of a default.

    Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all of our senior indebtedness must be paid in full before the holders of subordinated debentures are entitled to receive or retain any payment. Upon satisfaction of all claims of all senior indebtedness then outstanding, the rights of the holders of the subordinated debentures will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions applicable to senior indebtedness until all amounts owing on the subordinated debentures are paid in full.

    The term senior indebtedness means:

    - the principal, premium, if any, and interest in respect of:

           --  our indebtedness for money borrowed; and

           -- indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us including, without limitation, all obligations under our Mortgage and Senior Indenture (each as defined in the accompanying base prospectus);

    - all of our capital lease obligations;

    - all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    - all of our obligations for reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

    - all obligations of the type referred to in the four foregoing clauses above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

    - all obligations of the type referred to in the five foregoing clauses above of other persons secured by any lien on any property or asset of ours, whether or not such obligation is assumed by us,

    except for:

       - any such indebtedness that is by its terms subordinated to or pari passu with the subordinated debentures; and

       - any indebtedness between or among us or our affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to:

           -- any other Trust, as defined in the accompanying prospectus, or a trustee of such Trust; and

           -- any other trust, or a trustee of such trust, partnership or other entity affiliated with us that is a financing vehicle of NorthWestern, a "financing entity," in connection with the issuance by such financing entity of trust preferred securities or other securities that rank pari passu with, or junior to, the trust preferred securities.

    Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

    The subordinated indenture does not limit the aggregate amount of senior indebtedness that may be issued by us. As of September 30, 2001, on a pro forma basis after giving effect to our common stock offering and the offering of 8 1/4% trust preferred securities of NorthWestern Capital Financing II, both as described above, and the offering of trust preferred securities offered by this prospectus supplement and the use of the net proceeds therefrom, the total amount of our senior indebtedness would have been approximately $497.5 million, which includes approximately $83.4 million of guaranteed indebtedness of NorthWestern's subsidiaries. See "Capitalization" and "Use of Proceeds" in this prospectus supplement. The subordinated debentures also will be effectively subordinated to all obligations of our subsidiaries and affiliates. As of September 30, 2001, NorthWestern's subsidiaries had approximately
$682.6 million of additional non-recourse indebtedness outstanding to which the trust preferred securities would be effectively subordinated.

INTEREST RATE AND MATURITY

    The subordinated debentures will mature on January   , 2032, and will bear
interest, accruing from January   , 2002, at the annual rate of    % of their
principal amount, payable quarterly in arrears on January   , April   , July
and October   of each year, commencing April   , 2002, to the person in whose
name such subordinated debenture is registered at the close of business on the business day preceding such interest payment date. In the event the subordinated debentures are not represented by a global security or the trust preferred securities do not remain in book-entry only form, the record date for the subordinated debentures will be 15 business days prior to the interest payment date. Interest payments not paid when due will themselves accrue additional
interest at the annual rate of    %, to the extent permitted by law. When we
refer to any payment of interest, interest includes such compound interest and any additional amounts, as defined below. The interest payment provisions for the subordinated debentures correspond to the distribution provisions of the trust preferred securities. The subordinated debentures do not have a sinking fund. This means that NorthWestern is not required to make any principal payments prior to maturity.

    It is anticipated that the trust will be the sole holder of the subordinated debentures. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the subordinated debentures is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day, and without any interest or other payment in respect of any such delay, except that, if such business day is in the next calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

ADDITIONAL AMOUNTS

    If at any time while the property trustee is the holder of the subordinated debentures, the trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then, in any such case, we will pay as additional interest on the subordinated debentures such sums, which shall be called "additional amounts," as shall be required so that the net amounts received and retained by the trust after paying any such taxes, duties, assessments or other governmental charges will not be less than the amounts the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

REDEMPTION

    We shall have the right to redeem the subordinated debentures on or after
January   , 2007, in whole at any time or in part from time to time, or before
January   , 2007, in whole, but not in part, at any time in certain
circumstances upon the occurrence of a tax event or an investment company event as described under "Description of the Trust Preferred Securities--Certain Terms of the Trust Preferred Securities--Redemption," upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including any compound interest and additional amounts, if any, to the redemption date. If a partial redemption of the trust preferred securities resulting from a partial redemption of the subordinated debentures would result in the delisting of the trust preferred securities, we may only redeem the subordinated debentures in whole.

    We may not redeem fewer than all of the subordinated debentures unless all accrued and unpaid interest has been paid on all subordinated debentures for all quarterly interest payment periods terminating on or prior to the date of redemption.

DISTRIBUTION OF SUBORDINATED DEBENTURES

    Under certain circumstances involving the dissolution of the trust, the subordinated debentures may be distributed to the holders of the common securities and the trust preferred securities in liquidation of the trust. See "Description of the Trust Preferred Securities--Certain Terms of the Trust Preferred Securities--Liquidation distribution upon dissolution" in this prospectus supplement. If the subordinated debentures are distributed to the holders of the trust preferred securities, we will use our best efforts to have the subordinated debentures listed on the New York Stock Exchange or with another organization on which the trust preferred securities are then listed.

    If the property trustee distributes the subordinated debentures to the trust preferred securities holders and common securities holder upon the dissolution and liquidation of the trust, the subordinated debentures will be issued in denominations of $25 principal amount and integral multiples thereof. We anticipate that the subordinated debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary for the trust preferred securities, would act as depositary for the subordinated debentures. The depositary arrangements for the subordinated debentures would be substantially similar to those in effect for the trust preferred securities.

    For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption, other notices and other matters, see "Description of the Trust Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company" in this prospectus supplement.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    So long as no event of default under the subordinated indenture has occurred and is continuing, we may, on one or more occasions during the term of the subordinated debentures, defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, but not beyond the maturity date of the subordinated debentures.

    We may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption or maturity date, we will be obligated to pay all accrued and unpaid interest. Once we make all interest payments on the subordinated debentures, with accrued interest, we may again defer interest payments on the subordinated debentures if no event of default under the subordinated debentures has then occurred and is continuing.

    If at any time:

    - there shall have occurred any event of which we have actual knowledge that with the giving of notice or the lapse of time, or both, would constitute an event of default under the subordinated indenture and in respect of which we shall not have taken reasonable steps to cure;

    - we shall be in default with respect to the payment of any obligations under the guarantee; or

    - we shall have given notice of our selection of an extension period as provided in the subordinated indenture with respect to the subordinated debentures and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing, we will not be permitted to:

    - declare or pay any dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

    - make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of NorthWestern that rank equal with or junior to the subordinated debentures; or

    - make any payments with respect to any guarantee of debt securities of any of our subsidiaries, including other guarantees, if such guarantee ranks equal with or junior to the subordinated debentures.

    The restrictions listed above do not apply to:

    - repurchases, redemptions or other acquisitions of shares of our capital stock in connection with certain employment or benefit plans, dividend reinvestment plans or stockholder stock purchase plans;

    - the issuance of our common stock, or securities convertible into or exercisable for our common stock, as consideration in an acquisition transaction that we have entered into prior to a period during which we elect to defer such interest payments;

    - the reclassification of our capital stock or the exchange or conversion of one series or class of our capital stock for another series or class of our capital stock, provided that such reclassification, exchange or conversion does not include any cash payments;

    - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

    - the issuance of our capital stock in connection with the exercise of certain rights on convertible securities;

    - any dividend in the form of common stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is common stock; or

    - payments by us under any guarantee of securities of any of our subsidiaries that are made on a pro rata basis on all such guarantees, provided the proceeds from the issuance of such securities are used to purchase subordinated debentures.

    We also will covenant to:

    - maintain directly or indirectly 100% ownership of the common securities, provided that certain successors that are permitted pursuant to the subordinated indenture may succeed to our ownership of the common securities;

    - not voluntarily dissolve, wind up or liquidate the trust, except

           -- in connection with a distribution of the subordinated debentures to the holders of the trust preferred securities in liquidation of the trust; or

           -- in connection with certain mergers, consolidations or amalgamations permitted by the trust agreement, and

    - use our reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

    Because the subordinated debentures to be issued to the trust will rank equal with all other series of our subordinated debt securities initially issued to other Trusts referred to in the accompanying base prospectus or to certain other trusts, partnerships or other entities affiliated with us, during an interest deferral period, we will not be permitted to make payments on such other series of subordinated debt securities. Likewise, if we defer interest payments on any other of such series of subordinated debt securities, it is not expected that we will be permitted to make payments on the subordinated debentures.

    We will give the trust, the regular trustees, the property trustee and the indenture trustee notice if we decide to defer interest payments on the subordinated debentures. As long as the subordinated debentures are held by the trust, we will give that notice at least one business day before the earlier of:

    - the next date distributions on the trust preferred securities are payable; or

    - the date the trust is required to give notice to the New York Stock Exchange, or any other applicable self-regulatory organization, or to holders of the trust preferred securities of the record date or the date distributions are payable.

    There is no limitation on the number of times that we may elect to begin an extension period. The regular trustees shall give notice of our selection of this deferral period to the holders of the trust preferred securities. If the property trustee is not the sole holder of the subordinated debentures, we shall give the holders of the subordinated debentures notice of our selection of a deferral period 10 business days prior to the earlier of:

    - the next interest payment date; or

    - the date upon which we are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of the subordinated debentures of the record or payment date of such related interest payment.

    We have no present intention of exercising its right to defer payments of interest by extending the interest payment period on the subordinated debentures.

SUBORDINATED INDENTURE EVENTS OF DEFAULT

    If any event of default under the subordinated indenture shall occur and be continuing, the property trustee, as the holder of the subordinated debentures, will have the right to declare the principal of and the interest on the subordinated debentures, including any compound interest and additional amounts, if any, and any other amounts payable under the subordinated indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the subordinated debentures. See "Description of Debt Securities--Events of Default" in the accompanying base prospectus for a description of the events of default. An event of default under the subordinated indenture also constitutes an event of default under the trust agreement. The holders of trust preferred securities in certain circumstances have the right to direct the property trustee to exercise its rights as the holder of the subordinated debentures. See "Description of the Trust Preferred Securities--Certain

Terms of the Trust Preferred Securities--Events of default" and "--Voting rights" in this prospectus supplement.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

    If an event of default under the subordinated indenture has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the subordinated debentures on the date such interest or principal is due and payable, a holder of trust preferred securities may institute a direct action against us for enforcement of payment to such holder of the principal of or interest, including any compound interest and additional amounts, on subordinated debentures having a principal amount equal to the aggregate liquidation amount of such holder's trust preferred securities. We may not amend the subordinated indenture to remove the right to bring a direct action without the prior written consent of the holders of all the trust preferred securities then outstanding. We shall have the right under the subordinated indenture to set-off any payment made to such holder of trust preferred securities by us in connection with a direct action.

    Except as set forth in the preceding paragraph, the holders of the trust preferred securities will not be able to exercise directly any remedies available to the holders of the subordinated debentures. For a description of the rights of the holders of the trust preferred securities to enforce the rights of the property trustee under certain circumstances, see "Description of the Trust Preferred Securities--Certain Terms of the Trust Preferred Securities--Voting rights" in this prospectus supplement.

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of trust preferred securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the trust, the subordinated debentures will be issued in the form of one or more global certificates registered in the name of the depositary or its nominee (global security). Except under the limited circumstances described below, subordinated debentures represented by a global security will not be exchangeable for, and will not otherwise be issuable as, subordinated debentures in definitive form. See "--Discontinuance of the Depositary's Services" below. Global securities may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such global securities.

    Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of subordinated debentures in definitive form and will not be considered the holders thereof for any purpose under the subordinated indenture, and no global security representing subordinated debentures will be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the subordinated indenture.

THE DEPOSITARY

    If subordinated debentures are distributed to holders of trust preferred securities in liquidation of such holders' interests in the trust, DTC will act as securities depositary for the subordinated debentures. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Trust Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company" in this prospectus supplement. As of the date of this prospectus supplement, that description of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the trust preferred securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC. We may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depository for the global securities.

    None of NorthWestern, the trust, the indenture trustee, any paying agent and any other agent of ours or the indenture trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such subordinated debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

    A global security shall be exchangeable for subordinated debentures registered in the names of persons other than the depositary or its nominee only if:

    - the depositary notifies us that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed;

    - the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed; and

    - we, in our sole discretion, determine that such global security shall be so exchangeable; or

    - there shall have occurred an event of default under the subordinated indenture.

Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for subordinated debentures registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

MISCELLANEOUS

    The subordinated indenture provides that we will pay all fees and expenses related to:

    - the offering of the common securities and trust preferred securities and the subordinated debentures;

    - the organization, maintenance and dissolution of the trust;

    - the retention of the trustees; and

    - the enforcement by the property trustee of the rights of the holders of the trust preferred securities.

    We will fully and unconditionally guarantee the payment of such fees and expenses.

                          DESCRIPTION OF THE GUARANTEE

    Set forth below is a summary of information concerning the guarantee that we will execute and deliver for the benefit of the holders, from time to time, of the trust preferred securities. This description supplements the description of the general terms and provisions of the guarantee set forth in the accompanying base prospectus under the caption "Description of the Guarantees." The guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. Wilmington Trust Company will act as indenture trustee under the guarantee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. The following description does not purport to be complete and is subject to, and is qualified in its entirety by, the description in the accompanying base prospectus, the provisions of the guarantee between us and Wilmington Trust Company, as guarantee trustee, which is filed as an exhibit to the Registration Statement of which this prospectus supplement and the accompanying base prospectus form a part, and the Trust Indenture Act of 1939.

GENERAL

    Pursuant to the guarantee, we will irrevocably and unconditionally agree to pay in full, on a subordinated basis to the extent set forth herein the guarantee payments, as described below, to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment. The following guarantee payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the trust, will be subject to a guarantee by us of:

    - any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand available therefor at such time;

    - the redemption price with respect to any trust preferred securities called for redemption to the extent that the trust has funds on hand available therefor at such time; and

    - upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, unless the subordinated debentures are distributed to holders of the trust preferred securities or all of the trust preferred securities are redeemed in connection with the maturity or redemption of all of the subordinated debentures, the lesser of:

           -- the liquidation distribution, to the extent that the trust has funds on hand available for distribution at such time; and

           -- the amount of assets of the trust remaining available for distribution to holders of trust preferred securities.

    Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the trust to pay such amount to such holders.

    The guarantee will be an irrevocable guarantee on a subordinated basis of the trust's obligations under the trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make such payments, and is not a guarantee of collection. If we do not make interest payments on the subordinated debentures held by the trust, the trust will not be able to pay distributions on the trust preferred securities and will not have funds legally available therefor. See "Description of the Trust Preferred Securities--Certain Terms of the Trust Preferred Securities--Distributions" in this prospectus supplement.

    We have also, through the guarantee, the trust agreement, the subordinated debentures and the subordinated indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities.

    We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trust with respect to the common securities to the same extent as the guarantee of the trust preferred securities, except that upon the occurrence and during the continuation of an event of default under the trust agreement, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF NORTHWESTERN

    If at any time:

    - there shall have occurred any event of which we have actual knowledge that with the giving of notice or the lapse of time, or both, would constitute an event of default under the subordinated indenture and in respect of which we shall not have taken reasonable steps to cure;

    - we shall be in default with respect to the payment of any obligations under the guarantee; or

    - we shall have given notice of our selection of an extension period as provided in the subordinated indenture with respect to the subordinated debentures and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing, we covenant that we will not:

    - declare or pay any dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

    - make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities, including guarantees of indebtedness for money borrowed, of NorthWestern that rank equal with or junior to the subordinated debentures; or

    - make any payments with respect to any guarantee of debt securities of any of our subsidiaries, including other guarantees, if such guarantee ranks equal with or junior to the subordinated debentures.

    The restrictions above do not apply to:

    - repurchases, redemptions or other acquisitions of shares of our capital stock in connection with certain employment or benefit plans, dividend reinvestment plans or stockholder stock purchase plans;

    - the issuance of our common stock, or securities convertible into or exercisable for our common stock, as consideration in an acquisition transaction that we have entered into prior to a period during which we elect to defer such interest payments;

    - the reclassification of our capital stock or the exchange or conversion of one series or class of our capital stock for another series or class of our capital stock, provided that such reclassification, exchange or conversion does not include any cash payments;

    - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

    - the issuance of our capital stock in connection with the exercise of certain rights on convertible securities;

    - any dividend in the form of common stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is common stock; or

    - payments by us under any guarantee of securities of any of our subsidiaries that are made on a pro rata basis on all such guarantees, provided the proceeds from the issuance of such securities are used to purchase subordinated debentures.

    We also will covenant to:

    - maintain directly or indirectly 100% ownership of the common securities, provided that certain successors that are permitted pursuant to the subordinated indenture may succeed to our ownership of the common securities;

    - not voluntarily dissolve, wind up or liquidate the trust, except

           -- in connection with a distribution of the subordinated debentures to the holders of the trust preferred securities in liquidation of the trust; or

           -- in connection with certain mergers, consolidations or amalgamations permitted by the trust agreement, and

    - use our reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

MODIFICATION OF THE GUARANTEE; ASSIGNMENT

    Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities, in which case no vote will be required, the guarantee may not be amended without the prior approval of the holders of not less than 66 2/3% in total liquidation amount of the outstanding trust preferred securities. All guarantees and agreements contained in the guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

TERMINATION OF THE GUARANTEE

    The guarantee of the trust preferred securities will terminate and be of no further force and effect upon full payment of the redemption price of the trust preferred securities, upon full payment of the amounts payable upon liquidation of the trust or upon distribution of the subordinated debentures to the holders of the trust preferred securities in exchange for all of the trust preferred securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under such trust preferred securities or the guarantee.

EVENTS OF DEFAULT

    An "event of default" under the guarantee will occur upon our failure to perform any of our payment or other obligations thereunder. The holders of a majority in total liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

    If the guarantee trustee fails to enforce the guarantee, any holder of trust preferred securities may, after such holder's written request to the guarantee trustee to enforce the guarantee, institute a legal proceeding directly against us to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

    We are required to file annually with the guarantee trustee an officer's certificate as to our compliance with all conditions under the guarantee.

SUBORDINATION

    The guarantee will constitute our unsecured obligation and will rank:

    - subordinate and junior in right of payment to all of our other liabilities, other than those obligations or liabilities made pari passu or subordinate by their terms;

    - equally with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any of our affiliates; and

    - senior to our common stock.

    The terms of the trust preferred securities provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The guarantee trustee, prior to the occurrence of a default under the guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee and, after default with respect to the guarantee, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

    The guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBENTURES AND THE GUARANTEE

    As set forth in the trust agreement, the sole purpose of the trust is to issue the common securities and trust preferred securities evidencing undivided beneficial interests in the assets of the trust and to invest the proceeds from such issuance in the subordinated debentures. As long as payments of interest and other payments are made when due on the subordinated debentures, such payments will be sufficient to cover distributions and payments due on the common securities and trust preferred securities because of the following factors:

    - the aggregate principal amount of the subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the common securities and trust preferred securities;

    - the interest rate and the interest and other payment dates on the subordinated debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

    - we will pay all costs and expenses of the trust to the extent not satisfied out of the trust's assets; and

    - the trustees are prohibited from causing or permitting the trust to engage in any activity that is not consistent with the purposes of the trust.

    Payments of distributions, to the extent funds for distributions are legally available, and other payments due on the trust preferred securities, to the extent funds for other payments are legally available, are guaranteed by us as and to the extent discussed herein. If we do not make interest payments on the subordinated debentures, it is expected that the trust will not have sufficient funds to pay distributions on the trust preferred securities. The guarantee, which is for the sole purpose of ensuring that the trust performs its obligations to pay distributions on the trust preferred securities, does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of distributions and other payments on the trust preferred securities. The trust will have sufficient funds only if and to the extent that we have made a payment of interest or principal on the subordinated debentures. The guarantee, when taken together with our obligations under the subordinated debentures and the subordinated indenture and our obligations under the trust agreement, including our obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the common securities and the trust preferred securities, provides a full and unconditional guarantee of amounts payable on the trust preferred securities.

    If we fail to make interest or other payments on the subordinated debentures when due, taking account of any extension period, the trust agreement will provide a mechanism whereby the holders of the trust preferred securities may direct the property trustee to enforce its rights under the subordinated debentures. If the property trustee fails to enforce its rights under the subordinated debentures, a holder of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the subordinated debentures without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the trust agreement, and such event is attributable to our failure to pay interest or principal on the subordinated debentures on the date such interest or principal is otherwise payable, or in the case of redemption on the redemption date, then a holder of trust preferred securities may institute legal proceedings directly against us to obtain payment. If we fail to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the trust preferred securities may direct the guarantee trustee to enforce its rights thereunder. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.

    We and the trust believe that the rights of the holders of the trust preferred securities and our obligations under the trust agreement, the guarantee, the trust preferred securities, the common securities, the subordinated indenture and the subordinated debentures collectively provide the substantial equivalent of a full and unconditional guarantee by us of payments due on the trust preferred securities. See "--General" above.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    In this section, we summarize the material United States federal income tax consequences of purchasing, holding and selling the trust preferred securities. Except where stated otherwise, this summary applies only to trust preferred securities held as capital assets, as defined in the Internal Revenue Code of 1986, as amended, by a U.S. Holder, as defined below, who purchases the trust preferred securities upon original issuance at their original offering price.

    This summary does not address all the tax consequences that may be relevant to a U.S. Holder or, except as stated below, any of the tax consequences to holders that may be subject to special tax treatment, including banks, thrift institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, and brokers and dealers in securities or currencies. Further, this summary does not address:

    - the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of the trust preferred securities;

    - the United States federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the trust preferred securities;

    - persons who hold the trust preferred securities in a "straddle" or as part of a "hedging," "conversion," or "constructive sale" transaction or whose "functional currency" is not the United States dollar; or

    - any state, local or foreign tax consequences of the purchase, ownership and sale of the trust preferred securities.

    Accordingly, you should consult your tax advisor regarding the tax consequences of purchasing, owning and selling the trust preferred securities in light of your circumstances.

    A "U.S. Holder" is a trust preferred securities holder who or which is:

    - a citizen or resident of the United States;

    - a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

    - an estate if its income is subject to United States federal income taxation regardless of its source; or

    - a trust if a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions.

    This summary is based on the Internal Revenue Code, Treasury regulations, proposed and final, issued under the Internal Revenue Code, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement. These income tax laws and regulations, however, may change at any time, possibly on a retroactive basis. Any such changes may affect this summary.

CLASSIFICATION OF THE SUBORDINATED DEBENTURES

    In connection with the issuance of the subordinated debentures, Paul, Hastings, Janofsky & Walker LLP will render its opinion generally to the effect that, under current law and assuming full compliance with the terms of the trust agreement, the subordinated indenture, and certain other documents, and based on certain facts and assumptions described in the opinion, the subordinated debentures will be classified for United States federal income tax purposes as the indebtedness of NorthWestern under current law. We, along with the trust and each holder, by acceptance of a trust preferred security, covenant to treat the subordinated debentures as indebtedness and the trust preferred securities as evidence of an indirect beneficial ownership interest in the subordinated debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge would not be successful. A successful challenge to the classification of the subordinated debentures as indebtedness would prevent us from deducting the interest paid or accrued on the subordinated debentures for United States federal income tax purposes and could constitute a tax event. Additionally, if the interest on the subordinated debentures is not deductible it could adversely affect our ability to make payments on the subordinated debentures. The remainder of this discussion assumes that the subordinated debentures will be classified as indebtedness of NorthWestern for United States federal income tax purposes.

CLASSIFICATION OF THE TRUST

    In connection with the issuance of the trust preferred securities, Paul, Hastings, Janofsky & Walker LLP will render its opinion generally to the effect that, under current law and assuming full compliance with the terms of the trust agreement, the subordinated indenture, and certain other documents, and based on certain facts and assumptions described in the opinion, the trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. Accordingly, for United States federal income tax purposes, you will generally be treated as the owner of an undivided interest in the assets of the trust, including the subordinated debentures. You will be required to include in ordinary income for United States federal income tax purposes your allocable share of interest, including OID, if any, paid or accrued on the subordinated debentures or gain recognized for United States federal income tax purposes with respect to your allocable share of the subordinated debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under the Treasury regulations relating to OID, a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Because our exercise of our option to defer payments of stated interest on the subordinated debentures would prevent us from:

    - declaring dividends, or engaging in certain other capital transactions, with respect to our capital stock; or

    - making any payment on any debt securities issued by us which rank equal with or junior to the subordinated debentures;

we believe that the likelihood of our exercising the option is "remote" within the meaning of the Treasury regulations. As a result, we intend to take the position that the subordinated debentures will not be deemed to be issued with OID. Based on this position, stated interest payments on the subordinated debentures will be includible in your ordinary income at the time that such payments are received or accrued in accordance with your regular method of accounting. However, the Internal Revenue Service could take the position that the likelihood that we would exercise our right to defer payments of interest is not a "remote" contingency for purposes of the Treasury regulations relating to OID, in which case the subordinated debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest over the term of the subordinated debentures. That OID would generally be includible in your taxable income over the term of the subordinated debentures on an economic accrual basis. See "--Exercise of deferral options" below.

EXERCISE OF DEFERRAL OPTIONS

    Under Treasury regulations, if we were to exercise our option to defer the payment of interest on the subordinated debentures, the subordinated debentures would be treated as redeemed and reissued for OID purposes and the sum of the remaining interest payments on the subordinated debentures would thereafter be treated as OID, which you would be required to accrue and include in taxable income on an economic accrual basis, regardless of your method of accounting for income tax purposes, over the remaining term of the subordinated debentures, including any period of interest deferral, without regard to the timing of payments under the subordinated debentures. The amount of interest income includible in your taxable income would be determined on the basis of a constant yield method over the remaining term of the subordinated debentures and the actual receipt of subsequent payments of stated interest on the subordinated debentures would no longer be separately reported as taxable income. The total amount of OID that would accrue during the deferred interest payment period would be approximately equal to the amount of the cash payment due at the end of such period. Any OID included in your income would increase your adjusted tax basis in your trust preferred securities, and your actual receipt of cash payments with respect to your trust preferred securities would reduce your basis in the trust preferred securities.

CORPORATE U.S. HOLDERS

    The income underlying the trust preferred securities will not be classified as dividends for income tax purposes, and corporate U.S. Holders of the trust preferred securities will not be entitled to a dividends-received deduction for any income recognized with respect to the trust preferred securities.

SALES OF TRUST PREFERRED SECURITIES

    If you sell your trust preferred securities, you will recognize gain or loss in an amount equal to the difference between your adjusted tax basis in the trust preferred securities and the amount realized from the sale, generally, your selling price less any amount received in respect of accrued but unpaid interest not previously included in your income. Your adjusted tax basis in the trust preferred securities generally will equal:

    - the initial purchase price that you paid for the trust preferred securities; plus

    - any accrued and unpaid distributions that you were required to include in income as OID; less

    - any cash distributions you received in respect of accrued interest or OID.

    Gain or loss on the sale of trust preferred securities generally will be capital gain or loss. However, to the extent of any accrued interest not previously included in income, the amount received on the sale of the trust preferred securities will be treated as ordinary income.

    The trust preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest, or OID if the subordinated debentures are treated as having been issued or reissued with OID, relating to the underlying subordinated debentures. As noted above, if you dispose of your trust preferred securities, you will be required to include in ordinary income for United States federal income tax purposes any portion of the amount realized that is attributable to accrued but unpaid interest or OID through the date of sale. The income inclusion of OID will increase your adjusted tax basis in the trust preferred securities but may not be reflected in the sale price. To the extent the sale price is less than your adjusted tax basis, you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

    If we dissolve the trust and cause the trust to distribute the subordinated debentures on a proportionate basis to you, you will not be subject to United States federal income tax as a result of the distribution. Rather, you would have an adjusted tax basis in the subordinated debentures received in the liquidation equal to the adjusted tax basis in your trust preferred securities surrendered for the subordinated debentures. Your holding period for the subordinated debentures would include the period during which you had held the trust preferred securities. If, however, the trust is classified for United States federal income tax purposes as an association that is subject to tax as a corporation at the time of the liquidation, the distribution of the subordinated debentures would constitute a taxable event to you and you would acquire a new holding period in the subordinated debentures received.

    If the subordinated debentures are redeemed for cash and the proceeds of the redemption are distributed to you in redemption of your trust preferred securities, the redemption would be treated as a sale of the trust preferred securities, in which gain or loss would be recognized, as described immediately above.

NON-U.S. HOLDERS

    Payments to a non-U.S. Holder will generally not be subject to withholding of income tax, provided that such holder of the trust preferred securities:

    - does not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

    - is not a controlled foreign corporation that is related to us through stock ownership;

    - is not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code; and

    - the beneficial owner of the trust preferred securities provides its name and address on an IRS Form W-8 BEN, or successor form, and certifies under the penalties of perjury that it is not a United States person, or the beneficial owner satisfies the certification requirements of applicable Treasury regulations if the trust preferred securities are held through foreign intermediaries or certain foreign partnerships.

Special certification rules apply to non-US Holders that are entities rather than individuals. The holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change.

    A non-U.S. Holder of a trust preferred security will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of trust preferred securities.

    A non-U.S. Holder that holds trust preferred securities in connection with the active conduct of a United States trade or business will be subject to United States federal income tax on all income and gains recognized with respect to its proportionate share of the subordinated debentures.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Payments made in respect of, and proceeds from the sale of, the trust preferred securities must be reported to the Internal Revenue Service, unless the holder is an exempt recipient or establishes an exemption. Generally, income on the trust preferred securities will be reported to you on Form 1099, which should be mailed to you by January 31 following each calendar year.

    Backup withholding of United States federal income tax may apply to payments made in respect of, and proceeds from the sale of, the trust preferred securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information, such as the registered owner's taxpayer identification number, in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    Prior to August 6, 2001, the backup withholding tax rate was 31%. However, recently enacted tax legislation gradually reduces the backup withholding tax rate between 2001 and 2006. The backup withholding rate is currently scheduled to be:

    - 30% for calendar years 2002 and 2003;

    - 29% for calendar years 2004 and 2005; and

    - 28% for calendar years 2006 through 2010.

    Under current legislation, amounts paid after December 31, 2010 will again be subject to a 31% backup withholding tax rate.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. Holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

          ERISA PLANS, KEOGH PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

GENERAL FIDUCIARY OBLIGATIONS

    Fiduciaries of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, ERISA, must consider whether:

    - their investment in the trust preferred securities satisfies the diversification requirements of ERISA;

    - the investment is prudent in light of possible limitations on the marketability of our trust preferred securities and subordinated debentures;

    - they have authority to acquire the trust preferred securities under the applicable governing instrument and Title I of ERISA; and

    - the investment is otherwise consistent with their fiduciary responsibilities.

    Trustees and other fiduciaries of an ERISA plan may incur personal liability for any loss suffered by the plan on account of a violation of their fiduciary responsibilities. In addition, these fiduciaries may be subject to a civil penalty of up to 20% of any amount recovered by the plan on account of a violation. Fiduciaries of any IRA, Roth IRA, Keogh Plan or other qualified retirement plan subject to the prohibited transaction provisions of the Internal Revenue Code but not subject to Title I of ERISA, referred to as "non-ERISA plans," should consider that a plan may only make investments that are authorized by the appropriate governing instrument. Fiduciaries should consult their own legal advisors if they have any concern as to whether the investment is consistent with the foregoing criteria.

PROHIBITED TRANSACTIONS

    Fiduciaries of ERISA plans and persons making the investment decision for an IRA or other non-ERISA plan should consider the application of the prohibited transaction provisions of ERISA and the Internal Revenue Code in making their investment decision. Sales and other transactions between an ERISA plan or a non-ERISA plan, and persons related to it are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of an ERISA plan or non-ERISA plan may cause a wide range of other persons to be treated as disqualified persons or parties in interest with respect to it. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of ERISA plans, may also result in the imposition of an excise tax under the Internal Revenue Code or a penalty under ERISA upon the disqualified person or party in interest with respect to the plan. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA or Roth IRA is maintained or his beneficiary, the IRA or Roth IRA may lose its tax-exempt status and its assets may be deemed to have been distributed to the individual in a taxable distribution on account of the prohibited transaction, but no excise tax will be imposed. Fiduciaries should consult their own legal advisors as to whether the ownership of the trust preferred securities or subordinated debentures involves a prohibited transaction.

SPECIAL FIDUCIARY AND PROHIBITED TRANSACTIONS CONSEQUENCES

    The Department of Labor, which has administrative responsibility over ERISA plans as well as non-ERISA plans, has issued a regulation defining "plan assets." The regulation generally provides that when an ERISA or non-ERISA plan acquires a security that is an equity interest in an entity and that security is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA plan's or non-ERISA plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by benefit plan investors is not significant.

    The regulation defines a publicly offered security as a security that is "widely held," "freely transferable" and either part of a class of securities registered under the Securities Exchange Act of 1934, or sold under an effective registration statement under the Securities Act of 1933, provided the securities are registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering occurred. The trust preferred securities have been registered under the Securities Exchange Act of 1934.

    The regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. We believe that, immediately after this offering, the trust preferred securities will be owned by 100 or more investors independent of us and of each other, and therefore that the "widely held" requirement for qualification as publicly offered securities will be met.

    The regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The regulation further provides that, where a security is part of an offering in which the minimum investment is $10,000 or less, some restrictions on transfer ordinarily will not, alone or in combination, affect a finding that these securities are freely transferable. The restrictions on transfer enumerated in the regulation as not affecting that finding include:

    - any restriction on or prohibition against any transfer or assignment which would result in a termination or reclassification for federal or state tax purposes, or would otherwise violate any state or federal law or court order;

    - any requirement that advance notice of a transfer or assignment be given to the issuer and any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer which are among those enumerated in the regulation as not affecting free transferability, including those described in the preceding clause of this sentence;

    - any administrative procedure which establishes an effective date, or an event prior to which a transfer or assignment will not be effective; and

    - any limitation or restriction on transfer or assignment which is not imposed by the issuer or a person acting on behalf of the issuer.

    We believe that at present there exist no other facts or circumstances limiting the transferability of the trust preferred securities which are not included among those enumerated as not affecting their free transferability under the regulation, and we do not expect or intend to impose in the future, or to permit any person to impose on our behalf, any limitations or restrictions on transfer which would not be among the enumerated permissible limitations or restrictions.

    The discussion herein of ERISA is general in nature and is not intended to be complete. Any fiduciary of a plan, governmental plan, church plan or a foreign plan considering an investment in the trust preferred securities should consult with its legal advisors regarding the consequences and advisability of this investment.

                                  UNDERWRITING

    Subject to the terms and conditions of an underwriting agreement, the trust has agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are acting as the representatives, have severally, but not jointly, agreed to purchase from the trust, the number of trust preferred securities set forth opposite its name below:

                                                               NUMBER OF TRUST
UNDERWRITER                                                  PREFERRED SECURITIES
-----------                                                  --------------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated  .......
Morgan Stanley & Co. Incorporated  ........................
Salomon Smith Barney Inc.  ................................
Credit Suisse First Boston Corporation  ...................
Prudential Securities Incorporated  .......................
UBS Warburg LLC  ..........................................
                                                                  ---------
      Total................................................       3,000,000
                                                                  =========

    In the underwriting agreement the several underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all the trust preferred securities offered hereby if any of the trust preferred securities are purchased. In the event of a default by an underwriter, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

    NorthWestern and the trust have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments which the underwriters may be required to make.

    The underwriters are offering the trust preferred securities, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the trust preferred securities, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions.

    Certain of the underwriters and their affiliates have in the past and may in the future engage in transactions with, or perform services for, NorthWestern and its subsidiaries in the ordinary course of business. Credit Suisse First Boston Corporation is acting as the financial advisor to NorthWestern and an affiliate of Credit Suisse First Boston Corporation is the administrative agent and a lender under NorthWestern's new credit facility entered into in connection with the acquisition of the MPC Utility.

    Additionally, an affiliate of Credit Suisse First Boston Corporation acted as a lender under our existing credit facility, a portion of which is being repaid with the proceeds of this offering. Such affiliate will receive amounts as repayment under our existing credit facility from the net proceeds of this offering. Accordingly, this offering is being made in compliance with Rule 2710 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD").

    Because the NASD is expected to view the trust preferred securities as interests in a direct participation program, this offering is being made in compliance with Rule 2810 of the Conduct Rules of the NASD.

COMMISSIONS AND DISCOUNTS

    The underwriters will offer the trust preferred securities directly to the public initially at $25 per trust preferred security. The underwriters may also offer the trust preferred securities to certain dealers at the above-mentioned
offering price less a concession not in excess of $   per trust preferred
security. The underwriters may allow, and such dealers may reallow, a discount not in excess of $ per trust preferred security to certain dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    Because the proceeds from the sale of the trust preferred securities and the common securities will be used to purchase the subordinated debentures, NorthWestern has agreed to pay the underwriters an underwriting commission of
$     per trust preferred security, or a total of $         , or $         if
the overallotment option described in "Underwriting" in this prospectus supplement is exercised in full. NorthWestern will pay all expenses, estimated to be approximately $100,000, associated with the offer and sale of the trust preferred securities.

NEW YORK STOCK EXCHANGE LISTING

    Before this offering, there was no established public trading market for the trust preferred securities. The trust intends to apply to list the trust preferred securities on the New York Stock Exchange under the symbol "NOR PrD." If approved for listing, trading of the trust preferred securities on the New York Stock Exchange is expected to begin within 30 days of the issuance of the trust preferred securities. In order to meet all the requirements for listing the trust preferred securities on the New York Stock Exchange, the underwriters have agreed to sell the trust preferred securities to a minimum of 400 beneficial holders. The representatives have advised us that they intend to make a market in the trust preferred securities prior to the commencement of trading on the New York Stock Exchange. However, the representatives are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance that a liquid trading market for the trust preferred securities will be available.

NO SALES OF SIMILAR SECURITIES

    We and the trust have agreed that, during a period of 30 days from the date of the pricing of the trust preferred securities, neither we nor the trust will offer, pledge, sell, contract to sell or otherwise dispose of any trust preferred securities or subordinated debentures or file any registration statement under the Securities Act of 1933 with respect to any of the foregoing or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the trust preferred securities or subordinated debentures, or any securities that are convertible into, or exercisable or exchangeable for trust preferred securities, except the subordinated debentures and the trust preferred securities offered by this prospectus supplement, without the prior consent of the representatives.

PRICE STABILIZATION AND SHORT POSITIONS

    In connection with the sale of the trust preferred securities, SEC rules permit the underwriters to engage in transactions that stabilize the price of the trust preferred securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the trust preferred securities.

    The underwriters may create a short position in the trust preferred securities in connection with this offering. That means they may sell a larger number of the trust preferred securities than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase trust preferred securities in the open market to reduce the short position. The underwriters may also elect to reduce any short position by exercising all or part of the overallotment option described below.

    If the underwriters purchase the trust preferred securities to stabilize the price or to reduce their short position, the price of the trust preferred securities could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the trust preferred securities.

    The underwriters may suspend any of these activities at any time.

PENALTY BIDS

    The representatives also may impose a penalty bid on certain underwriters and selling group members. This means that, if the representatives purchase trust preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the trust preferred securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those trust preferred securities as part of this offering.

OVERALLOTMENT OPTION

    The trust has granted an overallotment option to the underwriters to purchase up to an additional 450,000 trust preferred securities at the public offering price on the cover page of this prospectus supplement, plus accrued
distributions from January   , 2002. The underwriters may exercise this option
for 30 days from the date of this prospectus supplement solely to cover overallotments. If the underwriters exercise this option:

    - each underwriter will be obligated, subject to conditions contained in the underwriting agreement, to purchase from the trust a number of trust preferred securities proportionate to such underwriter's initial amount of trust preferred securities to be purchased, as reflected in the above table; and

    - we will be obligated to purchase from the trust a number of common securities necessary to maintain our current percentage ownership in the trust.

    Assuming full exercise of this overallotment option, the underwriting
commission to be paid by NorthWestern would increase by $       from the amount
stated on the cover page of this prospectus supplement.

    The trust will use the proceeds from the issuance of the trust preferred securities and the common securities pursuant to the overallotment option to purchase an equivalent principal amount of additional subordinated debentures from us.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon on behalf of NorthWestern, including the validity of the subordinated debentures and the guarantee, by Paul, Hastings, Janofsky & Walker LLP. Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the trust agreement and the creation of the trust will be passed upon on behalf of the trust by Richards, Layton & Finger, P.A., special Delaware counsel to the trust and NorthWestern. Certain legal matters will be passed upon on behalf of the underwriters by Dewey Ballantine LLP. Certain United States federal income taxation matters will be passed upon for Northwestern and the trust by Paul, Hastings, Janofsky & Walker LLP.

                                    EXPERTS

    The consolidated financial statements and schedule of NorthWestern Corporation incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving such reports.

    The financial statements of The Utility of The Montana Power Company and related subsidiaries and business trusts, consisting of the utility operations of Montana Power, Montana Power Capital I,

Discovery Energy Solutions, Inc., Canadian-Montana Pipe Line Corporation, Montana Power Services Company, One Call Locators, LLC, Montana Power Natural Gas Funding Trust and Colstrip Community Services Company, as of December 31, 2000 and 1999 and for each of the three years ended December 31, 2000 incorporated in this prospectus supplement by reference to the Current Report on Form 8-K, dated December 12, 2001, as amended, of NorthWestern Corporation have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    The following presents our unaudited pro forma combined financial information as of September 30, 2001 and for the year ended December 31, 2000 and for the nine months ended September 30, 2001. The unaudited pro forma combined statements of income for the year ended December 31, 2000 and the nine months ended September 30, 2001 give effect to the following transactions as if each transaction had occurred as of the beginning of the period presented and the unaudited pro forma combined balance sheet as of September 30, 2001 gives effect to the following transactions as if each transaction had occurred on September 30, 2001:

    - the sale of our common stock and the use of the net proceeds therefrom as described in "Summary--Recent Developments--Recent common stock offering;"

    - the sale of the 8 1/4% trust preferred securities of NorthWestern Capital Financing II and the use of the net proceeds therefrom as described in "Summary--Recent Developments--Recent offer of 8 1/4% trust preferred securities;"

    - the sale of the trust preferred securities offered by this prospectus supplement, assuming an offering of $75 million aggregate amount of securities and assuming a dividend rate of 8 1/4% thereon and the use of the net proceeds from the sale as described in "Use of Proceeds;"

    - our pending acquisition of MPC Utility for a purchase price of $1.1 billion, including the assumption of approximately $488 million in existing Montana Power debt and preferred stock, as discussed under "Summary--Recent Developments--Agreement to acquire The Montana Power Company's utility business;" and

    - our anticipated financing of the acquisition of the MPC Utility described in "Summary--Recent Developments--New Credit Facility" assuming interest rates on such facility as of January 17, 2002. We have classified the new credit facility as long-term because we intend to issue a combination of long-term debt and equity following the closing of the acquisition of the MPC Utility to refinance the initial financing andy provide working capital.

    The unaudited pro forma combined financial information is based upon currently available information and assumptions that our management believes are reasonable. The unaudited pro forma combined financial information is prepared for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the company that would have occurred had the transactions occurred at the periods presented, nor is the unaudited pro forma combined financial information necessarily indicative of future operating results or the financial position of the combined companies. Pro forma results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for a full year.

    You should read the following tables in conjunction with "Montana Power Company Utility Unaudited Pro Forma Combined Condensed Financial Data," the consolidated financial statements and notes thereto of NorthWestern incorporated by reference herein and the combined financial statements and notes thereto of the Utility of The Montana Power Company filed by us on a Current Report on Form 8-K, dated December 12, 2001, as amended, and incorporated by reference herein.

                            NORTHWESTERN CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                  (in thousands, except for per share amounts)

                                           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                       ------------------------------------------------------------------------------------
                                                           OFFERING OF                        NORTHWESTERN
                                                           8 1/4% TRUST                       PRO FORMA AS
                                                            PREFERRED      TRUST PREFERRED    ADJUSTED FOR
                                                          SECURITIES OF      SECURITIES       COMMON STOCK
                                                           NORTHWESTERN    OFFERED BY THIS     AND TRUST
                       NORTHWESTERN      COMMON STOCK        CAPITAL         PROSPECTUS        PREFERRED
                        CORPORATION        OFFERING        FINANCING II      SUPPLEMENT        SECURITIES
                          ACTUAL        ADJUSTMENT(1)     ADJUSTMENT(2)     ADJUSTMENT(3)      OFFERINGS
                       -------------   ----------------   --------------   ---------------   --------------
OPERATING REVENUES...    $3,440,336                                                             $3,440,336
COST OF SALES........     2,784,079                                                              2,784,079
                       ------------                                                          -------------
GROSS MARGIN.........       656,257                                                                656,257
                       ------------                                                          -------------
OPERATING EXPENSES:
  Selling, general
    and
    administrative
    expenses.........       607,596                                                                607,596
  Depreciation and
    amortization.....        91,300                                                                 91,300
                       ------------                                                          -------------
                            698,896                                                                698,896
                       ------------                                                          -------------
OPERATING INCOME
  (LOSS).............      (42,639)                                                               (42,639)
Interest expense.....      (66,253)         $1,325             $3,322             $2,348          (59,258)
Investment income and
  other..............         4,130                                                                  4,130
                       ------------    -----------        -----------       ------------     -------------
INCOME (LOSS) BEFORE
  INCOME TAXES AND
  MINORITY
  INTERESTS..........     (104,762)          1,325              3,322              2,348          (97,767)
Benefit (provision)
  for income taxes...        17,247          (517)              1,280                895            18,905
                       ------------    -----------        -----------       ------------     -------------
INCOME (LOSS) BEFORE
  MINORITY
  INTERESTS..........      (87,515)            808              4,602              3,243          (78,862)
Minority interests...       126,956                                                                126,956
                       ------------    -----------        -----------       ------------     -------------
NET INCOME...........        39,441            808              4,602              3,243            48,094
Minority interest on
  preferred
  securities of
  subsidiary trust...       (4,950)                           (6,605)            (4,641)          (16,196)
Dividends on
  cumulative
  preferred stock....         (144)                                                                  (144)
                       ------------    -----------        -----------       ------------     -------------
EARNINGS ON COMMON
  STOCK..............       $34,347           $808           $(2,003)           $(1,398)           $31,754
                       ============    ===========        ===========       ============     =============
AVERAGE COMMON SHARES
  OUTSTANDING........        23,604          3,680                                                  27,284
EARNINGS PER AVERAGE
  COMMON SHARE
  Basic..............         $1.46                                                                  $1.16
  Diluted............          1.45                                                                   1.16

                        FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                       ----------------------------------------------
                                                        NORTHWESTERN
                                                        PRO FORMA AS
                                        NORTHWESTERN       FURTHER
                                         INITIAL MPC    ADJUSTED FOR
                                           UTILITY       MPC UTILITY
                         PRO FORMA       ACQUISITION     ACQUISITION
                        MPC UTILITY       FINANCING          AND
                       ADJUSTMENT(4)    ADJUSTMENT(5)     FINANCING
                       --------------   -------------   -------------
OPERATING REVENUES...      $490,651                        $3,930,987
COST OF SALES........       248,172                         3,032,251
                       ------------                     -------------
GROSS MARGIN.........       242,479                           898,736
                       ------------                     -------------
OPERATING EXPENSES:
  Selling, general
    and
    administrative
    expenses.........       124,617                           732,213
  Depreciation and
    amortization.....        42,765                           134,065
                       ------------                     -------------
                            167,382                           866,278
                       ------------                     -------------
OPERATING INCOME
  (LOSS).............        75,097                            32,458
Interest expense.....      (24,721)        $(20,724)        (104,703)
Investment income and
  other..............         1,707                             5,837
                       ------------     ------------    -------------
INCOME (LOSS) BEFORE
  INCOME TAXES AND
  MINORITY
  INTERESTS..........        52,083         (20,724)         (66,408)
Benefit (provision)
  for income taxes...      (18,706)            8,082            8,281
                       ------------     ------------    -------------
INCOME (LOSS) BEFORE
  MINORITY
  INTERESTS..........        33,377         (12,642)         (58,127)
Minority interests...                                         126,956
                       ------------     ------------    -------------
NET INCOME...........        33,377         (12,642)           68,829
Minority interest on
  preferred
  securities of
  subsidiary trust...       (4,119)                          (20,315)
Dividends on
  cumulative
  preferred stock....                                           (144)
                       ------------     ------------    -------------
EARNINGS ON COMMON
  STOCK..............       $29,258        $(12,642)          $48,370
                       ============     ============    =============
AVERAGE COMMON SHARES
  OUTSTANDING........                                          27,284
EARNINGS PER AVERAGE
  COMMON SHARE
  Basic..............                                           $1.77
  Diluted............                                            1.77

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                            NORTHWESTERN CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                  (in thousands, except for per share amounts)

                                                 FOR THE YEAR ENDED DECEMBER 31, 2000
                       ----------------------------------------------------------------------------------------
                                                                                                 NORTHWESTERN
                                                        OFFERING OF 8 1/4%                       PRO FORMA AS
                                                         TRUST PREFERRED     TRUST PREFERRED     ADJUSTED FOR
                                                          SECURITIES OF         SECURITIES       COMMON STOCK
                                                           NORTHWESTERN      OFFERED BY THIS          AND
                       NORTHWESTERN     COMMON STOCK         CAPITAL            PROSPECTUS      TRUST PREFERRED
                        CORPORATION       OFFERING         FINANCING II         SUPPLEMENT        SECURITIES
                          ACTUAL       ADJUSTMENT(1)      ADJUSTMENT(2)       ADJUSTMENT(3)        OFFERINGS
                       -------------   --------------   ------------------   ----------------   ---------------
OPERATING REVENUES...    $7,132,090                                                                $7,132,090
COST OF SALES........     6,295,675                                                                 6,295,675
                       ------------                                                             -------------
GROSS MARGIN.........       836,415                                                                   836,415
                       ------------                                                             -------------
OPERATING EXPENSES:
  Selling, general
    and
    administrative
    expenses.........       686,814                                                                   686,814
  Depreciation and
    amortization.....       108,329                                                                   108,329
                       ------------                                                             -------------
                            795,143                                                                   795,143
                       ------------                                                             -------------
OPERATING INCOME
  (LOSS).............        41,272                                                                    41,272
Interest expense.....      (77,207)          $2,986             $7,578             $5,351            (61,292)
Investment income and
  other..............         8,981                                                                     8,981
                       ------------    ------------       ------------       ------------       -------------
INCOME (LOSS) BEFORE
  INCOME TAXES AND
  MINORITY
  INTERESTS..........      (26,954)           2,986              7,578              5,351            (11,039)
Benefit (provision)
  for income taxes...         4,117         (1,165)                479                326               3,757
                       ------------    ------------       ------------       ------------       -------------
INCOME (LOSS) BEFORE
  MINORITY
  INTERESTS..........      (22,837)           1,821              8,057              5,677             (7,282)
Minority interests...        73,436                                                                    73,436
                       ------------    ------------       ------------       ------------       -------------
INCOME BEFORE
  CUMULATIVE EFFECT
  OF CHANGE IN
  ACCOUNTING
  PRINCIPLE..........        50,599           1,821              8,057              5,677              66,154
Cumulative effect on
  change in
  accounting
  principle, net of
  tax and minority
  interests..........       (1,046)                                                                   (1,046)
                       ------------    ------------       ------------       ------------       -------------
NET INCOME...........        49,553           1,821              8,057              5,677              65,108
Minority interest on
  preferred
  securities of
  subsidiary trust...       (6,601)                            (8,807)            (6,187)            (21,595)
Dividends on
  cumulative
  preferred stock....         (191)                                                                     (191)
                       ------------    ------------       ------------       ------------       -------------
EARNINGS ON COMMON
  STOCK..............       $42,761          $1,821             $(750)             $(510)             $43,322
                       ============    ============       ============       ============       =============
AVERAGE COMMON SHARES
  OUTSTANDING........        23,141           3,680                                                    26,821
EARNINGS PER AVERAGE
  COMMON SHARE
  Basic before
  cumulative
  effect.............         $1.89                                                                     $1.65
  Cumulative effect
    of change in
    accounting
    principle........        (0.04)                                                                    (0.04)
  Basic..............          1.85                                                                      1.61

  Diluted before
    cumulative
    effect...........          1.87                                                                      1.63
  Cumulative effect
    of change in
    accounting
    principle........        (0.04)                                                                    (0.04)
  Diluted............          1.83                                                                      1.59

                           FOR THE YEAR ENDED DECEMBER 31, 2000
                       ---------------------------------------------
                                                       NORTHWESTERN
                                                         PRO FORMA
                                       NORTHWESTERN     AS FURTHER
                                        INITIAL MPC    ADJUSTED FOR
                         PRO FORMA        UTILITY       MPC UTILITY
                            MPC         ACQUISITION     ACQUISITION
                          UTILITY        FINANCING          AND
                       ADJUSTMENT(4)   ADJUSTMENT(5)     FINANCING
                       -------------   -------------   -------------
OPERATING REVENUES...     $628,144                       $7,760,234
COST OF SALES........      319,505                        6,615,180
                       -----------                     ------------
GROSS MARGIN.........      308,639                        1,145,054
                       -----------                     ------------
OPERATING EXPENSES:
  Selling, general
    and
    administrative
    expenses.........      186,183                          872,997
  Depreciation and
    amortization.....       54,123                          162,452
                       -----------                     ------------
                           240,306                        1,035,449
                       -----------                     ------------
OPERATING INCOME
  (LOSS).............       68,333                          109,605
Interest expense.....     (35,880)       $(27,632)        (124,804)
Investment income and
  other..............       14,481                           23,462
                       -----------     -----------     ------------
INCOME (LOSS) BEFORE
  INCOME TAXES AND
  MINORITY
  INTERESTS..........       46,934        (27,632)            8,263
Benefit (provision)
  for income taxes...     (16,162)          10,776          (1,629)
                       -----------     -----------     ------------
INCOME (LOSS) BEFORE
  MINORITY
  INTERESTS..........       30,772        (16,856)            6,634
Minority interests...                                        73,436
                       -----------     -----------     ------------
INCOME BEFORE
  CUMULATIVE EFFECT
  OF CHANGE IN
  ACCOUNTING
  PRINCIPLE..........       30,772        (16,856)           80,070
Cumulative effect on
  change in
  accounting
  principle, net of
  tax and minority
  interests..........                                       (1,046)
                       -----------     -----------     ------------
NET INCOME...........       30,772        (16,856)           79,024
Minority interest on
  preferred
  securities of
  subsidiary trust...      (5,492)                         (27,087)
Dividends on
  cumulative
  preferred stock....                                         (191)
                       -----------     -----------     ------------
EARNINGS ON COMMON
  STOCK..............      $25,280       $(16,856)          $51,746
                       ===========     ===========     ============
AVERAGE COMMON SHARES
  OUTSTANDING........                                        26,821
EARNINGS PER AVERAGE
  COMMON SHARE
  Basic before
  cumulative
  effect.............                                         $1.97
  Cumulative effect
    of change in
    accounting
    principle........                                        (0.04)
  Basic..............                                          1.93
  Diluted before
    cumulative
    effect...........                                          1.94
  Cumulative effect
    of change in
    accounting
    principle........                                        (0.04)
  Diluted............                                          1.90

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                            NORTHWESTERN CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 (in thousands)

                                                              AT SEPTEMBER 30, 2001
                           -------------------------------------------------------------------------------------------
                                                                                                        NORTHWESTERN
                                                              OFFERING OF 8 1/4%                        PRO FORMA AS
                                                               TRUST PREFERRED     TRUST PREFERRRED     ADJUSTED FOR
                                                                SECURITIES OF         SECURITIES        COMMON STOCK
                                                                 NORTHWESTERN      OFFERED BY THIS          AND
                           NORTHWESTERN      COMMON STOCK          CAPITAL            PROSPECTUS      TRUST PREFERRED
                            CORPORATION        OFFERING          FINANCING II         SUPPLEMENT         SECURITIES
                              ACTUAL        ADJUSTMENT(6)       ADJUSTMENT(7)       ADJUSTMENT(8)        OFFERINGS
                           -------------   ----------------   ------------------   ----------------   ----------------
         ASSETS
CURRENT ASSETS:
  Cash and cash
    equivalents..........       $84,496         $30,072                                                     $114,568
  Accounts receivable,
    net..................       388,243                                                                      388,243
  Inventories............        89,290                                                                       89,290
  Other..................        83,556                                                                       83,556
                           ------------    ------------                                               --------------
                                645,585          30,072                                                      675,657
                           ------------    ------------                                               --------------
PROPERTY, PLANT AND
  EQUIPMENT, NET.........       806,236                                                                      806,236
GOODWILL AND OTHER
  INTANGIBLE ASSETS,
  NET....................       994,721                                                                      994,721
OTHER ASSETS:
  Investments............        96,733                                                                       96,733
  Other assets...........        80,009                                $3,863             $2,462              86,334
                           ------------                         -------------      -------------      --------------
                                176,742                                 3,863              2,462             183,067
                           ------------    ------------         -------------      -------------      --------------
                             $2,623,284         $30,072                $3,863             $2,462          $2,659,681
                           ============    ============         =============      =============      ==============
LIABILITIES AND
  SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of
    long-term debt.......        $5,000                                                                       $5,000
  Current maturities of
    long-term debt--
    nonrecourse..........       106,522                                                                      106,522
  Short-term debt........         8,000        $(8,000)
  Short-term debt of
    subsidiaries--
    nonrecourse..........       167,723                                                                      167,723
  Accounts payable.......       269,002                                                                      269,002
  Accrued expenses.......       226,195                                                                      226,195
                           ------------    ------------                                               --------------
                                782,442         (8,000)                                                      774,442
                           ------------    ------------                                               --------------
LONG-TERM LIABILITIES:
  Long-term debt.........       586,350         (1,800)            $(102,887)          $(72,538)             409,125
  Long-term debt of
    subsidiaries--
    nonrecourse..........       491,765                                                                      491,765
  Deferred income
    taxes................        46,663                                                                       46,663
  Other noncurrent
    liabilities..........        58,469                                                                       58,469
                           ------------    ------------         -------------      -------------      --------------
                              1,183,247         (1,800)             (102,887)           (72,538)           1,006,022
                           ------------    ------------         -------------      -------------      --------------

MINORITY INTERESTS.......       234,552        (35,000)                                                      199,552
PREFERRED STOCK,
  PREFERENCE STOCK AND
  PREFERRED SECURITIES:
  Preferred stock--4 1/2%
    series...............         2,600                                                                        2,600
  Redeemable preferred
    stock--6 1/2%
    series...............         1,150                                                                        1,150
  Preference stock.......
  Company obligated
    manditorily
    redeemable security
    of trust holding
    solely parent
    debentures...........        87,500                               106,750             75,000             269,250
                           ------------                         -------------      -------------      --------------
                                 91,250                               106,750             75,000             273,000
                           ------------                         -------------      -------------      --------------
SHAREHOLDERS' EQUITY:
  Common stock...........        41,502           6,440                                                       47,942
  Paid-in capital........       172,954          68,432                                                      241,386
  Retained earnings......       117,838                                                                      117,838
  Accumulated other
    comprehensive
    income...............         (501)                                                                        (501)
                           ------------    ------------                                               --------------
                                331,793          74,872                                                      406,665
                           ------------    ------------         -------------      -------------      --------------
                             $2,623,284         $30,072                $3,863             $2,462          $2,659,681
                           ============    ============         =============      =============      ==============

                                         AT SEPTEMBER 30, 2001
                           --------------------------------------------------

                                                               NORTHWESTERN
                                             NORTHWESTERN      PRO FORMA AS
                                              INITIAL MPC         FURTHER
                                                UTILITY        ADJUSTED FOR
                             PRO FORMA        ACQUISITION       MPC UTILITY
                            MPC UTILITY        FINANCING        ACQUISITION
                           ADJUSTMENT(9)    ADJUSTMENT(10)     AND FINANCING
                           --------------   ---------------   ---------------
         ASSETS
CURRENT ASSETS:
  Cash and cash
    equivalents..........        $6,504                            $121,072
  Accounts receivable,
    net..................        54,439                             442,682
  Inventories............        11,508                             100,798
  Other..................       106,381                             189,937
                           ------------                       -------------
                                178,832                             854,489
                           ------------                       -------------
PROPERTY, PLANT AND
  EQUIPMENT, NET.........     1,092,178                           1,898,414
GOODWILL AND OTHER
  INTANGIBLE ASSETS,
  NET....................         7,561         $111,184          1,113,466
OTHER ASSETS:
  Investments............        25,439                             122,172
  Other assets...........       226,471                             312,805
                           ------------                       -------------
                                251,910                             434,977
                           ------------     ------------      -------------
                             $1,530,481         $111,184         $4,301,346
                           ============     ============      =============
LIABILITIES AND
  SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of
    long-term debt.......        $3,399                              $8,399
  Current maturities of
    long-term debt--
    nonrecourse..........                                           106,522
  Short-term debt........                                                --
  Short-term debt of
    subsidiaries--
    nonrecourse..........                                           167,723
  Accounts payable.......        37,162                             306,164
  Accrued expenses.......       133,556                             359,751
                           ------------                       -------------
                                174,117                             948,559
                           ------------                       -------------
LONG-TERM LIABILITIES:
  Long-term debt.........       419,601         $602,000          1,430,726
  Long-term debt of
    subsidiaries--
    nonrecourse..........                                           491,765
  Deferred income
    taxes................                                            46,663
  Other noncurrent
    liabilities..........       380,947                             439,416
                           ------------     ------------      -------------
                                800,548          602,000          2,408,570
                           ------------     ------------      -------------
MINORITY INTERESTS.......                                           199,552
PREFERRED STOCK,
  PREFERENCE STOCK AND
  PREFERRED SECURITIES:
  Preferred stock--4 1/2%
    series...............                                             2,600
  Redeemable preferred
    stock--6 1/2%
    series...............                                             1,150
  Preference stock.......
  Company obligated
    manditorily
    redeemable security
    of trust holding
    solely parent
    debentures...........        65,000                             334,250
                           ------------                       -------------
                                 65,000                             338,000
                           ------------                       -------------
SHAREHOLDERS' EQUITY:
  Common stock...........                                            47,942
  Paid-in capital........       490,816        (490,816)            241,386
  Retained earnings......                                           117,838
  Accumulated other
    comprehensive
    income...............                                             (501)
                           ------------     ------------      -------------
                                490,816        (490,816)            406,665
                           ------------     ------------      -------------
                             $1,530,481         $111,184         $4,301,346
                           ============     ============      =============

    The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                            NORTHWESTERN CORPORATION

                     NOTES TO UNAUDITED PRO FORMA COMBINED

                             FINANCIAL INFORMATION

The Unaudited Pro Forma Combined Financial Information is based on the following assumptions:

(1) Reflects the receipt of $74.9 million of net proceeds, after deducting offering expenses, from the sale of 3,680,000 shares of common stock issued in October 2001 at $21.25 per share and the application of the proceeds therefrom as described in "Summary--Recent Developments--Recent common stock offering."

(2) Reflects the receipt of $102.9 million of net proceeds, after paying the underwriting commission and estimated offering expenses totalling approximately $3.9 million, from the sale of 4.27 million 8 1/4% trust preferred securities of NorthWestern Capital Financing II and the application of proceeds therefrom as described in "Summary--Recent Developments--Recent offering of 8 1/4% trust preferred securities."

(3) Reflects the receipt of $72.5 million of net proceeds, after paying the underwriting commission and approximately $100,000 of estimated offering expenses, from the sale of the trust preferred securities offered by this prospectus supplement, assuming an offering of 3.0 million trust preferred securities and assuming a dividend rate of 8 1/4% and the use of proceeds from the sale as discussed under "Use of Proceeds" herein. A change of 1/8% in dividend rates on the trust preferred securities would increase or decrease pre-tax interest expense by $93,750 per annum.

(4) Reflects the results of operations of the MPC Utility for a purchase price of $1.1 billion, including the assumption of approximately $488 million in existing Montana Power debt and preferred stock.

(5) Reflects NorthWestern's anticipated initial financing of the acquisition of the MPC Utility with the new credit facility described in "Summary--Recent Developments--New Credit Facility." The initial financing assumes the equity purchase price is fully funded via the new credit facility described above and assuming interest rates on such new credit facility as of January 17, 2002. Borrowings under the new credit facility bear interest at a variable rate. Based on interest rates as of January 17, 2002, the interest rate on borrowings under the new credit facility would have been 4.59% per annum, including amortization of financing charges. A change of 1/8% in interest rates would increase or decrease pre-tax interest expense by $753,000 per annum. The new credit facility contains a number of representations and warranties and affirmative and negative covenants, including certain financial ratio maintenance covenants. We have classified the new credit facility as long-term because we intend to issue a combination of long-term debt and equity following the closing of the acquisition of the MPC Utility to refinance the initial financing and provide working capital. We will be required to pay additional fees in the event we are unable to refinance the acquisition term loan within 60 days and 150 days, respectively, from the closing of the acquisition of the MPC Utility.

(6) Reflects the receipt of $74.9 million of net proceeds, after deducting offering expenses, from the sale of 3,680,000 shares of common stock issued in October 2001 at $21.25 per share and the application of the proceeds therefrom as described in "Summary--Recent Developments--Recent common stock offering."

(7) Reflects the receipt of $102.9 million of net proceeds, after paying the underwriting commission and estimated offering expenses totalling
    $3.9 million, from the sale of 4.27 million 8 1/4% trust preferred securities of NorthWestern Capital Financing II and the application of proceeds therefrom as described in "Summary--Recent Developments--Recent offering of 8 1/4% trust preferred securities."

(8) Reflects the receipt of $72.5 million of net proceeds, after paying the underwriting commission and approximately $100,000 of estimated offering expenses, from the sale of the trust preferred securities offered by this prospectus supplement, assuming an offering of $75.0 million aggregate amount of trust preferred securities and the use of proceeds from the sale as discussed under "Use of Proceeds" herein.

(9) Reflects the balances of the MPC Utility. Purchase adjustments have been made to the assets and liabilities of the MPC Utility to reflect the effect of the pending acquisition accounted for under the purchase method of accounting. Certain pro forma adjustments are based, in part, on the impact of the terms and conditions of the Unit Purchase Agreement governing our acquisition of the MPC Utility and we cannot assure you that such terms and conditions will remain unchanged. Pro forma adjustments exclude certain cash accounts representing excess proceeds from the MPC Utility's previous sale of

                            NORTHWESTERN CORPORATION

                     NOTES TO UNAUDITED PRO FORMA COMBINED

                             FINANCIAL INFORMATION

    generation assets, which cash will be applied to reduce transition and stranded costs under the jurisdiction of the MPSC and FERC. See "Montana Power Company Utility Unaudited Pro Forma Combined Condensed Financial Data."

(10) Reflects NorthWestern's anticipated initial financing of the acquisition of the MPC Utility with the new credit facility described in "Summary--Recent Developments--New Credit Facility" and note 5 above. Goodwill will be recognized, representing the portion of the purchase price in excess of the fair value of identified assets and liabilities. No amortization of goodwill is included in the Unaudited Pro Forma Combined Financial Information, as provided in Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," for business combinations completed after June 30, 2001. The allocation of the purchase price will be based on the fair value of identified assets and liabilities as of the date the business combination is completed. Accordingly, goodwill will be adjusted as a result of the determination of such fair value and thus will differ from the amount reported in the Unaudited Pro Forma Combined Condensed Balance Sheet. While we believe the historical assets and liabilities approximate fair value, if we identify any intangible assets separate from goodwill, they will be subject to amortization.

               MONTANA POWER COMPANY UTILITY UNAUDITED PRO FORMA
                       COMBINED CONDENSED FINANCIAL DATA

    The following presents unaudited pro forma combined financial data for Montana Power Company Utility as of September 30, 2001 and for the year ended December 31, 2000 and for the nine months ended September 30, 2001. The pro forma statements of income for the year ended December 31, 2000 and the nine months ended September 30, 2001 give effect to the following as if each transaction had occurred as of the beginning of the period presented and the pro forma combined condensed balance sheet as of September 30, 2001 gives effect to the following as if each transaction had occurred on September 30, 2001:

    - the exclusion of revenues and costs under an industrial power supply contract that is contractually excluded from the MPC Utility;

    - the implementation of the termination of a special retirement incentive plan that was contractually required to be terminated as part of the acquisition of the MPC Utility;

    - the elimination of certain regulatory liabilities relating to the sale by Montana Power of its oil and gas businesses, which liabilities are being retained by Montana Power and for which Montana Power is fully indemnifying NorthWestern as part of the acquisition of the MPC Utility; and

    - the elimination of dividends paid on Montana Power's preferred stock, which stock is being retained by Montana Power as part of the acquisition of the MPC Utility.

    The pro forma adjustments are based upon currently available information and certain assumptions that our management believes are reasonable. The unaudited pro forma financial information is prepared for illustrative purposes only and is not necessarily indicative of the operating results or financial condition of the MPC Utility that would have occurred had the transactions occurred at the periods presented, nor is the unaudited pro forma financial information necessarily indicative of future operating results or the future financial position of the MPC Utility. Pro forma results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for a full year.

    Certain pro forma adjustments are based, in part, on the impact of the terms and conditions of the Unit Purchase Agreement governing our acquisition of the MPC Utility, and we cannot assure you that such terms and conditions will remain unchanged. Pro forma adjustments exclude certain cash accounts representing excess proceeds from the Montana Power's previous sale of generation assets, which cash will be applied to reduce transition and stranded costs under the jurisdiction of the MPSC and FERC.

    The Unaudited Pro Forma Combined Condensed Statements of Income as presented include:

       - the impact of an interim combined general electric and natural gas rate increase of $19.8 million per annum, granted on November 28, 2000 and lasting until May 8, 2001; and

       - the impact of a final combined general electric and natural gas rate increase of $20.3 million per annum approved by the MPSC on May 8, 2001. This final rate increase replaced the interim rate increase described above.

    In addition, as a result of legislation enacted in Montana in 2001, recovery of that portion of power supply costs related to certain qualified facilities which are currently not recovered in rates, as reflected in the Unaudited Consolidated Pro Forma Statements of Income, are anticipated to be recovered in rates in future periods. The Unaudited Consolidated Pro Forma Statements of Income for the nine months ended September 30, 2001 reflect an offsetting one-time adjustment related to the recording of a regulatory asset which resulted from the final settlement of the aforementioned general rate increase approved by the MPSC on May 8, 2001.

    You should read the information set forth below together with the combined financial statements and notes thereto of the Utility of The Montana Power Company as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 included in NorthWestern's Current Report on Form 8-K, dated December 12, 2001, as amended, which is incorporated by reference herein and the unaudited combined financial statements and the notes thereto of the Utility of The Montana Power Company as of September 30, 2001 and for the nine months ended September 30, 2001 included in NorthWestern's Current Report on Form 8-K, dated December 12, 2001, as amended, incorporated by reference herein.

                         MONTANA POWER COMPANY UTILITY

          UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENTS OF INCOME

                                 (in thousands)

                                             FOR THE YEAR ENDED                            FOR THE NINE MONTHS ENDED
                                              DECEMBER 31, 2000                                SEPTEMBER 30, 2001
                                  -----------------------------------------         ----------------------------------------
                                  MPC UTILITY     PRO FORMA      PRO FORMA          MPC UTILITY    PRO FORMA      PRO FORMA
                                   ACTUAL(1)     ADJUSTMENTS    MPC UTILITY          ACTUAL(1)    ADJUSTMENTS    MPC UTILITY
                                  -----------   -------------   -----------         -----------   -----------    -----------
OPERATING REVENUES..............    $676,053      $(47,909)(2)    $628,144            $536,306     $(45,655)(2)    $490,651
COST OF SALES...................     378,834       (59,329)(2)     319,505             379,916     (131,744)(2)     248,172
                                  ----------    -----------     ----------          ----------    ----------     ----------
GROSS MARGIN....................     297,219         11,420        308,639             156,390        86,089        242,479
                                  ----------    -----------     ----------          ----------    ----------     ----------
OPERATING EXPENSES:
  Selling, general and
    administrative expenses.....     228,999       (10,267)(3)     186,183             148,417      (23,800)(4)     124,617
                                                   (32,549)(4)
  Depreciation and
    amortization................      54,123                        54,123              42,765                       42,765
                                  ----------    -----------     ----------          ----------    ----------     ----------
                                     283,122       (42,816)        240,306             191,182      (23,800)        167,382
                                  ----------    -----------     ----------          ----------    ----------     ----------
OPERATING INCOME (LOSS).........      14,097         54,236         68,333            (34,792)       109,889         75,097
Interest expense................    (35,880)                      (35,880)            (24,721)                     (24,721)
Investment income and other.....      14,481                        14,481               1,707                        1,707
                                  ----------    -----------     ----------          ----------    ----------     ----------
INCOME (LOSS) BEFORE INCOME
  TAXES AND MINORITY
  INTERESTS.....................     (7,302)         54,236         46,934            (57,806)       109,889         52,083
Benefit (provision) for income
  taxes.........................      19,599       (35,761)       (16,162)              20,015      (38,721)       (18,706)
                                  ----------    -----------     ----------          ----------    ----------     ----------
NET INCOME (LOSS)...............      12,297         18,475         30,772            (37,791)        71,168         33,377
Minority interest on preferred
  securities of subsidiary
  trust.........................     (5,492)                       (5,492)             (4,119)                      (4,119)
Dividends on cumulative
  preferred stock...............     (3,690)          3,690(5)                         (2,847)         2,847(5)
                                  ----------    -----------     ----------          ----------    ----------     ----------
EARNINGS ON COMMON STOCK........      $3,115        $22,165        $25,280           $(44,757)       $74,015        $29,258
                                  ==========    ===========     ==========          ==========    ==========     ==========

    The accompanying notes are an integral part of these unaudited combined condensed pro forma financial statements.

                         MONTANA POWER COMPANY UTILITY

              UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET

                                 (in thousands)

                                                                    AT SEPTEMBER 30, 2001
                                                      --------------------------------------------------
                                                                                         AS ADJUSTED FOR
                                                      MPC UTILITY       PRO FORMA        ACQUISITION BY
                                                       ACTUAL(1)    ADJUSTMENTS(6),(7)    NORTHWESTERN
                                                      -----------   ------------------   ---------------
                       ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.........................      $6,504                                $6,504
  Accounts receivable, net..........................     110,348         $(55,909)              54,439
  Inventories.......................................      11,508                                11,508
  Other current assets..............................     109,944           (3,563)             106,381

PROPERTY, PLANT AND EQUIPMENT, NET..................   1,092,178                             1,092,178

GOODWILL AND OTHER INTANGIBLE ASSETS, NET...........       7,561                                 7,561

OTHER ASSETS:
  Investments.......................................      25,439                                25,439
  Other assets......................................     226,471                               226,471
                                                      ----------       ----------           ----------
                                                      $1,589,953         $(59,472)          $1,530,481
                                                      ==========       ==========           ==========

        LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt..............      $6,930          $(3,531)              $3,399
  Short-term debt--Unrelated........................      74,600          (74,600)
  Short-term debt--Associated companies.............      49,811          (49,811)
  Accounts payable--Unrelated.......................      37,162                                37,162
  Accrued expenses--Associated companies............      75,809          (75,809)
  Accrued expenses..................................     135,016           (1,460)             133,556
                                                      ----------       ----------           ----------
                                                         379,328         (205,211)             174,117

Long-term debt......................................     306,188          113,413(6)           419,601
Deferred income taxes...............................      86,422          (86,422)
Other noncurrent liabilities........................     380,947                               380,947

Company obligated mandatorily redeemable securities
  of trust holding solely parent debentures.........      65,000                                65,000

SHAREHOLDERS' EQUITY:
  Preferred stock...................................      57,654          (57,654)
  Other equity......................................     314,414          176,402              490,816
                                                      ----------       ----------           ----------
                                                      $1,589,953         $(59,472)          $1,530,481
                                                      ==========       ==========           ==========

    The accompanying notes are an integral part of these unaudited combined condensed pro forma financial statements.

                         MONTANA POWER COMPANY UTILITY

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                            CONDENSED FINANCIAL DATA

    The Unaudited Pro Forma Combined Condensed Financial Data of the MPC Utility are based on the following assumptions:

(1) MPC Utility reflects the electric and natural gas transmission and distribution utility operations and certain unregulated, energy-related businesses (including Colstrip Unit 4) of Montana Power that provide products and services to industrial, institutional and commercial customers. These operations and businesses are discussed in the audited financial statements for the Utility of the Montana Power Company that NorthWestern has filed with the SEC in its Current Report on Form 8-K, dated
    December 12, 2001, as amended, which are incorporated by reference herein. These entities represent the entities which will be part of the pending sale to NorthWestern and are collectively referred to as the MPC Utility.

(2) Reflects the elimination of $47.9 million of revenues and $59.3 million of associated power supply costs for the year ended December 31, 2000 and $45.7 million of revenues and $131.7 million of associated power supply and other costs for the nine months ended September 30, 2001 under an industrial power supply contract. Pursuant to the Unit Purchase Agreement, these associated revenues and costs have been excluded. The Unit Purchase Agreement requires the power supply contract and all obligations related thereto to remain with Montana Power and is not part of the MPC Utility being acquired by Northwestern. Montana Power has terminated two other supply contracts which had combined revenues of $4.7 million and associated power supply costs of $10.0 million for the year ended December 31, 2000 and combined revenues of $4.3 million and associated power supply costs of $8.6 million for the nine months ended September 30, 2001. Because these contracts were not specifically required to be terminated by the Unit Purchase Agreement, the pro forma statements of income have not been adjusted to exclude the losses on these contracts.

(3) Reflects $10.3 million of expense from a reduction in actual salary and benefit costs for the year ended December 31, 2000 resulting from the termination of a special retirement incentive plan. Montana Power is required to terminate this special retirement plan pursuant to the Unit Purchase Agreement.

(4) On October 31, 2000, Montana Power sold its oil and natural gas businesses. As a result of the transaction, Montana Power recorded a regulatory liability of $32.5 million in the fourth quarter of 2000 representing the portion of the proceeds from the sale of oil and natural gas businesses, which Montana Power believed was attributable to properties previously included in the natural gas utility rate base. An additional $23.8 million liability was recorded in the third quarter of 2001. NorthWestern is specifically indemnified, pursuant to the Unit Purchase Agreement, of any impact relating to the regulatory treatment of the gain on the sale of the oil and gas businesses. Therefore, the pro forma adjustment reflects the reversal of the $32.5 million charge in 2000 and the $23.8 million charge in the nine months ended September 30, 2001.

(5) Reflects the elimination of $3.7 million of dividends for the year ended December 31, 2000 and $2.8 million of dividends for the nine months ended September 30, 2001 on preferred stock which will not be assumed by NorthWestern pursuant to the Unit Purchase Agreement.

(6) On November 27, 2001, Montana Power issued $150 million aggregate principal amount of its 7.30% First Mortgage Bonds due 2006. Pursuant to the Unit Purchase Agreement with NorthWestern, which requires that NorthWestern assume no more than $488 million in debt and preferred securities of the MPC Utility, the Unaudited Pro Forma Combined Condensed Balance

                         MONTANA POWER COMPANY UTILITY

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                            CONDENSED FINANCIAL DATA

    Sheet does not reflect the proceeds from that offering. Instead, the Unaudited Pro Forma Combined Condensed Balance Sheet adjusts Long-Term Debt such that the aggregate amount of debt and preferred securities assumed by NorthWestern upon closing of the pending acquisition equals $488 million.

(7) Reflects purchase adjustments to the assets and liabilities of the MPC Utility to reflect the effect of the pending acquisition accounted for as a business purchase and to exclude certain assets and liabilities pursuant to the Unit Purchase Agreement.

PROSPECTUS

                                  $720,000,000

                                     [LOGO]

                            NORTHWESTERN CORPORATION

                                 MORTGAGE BONDS
                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                           CUMULATIVE PREFERRED STOCK
                                PREFERENCE STOCK
                                  COMMON STOCK

                       NORTHWESTERN CAPITAL FINANCING II
                       NORTHWESTERN CAPITAL FINANCING III
                       NORTHWESTERN CAPITAL FINANCING IV
                              PREFERRED SECURITIES
            GUARANTEED TO THE EXTENT DESCRIBED IN THIS PROSPECTUS BY
                            NORTHWESTERN CORPORATION

                               -----------------

    NorthWestern Corporation may offer mortgage bonds, senior debt securities, subordinated debt securities, shares of cumulative preferred stock, shares of preference stock and shares of its common stock.

    NorthWestern Capital Financing II, NorthWestern Capital Financing III and NorthWestern Capital Financing IV may offer preferred securities that will be guaranteed by NorthWestern Corporation to the extent described in this prospectus.

    We may offer these securities from time to time, in amounts, on terms and at prices that we will determine at the time they are offered for sale. We will describe these terms and prices in more detail in one or more supplements to this prospectus, which will be distributed at the time the securities are offered.

                              -------------------

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                               -----------------

    NorthWestern's common stock is listed on the New York Stock Exchange under the symbol "NOR." Each prospectus supplement offering any other securities will state whether those securities are listed or will be listed on any national securities exchange.

    We may sell the securities to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangement made with those underwriters, dealers or agents.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                              -------------------

                 The date of this prospectus is July 27, 1999.

                               TABLE OF CONTENTS

Available Information.......................................    3

Documents Incorporated by Reference.........................    3

Forward-Looking Statements..................................    4

NorthWestern................................................    4

The Trusts..................................................    4

Use of Proceeds.............................................    5

Ratio of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and Preferred Dividends.....................    6

Description of Mortgage Bonds...............................    6

Description of Debt Securities..............................   16

Description of Preferred Stock and Preference Stock.........   24

Description of Common Stock.................................   27

Description of the Trusts' Preferred Securities.............   30

Description of the Guarantees...............................   39

Relationship Among the Preferred Securities, the
  Subordinated Debt Securities and the Guarantees...........   41

Book-Entry Issuance.........................................   43

Plan of Distribution........................................   45

Experts.....................................................   46

Legal Opinions..............................................   46

                             AVAILABLE INFORMATION

    NorthWestern Corporation files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030. The SEC also maintains a site on the World Wide Web that contains reports, proxy statements and other information regarding NorthWestern. The address of the SEC's Web site is http://www.sec.gov.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus constitutes a part of the registration statement. Other parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. You may inspect copies of the full registration statement, including the exhibits, at the SEC's Public Reference Room or through the SEC's Web site.

    This prospectus does not include separate financial statements of NorthWestern Capital Financing II, NorthWestern Capital Financing III and NorthWestern Capital Financing IV. We do not believe that those financial statements would be material to investors because each of those issuers is a special purpose trust, with no operating history or independent operations, that will not engage in any activity other than holding, as trust assets, the subordinated debt securities of NorthWestern and issuing its preferred securities and common securities as described below. Furthermore, taken together, NorthWestern's obligations under the subordinated debt securities held by a trust, the related indenture, the applicable trust declaration and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payment with respect to the preferred securities. For this reason, NorthWestern does not expect that NorthWestern Capital
Financing II, NorthWestern Capital Financing III or NorthWestern Capital Financing IV will file reports with the SEC pursuant to the Securities Exchange Act of 1934.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The SEC permits us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents filed by NorthWestern with the SEC pursuant to the Securities Exchange Act are incorporated by reference into this prospectus:

    1. NorthWestern's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

    2. NorthWestern's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

    3. The description of NorthWestern's common stock contained in its registration statement on Form S-3 (registration no. 33-60423), and any document filed which updates that description.

    4. The description of NorthWestern's Common Stock Purchase Rights contained in its registration statement on Form 8-A, dated December 11, 1996, and any document filed which updates that description.

    5. All documents filed by NorthWestern with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering made by this prospectus.

    To the extent two statements are inconsistent, the more recent statement supersedes the older one. For example, if a statement contained in this prospectus is inconsistent with a statement in one of the documents listed in paragraphs 1 through 4 above, the statement in this prospectus would be more recent and would supersede the one incorporated by reference.

    Each person who receives a copy of this prospectus has the right to receive a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. NorthWestern will provide any copies without charge. If you would like any copies, please call or write to Alan D. Dietrich, Vice President--Legal Administration and Corporate Secretary, NorthWestern Corporation, 125 S. Dakota Avenue, Suite 1000, Sioux Falls, South Dakota 57104, telephone number: (605) 978-2907.

                           FORWARD-LOOKING STATEMENTS

    Some of the matters discussed in this prospectus, in any accompanying prospectus supplement and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. NorthWestern cautions that, while we believe these statements to be based on reasonable assumptions and make them in good faith, there can be no assurance that the actual results will not differ materially from those assumptions or that the expectations set forth in the forward-looking statements derived from those assumptions will be realized. Investors should be aware of important factors that could have a material impact on future results. These factors include, but are not limited to: weather, the federal and state regulatory environment, the economic climate, regional, commercial, industrial and residential growth in the service territories served by NorthWestern and its subsidiaries, customers' usage patterns and preferences, the speed and degree to which competition enters NorthWestern's industries, the timing and extent of changes in commodity prices, and changing conditions in the capital and equity markets.

                                  NORTHWESTERN

    NorthWestern is a nationwide diversified energy, telecommunications and related services provider. It generates and distributes electric energy to approximately 56,000 customers in eastern South Dakota. NorthWestern also purchases, distributes, sells and transports natural gas to approximately 79,000 customers in central Nebraska and eastern South Dakota. NorthWestern, through its majority-owned subsidiaries, also owns approximately 30% of Cornerstone Propane Partners, L.P., a publicly traded master limited partnership for which a subsidiary of NorthWestern serves as managing general partner. Cornerstone serves more than 440,000 propane customers in 34 states. NorthWestern, through its consolidated and unconsolidated subsidiaries, is also engaged in certain non-energy manufacturing industries and owns companies engaged in heating, ventilation and air conditioning and telecommunications and data services. NorthWestern was incorporated under the laws of the State of Delaware in 1923. NorthWestern has its principal office at 125 S. Dakota Avenue, Suite 1100, Sioux Falls, South Dakota 57104. Its telephone number is (605) 978-2908.

                                   THE TRUSTS

    Each of NorthWestern Capital Financing II, NorthWestern Capital Financing III and NorthWestern Capital Financing IV is a Delaware statutory business trust formed pursuant to a declaration of trust executed by NorthWestern, as sponsor, and the trustees appointed by NorthWestern, as trustees. In this prospectus, we refer to them collectively as the "Trusts." Each Trust exists for the exclusive purposes of issuing common and preferred securities representing undivided beneficial ownership interests in the assets of the Trust and investing the gross proceeds from the sale of those securities in subordinated debt securities of NorthWestern. NorthWestern will directly or indirectly own all of the common securities of each Trust. The common securities will rank on a parity with the preferred securities, and payments on both classes will be made proportionately, except that, upon an event of default under the applicable trust declaration, the rights of the holders of the common securities to receive payment of distributions and other amounts will be subordinated to the rights of the holders of the preferred securities. NorthWestern will directly or indirectly acquire common securities in an aggregate liquidation amount equal to 3% of the total capital of each Trust.

Each Trust has a term of approximately 55 years but may dissolve earlier, as provided in the applicable trust declaration. NorthWestern will pay all fees and expenses related to the Trusts and the offering of their securities. NorthWestern also will guarantee the payment of amounts due on the Trusts' securities as described under "Description of the Guarantees." The principal place of business of each Trust is c/o NorthWestern, 125 S. Dakota Avenue, Suite 1100, Sioux Falls, South Dakota 57104, telephone (605) 978-2908.

    The business and affairs of each Trust will be conducted by the trustees appointed by NorthWestern as the holder of all the common securities. A majority of the trustees will be persons who are employees or officers of or who are affiliated with NorthWestern. One trustee of each Trust will be a financial institution that is not affiliated with NorthWestern and has aggregate capital, surplus and undivided profits of not less than $50,000,000. This trustee will act as "Property Trustee" under the applicable trust declaration and as an indenture trustee for purposes of the Trust Indenture Act of 1939. The initial Property Trustee of each Trust is Wilmington Trust Company, a Delaware banking corporation, which maintains a principal place of business in Delaware. If the Property Trustee ceases to have its principal place of business in Delaware, each Trust also must have a "Delaware Trustee" that maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law. The holder of the common securities will be entitled to appoint, remove, replace or change the number of the trustees of each Trust. The trust declaration of each Trust governs the duties and obligations of the trustees for that Trust.

                                USE OF PROCEEDS

    Except as may be set forth in the applicable prospectus supplement, NorthWestern will use the net proceeds from the sale of any securities it offers for general corporate purposes, which may include the repayment of indebtedness, capital expenditures, working capital and other investments in, or acquisitions of, businesses and assets. Pending application of the net proceeds for specific purposes, NorthWestern may invest them in short-term or marketable securities. If NorthWestern has made any specific allocations of proceeds to a particular purpose at the date of any prospectus supplement, they will be described in that prospectus supplement.

    Each Trust will use all of the proceeds received from the sale of its securities to purchase subordinated debt securities from NorthWestern. Unless otherwise set forth in the applicable prospectus supplement, the net proceeds to NorthWestern from the sale of subordinated debt securities to a Trust will be added to NorthWestern's general funds and used for general corporate purposes.

                RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
               TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

    The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred dividends for NorthWestern for the fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998, and for the three-month period ended March 31, 1999. For the purpose of calculating these ratios, "earnings" consist of income from continuing operations before income taxes and minority interest, "fixed charges" consist of interest on all indebtedness, amortization of debt expense and the percentage of rental expense on operating leases deemed representative of the interest factor, and "preferred dividends" represent dividends paid on all preferred shares (consisting solely of shares of Cumulative Preferred Stock) outstanding during the periods.

                                                                   YEAR ENDED DECEMBER 31,                  QUARTER ENDED
                                                     ----------------------------------------------------     MARCH 31,
                                                       1994       1995       1996       1997       1998        1999(1)
                                                     --------   --------   --------   --------   --------   -------------
Ratio of Earnings to Fixed Charges.................    3.4        3.4        3.2        3.0        3.1           5.9

Ratio of Earnings to Combined Fixed Charges and
  Preferred Dividends..............................    3.4        3.1        2.7        2.6        2.8           5.0

------------------------

(1) Results for quarter ended March 31, 1999 are not necessarily indicative of results for the year ended December 31, 1999.

                         DESCRIPTION OF MORTGAGE BONDS

    The Mortgage Bonds will be bonds, notes or other evidences of indebtedness authenticated and delivered under a General Mortgage Indenture and Deed of Trust, dated as of August 1, 1993, between NorthWestern and The Chase Manhattan Bank (as successor to The Chase Manhattan Bank, N.A.), as trustee (the "Bond Trustee"). In this prospectus, we refer to this General Mortgage and Deed of Trust, as supplemented by various supplemental indentures, as the "Mortgage." A copy of the Mortgage, as supplemented to date, has been filed as an exhibit to the registration statement of which this prospectus forms a part, and the supplemental indenture relating to any series of Mortgage Bonds will be filed as an exhibit to or incorporated by reference in the registration statement at or prior to the time of issuance of that series of Mortgage Bonds.

    The following summary of Mortgage is not complete and is subject to, and qualified in its entirety by, the provisions of the Mortgage. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings given them in the Mortgage. References to article and section numbers in this description of the Mortgage Bonds, unless otherwise indicated, are references to article and section numbers of the Mortgage.

GENERAL

    The maximum principal amount of Mortgage Bonds which may be issued under the Mortgage is limited to $500,000,000, but NorthWestern and the Bond Trustee may enter into supplemental indentures to increase that amount without the consent of the holders of outstanding Mortgage Bonds. As of June 30, 1999, there were outstanding $20 million of 6.99% Series Mortgage Bonds due 2002, $60 million of 7.10% Series Mortgage Bonds due 2005 and $55 million of 7% Series Mortgage Bonds due 2023. Additional Mortgage Bonds may be issued under the Mortgage on the basis of property additions, retired bonds and cash. See "Issuance of Additional Mortgage Bonds" below. If NorthWestern uses this prospectus to offer any Mortgage Bonds, an accompanying prospectus supplement will describe the following terms of the Mortgage Bonds being offered:

    - the title (series designation)

    - any limit upon aggregate principal amount

    - the percentage of principal amount at which they will be issued

    - the principal repayment dates

    - the interest rates and the date interest begins to accrue (or the method of determining them) and the basis for calculating interest

    - the bases for issuance

    - the terms and conditions of optional redemption, if any, including periods, dates and prices

    - the terms and conditions of mandatory or sinking fund redemption, including periods, dates and prices

    - the denominations, other currencies

    While the Mortgage requires NorthWestern to maintain the mortgaged property, it does not contain any provisions for a maintenance or sinking fund and, except as may be provided in a supplemental indenture and described in the applicable prospectus supplement, there will be no provisions for any such funds for the Mortgage Bonds.

    Mortgage Bonds may be issued as discount bonds, which may be sold at a discount below their principal amount. These Mortgage Bonds, as well as other Mortgage Bonds that are not issued at a discount below their principal amount, may be deemed to have been issued with "original issue discount" for United States federal income tax purposes. The applicable prospectus supplement will describe any special United States federal income tax considerations applicable to Mortgage Bonds issued with original issue discount, including discount bonds. In addition, the applicable prospectus supplement will describe any special United States federal income tax considerations or other restrictions or terms applicable to any series of Mortgage Bonds that is issuable in bearer form, offered exclusively to United States aliens, denominated in a currency other than United States dollars or having other special characteristics.

    Other than the security afforded by the lien of the Mortgage and the restrictions on the issuance of additional Mortgage Bonds, there are no provisions of the Mortgage which afford the holders of the Mortgage Bonds protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving NorthWestern. See "Consolidation, Merger, Conveyance, Transfer or Lease" below.

REDEMPTION OF THE MORTGAGE BONDS

    If the series of Mortgage Bonds being offered is subject to optional or mandatory redemption, these terms will be described in the applicable prospectus supplement. Except as otherwise provided in the applicable prospectus supplement with respect to Mortgage Bonds redeemable at the option of the holder, Mortgage Bonds will be redeemable only upon notice by mail not less than 30 days prior to the date fixed for redemption, and, if less than all the Mortgage Bonds of a series, or any tranche thereof, are to be redeemed, the particular Mortgage Bonds to be redeemed will be selected by such method as shall be provided for the particular series or tranche, or in the absence of any such provision, by such method as the bond registrar deems fair and appropriate. (See
Sections 5.03 and 5.04.)

    Any notice of redemption at the option of NorthWestern may state that the redemption will be conditioned upon receipt by the Bond Trustee, on or prior to the date fixed for redemption, of money sufficient to pay the principal of and any premium and interest on the Mortgage Bonds being redeemed. In that event, if the required amount of money has not been so received, then the notice of redemption will be of no force and effect and NorthWestern will not be required to redeem the Mortgage Bonds. (See Section 5.04.)

SECURITY

    Except as discussed below, Mortgage Bonds issued under the Mortgage will be secured primarily by the lien of the Mortgage on NorthWestern's properties used in the generation, production, transmission or distribution of electricity or the distribution of gas in any form and for any purpose in the States of South Dakota or Nebraska, together with the properties owned by NorthWestern as of August 1, 1993 located in the States of North Dakota and Iowa (which consist principally of shared ownership interests in electric generating facilities). Unless NorthWestern otherwise elects, the lien of the Mortgage does not extend to any properties that NorthWestern acquired in the States of North Dakota and Iowa after August 1, 1993.

    The lien of the Mortgage is subject to permitted liens, including:

    - tax liens and other governmental charges which are not delinquent and which are being contested

    - construction and materialmen's liens

    - judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, property of NorthWestern

    - leasehold interests

    - liens on NorthWestern's pollution control and sewage and solid waste facilities

    - other liens and encumbrances. (See Section 1.01.)

    The following, among other things, are excepted from the lien of the
Mortgage:

    - cash and securities not paid to, deposited with or held by the Bond Trustee under the Mortgage

    - contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, claims, intellectual property rights and other general intangibles

    - permits, licenses and franchises

    - automobiles, other vehicles, movable equipment, aircraft and vessels

    - goods, wares and merchandise held for sale in the ordinary course of business or for use by or for the benefit of NorthWestern

    - fuel, materials, supplies and other personal property consumable in the operations of NorthWestern's business

    - computers, machinery and equipment

    - coal, ore, gas, oil, minerals and timber mined or extracted from the land

    - gas transmission lines connecting wells with main or branch trunk lines or field gathering lines connecting wells with main or branch trunk lines

    - electric energy, gas, steam, water and other products generated, produced or purchased

    - leasehold interests

    - books and records. (See Granting Clauses.)

    Without the consent of the holders of any Mortgage Bonds, NorthWestern and the Bond Trustee may enter into supplemental indentures to extend the lien of the Mortgage to additional property, whether or not used in NorthWestern's electric or gas utility businesses, including property which would otherwise be excepted from the Mortgage lien. (See Section 14.01.) This additional property, so long as it would otherwise constitute "Property Additions" (as described below), would then be available as a basis for the issuance of Mortgage Bonds. See "Issuance of Additional Mortgage Bonds" below.

    The Mortgage contains provisions subjecting after-acquired property to the lien of the Mortgage. These provisions are limited in the case of consolidation or merger (whether or not NorthWestern is the surviving corporation) or sale of substantially all of NorthWestern's assets. In the event NorthWestern consolidates, merges or transfers all the Mortgaged Property as or substantially as an entirety, the Mortgage lien will only be required to extend to properties acquired by the successor corporation from NorthWestern in or as a result of the transaction, together with improvements, extensions and additions to those properties and renewals, replacements and substitutions of or for any part or parts of those properties. See Article Thirteen and "Consolidation, Merger, Conveyance, Transfer or Lease" below. In addition, after-acquired property may be subject to vendors' liens, purchase money mortgages and other liens thereon at the time of acquisition.

    The Mortgage provides that the Bond Trustee will have a lien, prior to the lien on behalf of the holders of Mortgage Bonds, upon the mortgaged property (including any money collected as proceeds of the mortgaged property), for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 11.07.)

ISSUANCE OF ADDITIONAL MORTGAGE BONDS

    The maximum principal amount of Mortgage Bonds which may be issued under the Mortgage is limited to $500,000,000, but NorthWestern and the Bond Trustee may enter into supplemental indentures to increase that amount without the consent of the holders of any Mortgage Bonds. (See Sections 3.01 and 14.01.) Mortgage Bonds of any series may be issued from time to time under Article Four of the Mortgage on the basis of, and in an aggregate principal amount not exceeding, the sum of the following:

        (1) 75% of the cost or fair value (whichever is less) of Property Additions which do not constitute "bonded" Property Additions, after specified deductions and additions, primarily including adjustments to offset property retirements. "Bonded" Property Additions are those that have been made the basis of the authentication and delivery of Mortgage Bonds, the release of Mortgaged Property or cash withdrawals.

        (2) The aggregate principal amount of Mortgage Bonds no longer outstanding under the Mortgage, including Mortgage Bonds deposited under any sinking or analogous funds, which have not been used for other purposes under the Mortgage and which are not to be paid, redeemed or otherwise retired by the application of funded cash.

        (3) Any cash deposited with the Bond Trustee.

    In general, NorthWestern may not issue Mortgage Bonds unless its Adjusted Net Earnings (as described below) for 12 consecutive months within the preceding 18 months were at least one and three-fourths times the Annual Interest Requirements on all Mortgage Bonds then outstanding or applied for, and all other indebtedness secured by a lien prior to the lien of the Mortgage, except that this net earnings test does not apply if the additional Mortgage Bonds to be issued have no stated interest rate prior to maturity. NorthWestern is not required to satisfy the net earnings requirement prior to issuing Mortgage Bonds in replacement of retired Mortgage Bonds unless the stated maturity of the retired Mortgage Bonds is more than five years after the date NorthWestern proposes to replace them and the stated interest rate, if any, on the retired Mortgage Bonds immediately prior to maturity is less than the initial stated interest rate, if any, on the replacement Mortgage Bonds. (See Section 1.03 and Article Four.)

    Adjusted Net Earnings are calculated before, among other things, provisions for income taxes; depreciation or amortization of property; interest on any indebtedness and amortization of debt discount and expense; any non-recurring charge to income (including the recognition of expense or impairment due to the non-recoverability of assets or expense), whether or not recorded as a non-recurring item in NorthWestern's books of account; and any refund of revenues previously collected or accrued by NorthWestern subject to possible refund. With respect to Mortgage Bonds of a series subject to a periodic offering (such as a medium-term note program), the Bond Trustee will be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or prior to the time of the first authentication and delivery of the Mortgage Bonds of the series (unless NorthWestern's order requesting the authentication and delivery of Mortgage Bonds is delivered on or after the date which is two years after the most recent net earnings certificate was delivered, in which case an updated certificate would be required to be delivered). (See Sections 1.03 and 4.01.)

    Property Additions generally include any property which is owned by NorthWestern and is subject to the lien of the Mortgage, except any property the cost of acquisition or construction of which is properly chargeable to an operating expense account of NorthWestern. (See Section 1.04.)

RELEASE OF PROPERTY

    NorthWestern may obtain the release from the lien of the Mortgage of any Mortgaged Property if the fair value of all of the Mortgaged Property (excluding the Mortgaged Property to be released but including any Mortgaged Property to be acquired by NorthWestern with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to 133 1/3% of the aggregate principal amount of Mortgage Bonds outstanding.

    The Mortgage provides simplified procedures for the release of minor properties and property taken by eminent domain and provides for dispositions of obsolete property and grants of surrender of certain rights without any release or consent by the Bond Trustee.

    If any property released from the lien of the Mortgage continues to be owned by NorthWestern, the Mortgage will not become a lien on any improvement, extension or addition to the property or renewals, replacements or substitutions of or for any part or parts of the property. (See Article Eight.)

WITHDRAWAL OF CASH

    Subject to certain limitations, NorthWestern may withdraw cash held by the Bond Trustee to the extent of the cost or fair value (whichever is less) of unbonded Property Additions, after deductions and additions primarily including adjustments to offset retirements. Alternatively, NorthWestern may withdraw cash held by the Bond Trustee in an amount equal to 133 1/3% of the aggregate principal amount of Mortgage Bonds that NorthWestern would be entitled to issue on the basis of retired Mortgage Bonds (with any withdrawal being in lieu of the issuance of those bonds), or in an amount equal to 133 1/3% of the aggregate principal amount of any outstanding Mortgage Bonds delivered to the Bond Trustee. In addition, the Bond Trustee may, upon the request of NorthWestern, use cash to purchase Mortgage Bonds (at prices not exceeding 133 1/3% of the principal amount thereof) or to redeem or pay at stated maturity Mortgage Bonds, with any Mortgage Bonds received by the Bond Trustee pursuant to these provisions being canceled by the Bond Trustee. (See Section 8.06.) Notwithstanding the foregoing, cash deposited with the Bond Trustee as the basis for authentication and delivery of Mortgage Bonds may only be withdrawn in an amount equal to the aggregate principal amount of Mortgage Bonds NorthWestern would be entitled to issue on any basis (with any withdrawal being in lieu of the issuance of those bonds), or may, upon the request of NorthWestern, be used to purchase, redeem or pay Mortgage Bonds at prices not exceeding, in the aggregate, the principal amount thereof. (See Sections 4.05 and 7.02.)

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

    NorthWestern may not consolidate with or merge into any other corporation or convey, transfer or lease the Mortgaged Property as or substantially as an entirety to any person unless the transaction is on terms that will fully preserve the lien and security of the Mortgage and the rights and powers of the Bond Trustee and the holders of Mortgage Bonds, and the successor corporation or person is organized and existing under the laws of the United States of America or any state or territory thereof or the District of Columbia, and executes and delivers to the Bond Trustee a supplemental indenture. This supplemental indenture must contain an assumption by the successor corporation or person of the due and punctual payment of the principal of and any premium and interest on the Mortgage Bonds and the performance of all of the covenants of NorthWestern under the Mortgage and contains a grant, conveyance, transfer and mortgage by the successor corporation or person confirming the lien of the Mortgage on the Mortgaged Property and subjecting to the lien all property thereafter acquired which constitutes an improvement, extension or addition to the Mortgaged Property or a renewal, replacement or substitution of or for any part thereof. At the election of the successor corporation or person, the supplemental indenture may contain a provision subjecting to the lien of the Mortgage any other property then owned or thereafter acquired by the successor as it may specify. In the case of a lease of the Mortgaged Property, the lease will be made expressly subject to termination by NorthWestern or the Bond Trustee at any time during the continuance of an event of default under the Mortgage. (See
Section 13.01.)

    The Mortgage does not contain provisions requiring the repurchase of the Mortgage Bonds upon the change in control of NorthWestern.

MODIFICATION OF MORTGAGE

    Without the consent of the holders of any Mortgage Bonds, NorthWestern and the Bond Trustee may enter into one or more supplemental indentures for any of the following purposes:

    - to evidence the succession of another person to NorthWestern and the assumption by any successor of the covenants of NorthWestern in the Mortgage and in the Mortgage Bonds

    - to add one or more covenants of NorthWestern or other provisions for the benefit of all holders of Mortgage Bonds or for the benefit of the holders of, or to remain in effect only so long as there are outstanding, Mortgage Bonds of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon NorthWestern by the Mortgage

    - to correct or amplify the description of any property subject to the lien of the Mortgage, or better to assure, convey and confirm to the Bond Trustee any property subject or required to be subjected to the lien of the Mortgage, or to subject to the lien of the Mortgage additional property

    - to convey, transfer and assign to the Bond Trustee, and to subject to the lien of the Mortgage, property of subsidiaries of NorthWestern which is or will be used for one or more of the primary purposes of NorthWestern's business

    - to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage, provided that any change, elimination or addition that adversely affects the interests of the holders of any series or tranche of Mortgage Bonds in any material respect will not become effective with respect to that series or tranche

    - to establish the form or terms of the Mortgage Bonds of any series or tranche as permitted by the Mortgage

    - to provide for the authentication and delivery of bearer securities and coupons representing interest, if any, thereon and for the procedures for the registration, exchange, replacement and voting of bearer securities and related matters

    - to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee

    - to provide the procedures required for a noncertificated system of registration for all, or any series or tranche of, the Mortgage Bonds

    - to change any place where (1) payments on the Mortgage Bonds of any series or tranche will be made, (2) the Mortgage Bonds of any series or tranche may be surrendered for registration of transfer or for exchange or
      (3) notices and demands to or upon NorthWestern in respect of the Mortgage Bonds of any series or tranche and the Mortgage may be served

    - to cure any ambiguity in the Mortgage, to correct or supplement any provision which may be defective or inconsistent with any other provision in the Mortgage, or to make any other changes and additions with respect to matters and questions arising under the Mortgage, so long as such other changes or additions do not adversely affect the interests of the holders of Mortgage Bonds of any series or tranche in any material respect

    - to reflect changes in generally accepted accounting principles

    - to provide the terms and conditions of the exchange or conversion, at the option of the holders of Mortgage Bonds of any series, of those Mortgage Bonds for or into Mortgage Bonds of another series or stock or other securities of NorthWestern or any other corporation

    - to change the words "Mortgage Bonds" to "First Mortgage Bonds" in the descriptive title of all outstanding Mortgage Bonds at any time

    - to comply with the rules or regulations of any national securities exchange on which any of the Mortgage Bonds may be listed

    - to increase the aggregate principal amount of Mortgage Bonds which may be authenticated and delivered under the Mortgage

    (See Section 14.01.)

    Without limiting the generality of the foregoing, if the Trust Indenture Act is amended in such a way as to require changes to the Mortgage or to permit changes to, or the elimination of, provisions which the Trust Indenture Act previously required to be contained in the Mortgage, NorthWestern and the Bond Trustee may, without the consent of the holders of any Mortgage Bonds, enter into one or more supplemental indentures to evidence or effect that amendment. (See Sections 14.01.)

    Except as provided above, the Mortgage may not be amended or supplemented without bond holder approval. In most instances, the holders of not less than a majority in aggregate principal amount of the outstanding Mortgage Bonds of all series or tranches that are affected by the proposed supplemental indenture, considered as one class, is sufficient to approve a supplemental indenture. However, a supplemental indenture that does any of the following must be approved by each holder of the outstanding Mortgage Bonds that would be directly affected:

    - changes the stated maturity of the principal of, or any installment of principal of or interest on, any Mortgage Bond

    - reduces the principal amount of any Mortgage Bond or the rate of interest thereon (or the amount of any installment of interest thereon) or changes the method of calculating such rate or reduces any premium payable upon the redemption thereof, or reduces the amount of the principal of a discount bond that would be due and payable upon a declaration of acceleration of maturity or changes the coin or currency (or other property) in which any Mortgage Bond or any premium or the interest thereon is payable

    - impairs the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date)

    - permits the creation of any lien ranking prior to the lien of the Mortgage with respect to all or substantially all of the Mortgaged Property or terminates the lien of the Mortgage on all or substantially all of the Mortgaged Property, or deprives a holder of the benefit of the security of the lien of the Mortgage

    - reduces the percentage in principal amount of the outstanding Mortgage Bonds of such series or tranche, the consent of the holders of which is required to enter into any supplemental indenture or to waive compliance with any provision of the Mortgage or any default thereunder and its consequences, or reduces the requirements for quorum or voting

    - modifies certain of the provisions of the Mortgage relating to supplemental indentures, waiver of certain covenants and waivers of past defaults.

A supplemental indenture which changes or eliminates any covenant or other provision of the Mortgage which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there are outstanding, Mortgage Bonds of one or more specified series, or one or more tranches thereof, or modifies the rights of the holders of Mortgage Bonds of those series or tranches with respect to that covenant or other provision, will be deemed not to affect the rights under the Mortgage of the holders of the Mortgage Bonds of any other series or tranche. (See Section 14.02.)

WAIVER

    The holders of at least a majority in aggregate principal amount of all Mortgage Bonds may waive NorthWestern's obligations to comply with covenants requiring it to maintain its corporate existence and properties, pay taxes and discharge liens, maintain insurance and make filings necessary to protect the security of the holders of Mortgage Bonds and the rights of the Bond Trustee, provided that the waiver occurs before the time compliance is required. The holders of at least a majority in aggregate principal amount of outstanding Mortgage Bonds of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with NorthWestern's obligation to maintain an office or agency where Mortgage Bonds of those series or tranches may be surrendered for payment, registration, transfer or exchange, and compliance with any other covenant specified in a supplemental indenture respecting those series or tranches. (See Section 6.09.)

EVENTS OF DEFAULT

    Each of the following events constitutes an "Event of Default" under the
Mortgage:

    - failure to pay interest on any Mortgage Bond within 60 days after it becomes due

    - failure to pay principal of or premium, if any, on any Mortgage Bond within 15 days after its maturity

    - failure to perform or breach of any covenant or warranty of NorthWestern in the Mortgage (other than a covenant to pay interest, principal or premium with respect to any Mortgage Bond) for a period of 60 days after NorthWestern receives a notice of default, subject to extension as described below

    - Specified events relating to reorganization, bankruptcy and insolvency of NorthWestern and appointment of a receiver or trustee for its property (See Section 10.01.)

    Either the Bond Trustee or the holders of at least 50% in principal amount of outstanding Mortgage Bonds may give a notice of default specifying the default or breach and requiring it to be remedied. The Bond Trustee (if it gave the notice), or the Bond Trustee and the holders of at least the same principal amount of Mortgage Bonds as gave the notice (if bondholders gave the notice) may agree to extend the 60-day period prior to its expiration and will be deemed to have agreed to an extension as long as NorthWestern has initiated and is diligently pursuing corrective action.

REMEDIES

    If an Event of Default occurs and is continuing, then the Bond Trustee or the holders of not less than a majority in principal amount of the Mortgage Bonds then outstanding may declare the principal amount (or if the Mortgage Bonds are discount bonds, any portion of the principal amount that may be provided pursuant to the terms of the Mortgage) of all of the Mortgage Bonds, together with any premium and interest accrued thereon, to be immediately due and payable. At any time after declaration of the maturity of the Mortgage Bonds then outstanding, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money is obtained by the Bond Trustee as provided in the Mortgage, the Event or Events of Default giving rise to the declaration of acceleration will be deemed to have been waived, and the declaration rescinded and annulled, if:

    - NorthWestern has paid the Bond Trustee a sum sufficient to pay:

       - any overdue interest on all Mortgage Bonds;

       - the principal of and any premium on any Mortgage Bonds which have become due otherwise than by declaration of acceleration and interest thereon at the rate or rates prescribed in those Mortgage Bonds; and

       - all amounts due to the Bond Trustee as compensation and reimbursement as provided in the Mortgage; and

       - any Event or Events of Default other than the non-payment of the principal of Mortgage Bonds which have become due solely by declaration of acceleration have been cured or waived as provided in the Mortgage. (See Sections 10.02 and 10.17.)

    The Mortgage provides that, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Bond Trustee has the power to take possession of, hold, operate, manage or sell the Mortgaged Property. If the Mortgaged Property is sold, whether by the Trustee or pursuant to judicial proceedings, the principal of the outstanding Mortgage Bonds, if not previously due, will become immediately due, together with any premium and accrued interest. (See Sections 10.03, 10.04 and 10.05.)

    If an Event of Default occurs and is continuing, the holders of a majority in principal amount of the Mortgage Bonds then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Bond Trustee or exercising any trust or power conferred on the Bond Trustee. However, the Bond Trustee need not follow any direction that conflicts with any rule of law or with the Mortgage, that could involve the Bond Trustee in personal liability in circumstances where indemnity would not, in the Bond Trustee's sole discretion, be adequate or that is unduly prejudicial to the rights of the nonassenting holders. The Bond Trustee may take any other action it deems proper which is not inconsistent with that direction. (See
Section 10.16.)

    No holder of any Mortgage Bond will have any right to institute any proceeding, judicial or otherwise, with respect to the Mortgage, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless
(1) the holder has previously given to the Bond Trustee written notice of a continuing Event of Default, (2) the holders of not less than a majority in aggregate principal amount of the Mortgage Bonds then outstanding have made written request to the Bond Trustee to institute proceedings in respect of that Event of Default and have offered the Bond Trustee reasonable indemnity against cost and liabilities incurred in complying with such request, (3) for 60 days after receipt of notice from the holder, the Bond Trustee has failed to institute any proceeding and (4) no direction inconsistent with the holder's request has been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of Mortgage Bonds then outstanding. Furthermore, no holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other holders. (See Section 10.11.) Notwithstanding these limitations on the right to institute a proceeding with respect to the Mortgage, each holder of a Mortgage Bond has the right, which is absolute and unconditional, to receive payment of the principal of and any premium and interest on that holder's Mortgage Bond when due and to institute suit for the enforcement of that payment, and this right to payment may not be impaired without the consent of the holder. (See Section 10.12.) The Mortgage provides that the Bond Trustee will give the holders notice of any default under the Mortgage to the extent required by the Trust Indenture Act, unless the default is cured, or waived, except that no notice to holders of an Event of Default that is subject to a 60-day cure period may be given until at least
45 days after the failure to perform or breach giving rise to the default. (See
Section 11.02.) The Trust Indenture Act currently permits the Bond Trustee to withhold notice of default (except for certain payment defaults) if the Bond Trustee in good faith determines that doing so is in the interest of the holders.

    As a condition to taking action to enforce the lien of the Mortgage and to institute action on the Mortgage Bonds, the Bond Trustee may require adequate indemnity against costs, expense and liabilities to be incurred in connection therewith. (See Sections 10.11 and 11.01.)

DEFEASANCE

    Any Mortgage Bonds, or any portion of the principal amount of any Mortgage Bonds, will be deemed to have been paid for purposes of the Mortgage if there has been irrevocably deposited in trust with the Bond Trustee, money or Eligible Obligations (as described below), or a combination of money and Eligible Obligations, which will be sufficient to pay when due the principal of and any premium and interest due and to become due on such Mortgage Bonds or portions thereof. (See Section 9.01.) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in those direct obligations or in any specific interest or principal payments due in respect thereof.

RESIGNATION AND REMOVAL OF THE BOND TRUSTEE

    The Bond Trustee may resign at any time by giving written notice to NorthWestern. The holders of a majority in principal amount of Mortgage Bonds then outstanding may remove the Bond Trustee at any time by delivering written notice to the Trustee and NorthWestern. No resignation or removal of the Bond Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts its appointment in accordance with the requirements of the Mortgage. In addition, so long as no Event of Default or event which, after notice of lapse of time, or both, would become an Event of Default has occurred and is continuing, NorthWestern may, by resolution of its Board of Directors, appoint a successor trustee. If NorthWestern delivers to the Bond Trustee a resolution appointing a successor trustee and that successor has accepted such appointment in accordance with the terms of the Mortgage, the Bond Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Mortgage. (See Section 11.10.)

GOVERNING LAW

    The Mortgage and the Mortgage Bonds are governed by the internal laws of the State of South Dakota.

CONCERNING THE BOND TRUSTEE

    The Chase Manhattan Bank, the Bond Trustee under the Mortgage, has been a regular depositary of funds of NorthWestern. There are instances under the Trust Indenture Act which would require the Bond Trustee to resign, such as if an affiliate of the Bond Trustee were to act as underwriter with respect to any of the Mortgage Bonds.

REGISTRATION AND TRANSFER

    The transfer of the Mortgage Bonds may be registered, and Mortgage Bonds may be exchanged for other Mortgage Bonds of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the office of The Chase Manhattan Bank, as bond registrar for the Mortgage Bonds, in Brooklyn, New York. NorthWestern may change the place for registration of transfer of the Mortgage Bonds, may appoint one or more additional bond registrars (including NorthWestern) and may remove any bond registrar, all at its discretion. (See Section 6.02.) The applicable prospectus supplement will identify any new place for registration of transfer and additional bond registrar appointed, and will disclose the removal of any bond registrar effected, prior to the date of the prospectus supplement. Except as otherwise provided in the applicable prospectus supplement, no service charge will be payable for any transfer or exchange of the Mortgage Bonds, but NorthWestern may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange. NorthWestern will not be required to issue, and no bond registrar will be required to register the transfer of or to exchange, Mortgage Bonds of any series during a period of 15 days prior to giving any notice of redemption, or any Mortgage Bond selected for redemption in whole or in part, except the unredeemed portion of any Mortgage Bond being redeemed in part. (See
Section 3.05.)

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities may be either Senior Debt Securities or Subordinated Debt Securities. The Senior Debt Securities may be issued, in one or more series, from time to time under a Senior Debt Securities Indenture dated as of November 1, 1998 between NorthWestern and The Chase Manhattan Bank, as trustee. The Subordinated Debt Securities may be issued, in one or more series, from time to time under a Subordinated Debt Securities Indenture dated as of August 1, 1995 between NorthWestern and The Chase Manhattan Bank (as successor to The Chase Manhattan Bank, N.A.), as trustee. In this prospectus we refer to the indenture for the Senior Debt Securities as the "Senior Indenture," the indenture for the Subordinated Debt Securities as the "Subordinated Indenture" and the two indentures together as the "Indentures." The Chase Manhattan Bank, as trustee under the Indentures will act as indenture trustee for the purposes of the Trust Indenture Act. Copies of the Indentures have been filed as exhibits to the registration statement of which this prospectus forms a part.

    The following summary of the Indentures is not complete and is subject to, and qualified in its entirety by the provisions of the Indentures. Capitalized terms used under this heading which are not otherwise defined in this prospectus have the meanings given them in the applicable Indenture. References to article and section numbers in this description of the debt securities, unless otherwise indicated, are references to article and section numbers of each Indenture.

GENERAL

    The Indentures do not limit the amount of Senior Debt Securities or Subordinated Debt Securities that may be issued. The Indentures provide for the issuance of Senior Debt Securities any Subordinated Debt Securities from time to time in one or more series. As of June 30, 1999, $105 million principal amount of Senior Debt Securities were outstanding under the Senior Indenture and $32.5 million principal amount of Subordinated Debt Securities were outstanding under the Subordinated Indenture. Any debt securities that NorthWestern may offer will be direct, unsecured obligations of NorthWestern. The Senior Debt Securities will rank on a parity with all other unsecured and unsubordinated indebtedness of NorthWestern, and the Subordinated Debt Securities will be subordinate and junior in right of payment to other indebtedness of NorthWestern to the extent set forth in the terms of that particular series of Subordinated Debt Securities. The terms of each series of debt securities may be established in a supplemental indenture or in resolutions of NorthWestern's Board of Directors or a committee of the board.

    If NorthWestern uses this prospectus to offer debt securities, an accompanying prospectus supplement will describe the following terms of the debt securities being offered:

    - the title

    - any limit on the aggregate principal amount

    - the percentage of the principal amount at which they will be issued and the portion of the principal amount payable upon acceleration of maturity (or the method by which that portion will be determined)

    - the principal repayment dates

    - the rights, if any, to defer payments of interest by extending the interest payment period, and the duration of any extensions

    - the subordination terms (in the case of Subordinated Debt Securities)

    - the interest rates and the date interest begins to accrue (or the method of determining them)

    - the interest payment dates, the regular record dates for any interest payment dates and the basis on which interest will be calculated

    - the terms and conditions of any mandatory or optional sinking fund redemption, including the dates on which, and the price or prices at which, securities will be redeemed

    - the terms and conditions of any optional redemption, including the date after which, and the price or prices at which, securities may be redeemed

    - the denominations, other currencies

    - any deletions from, modifications of or additions to the events of default or covenants of NorthWestern

    Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in United States dollars in fully registered form, without coupons, in denominations of $25 or any integral multiple thereof. No service charge will be payable for any transfer or exchange of the debt securities, but NorthWestern may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange.

    Unless otherwise indicated in the applicable prospectus supplement, the principal of, and any premium or interest on, the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the indenture trustee in New York City. However, at the option of NorthWestern, payment of interest may be made by check mailed to the address of the person entitled to receive payment as that person's address appears in the security register.

    Debt securities may be issued as discount securities, which may be sold at a discount below their principal amount. These debt securities, as well as other debt securities that are not issued at a discount below their principal amount, may be deemed to have been issued with "original issue discount" for United States Federal income tax purposes. The applicable prospectus supplement will describe any special United States federal income tax considerations applicable to debt securities. In addition, the applicable prospectus supplement will describe any special United States federal income tax considerations or other restrictions or terms applicable to any series of debt securities that is issuable in bearer form, offered exclusively to United States aliens, denominated in a currency other than United States dollars or having other special characteristics.

    The Indentures do not contain any provisions that may afford the holders of Debt Securities protection in the event of a highly leveraged transaction or other transaction involving NorthWestern. The Indentures also do not contain any provisions that would limit the ability of NorthWestern to incur indebtedness or to declare or pay dividends on its capital stock.

SUBORDINATION

    Debt securities that are Subordinated Debt Securities will be subordinated and junior in right of payment to certain other indebtedness of NorthWestern to the extent set forth in the applicable prospectus supplement. (See
Section 301.)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    If provided in the applicable prospectus supplement, NorthWestern will have the right under the Subordinated Indenture to defer payments of interest on the Subordinated Debt Securities from time to time by extending the applicable interest payment period for a specified period. We refer to any period in which NorthWestern extends the applicable interest payment period as an "Extension Period." During an Extension Period, interest will continue to accrue on the Subordinated Debt Securities and will be compounded quarterly, and, as a result, distributions will continue to accumulate at the rate specified in the applicable prospectus supplement. During an Extension Period, NorthWestern may not declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock. During an Extension Period, NorthWestern may not make any payment on or repurchase or redeem any of its debt securities that rank on a parity with or junior in interest to the Subordinated Debt Securities. The foregoing restrictions, however, do not apply to the following:

    - the repurchase, redemption or other acquisition of shares made in connection with:

       - an employment contract, benefit plan or other similar arrangement with or for the benefit of any employees, officers, directors or consultants

       - a dividend reinvestment or stockholder stock purchase plan

       - the issuance of capital stock of NorthWestern (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the Extension Period

    - the exchange, redemption or conversion of any class or series of capital stock or any capital stock or indebtedness for any other class or series of capital stock

    - the purchase of fractional interests in shares of capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged

    - the declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant to any stockholder's rights plan

    - the declaration of a dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to that stock

    - the payments under a guarantee by NorthWestern with respect to any securities of any of its subsidiaries, provided the proceeds from the issuance of those securities were used to purchase Subordinated Debt Securities

ADDITIONAL SUMS

    If, at any time the Subordinated Debt Securities are held by a Trust, that Trust becomes subject to tax as a result of a Tax Event, NorthWestern will pay additional sums on the Subordinated Debt Securities held by the Trust as necessary so that the distributions paid by the Trust on its Trust Securities will not be reduced as a result of the taxes to which the Trust has become subject as a result of the Tax Event. For a description of "Tax Event," see "Description of the Trust's Trust Securities--Redemption or Exchange--Tax Event or Investment Company Event Redemption."

OPTION TO ACCELERATE MATURITY DATE

    If, at any time the Subordinated Debt Securities are held by a Trust, NorthWestern is not able to deduct the interest payable on the Subordinated Debt Securities as a result of a Tax Event, then NorthWestern will have the right to accelerate the stated maturity of the Subordinated Debt Securities to the minimum extent required so that interest on the Subordinated Debt Securities will be deductible for United States federal income tax purposes. However, the resulting maturity of the Subordinated Debentures may not be less than 15 years from the date of the original issuance. Moreover, NorthWestern may not accelerate the stated maturity unless it has received an opinion of counsel to the effect that (1) following acceleration, interest paid on the Subordinated Debt Securities will be deductible for United States federal income tax purposes and (2) the holders of Preferred Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of this acceleration and will be subject to United States federal income tax in the same amount, in the same manner and at the same times as would have been the case if acceleration had not occurred.

COVENANTS WHEN SUBORDINATED DEBT SECURITIES ARE ISSUED TO A TRUST

    At any time that Subordinated Debt Securities are held by a Trust, if there occurs any event that would constitute an Event of Default under the Subordinated Indenture, or if NorthWestern is in default with respect to its payment of any obligations under the related Guarantee, then NorthWestern will be subject to the same restrictions on paying dividends and making other payments with respect to any of its capital stock or debt securities as if it had given notice of its election to defer payments of interest on any Subordinated Debt Securities. (See Section 1009 of the Subordinated Indenture.) For a description of these restrictions, and the exceptions to the restrictions, see "--Option to Extend Interest Payment Period."

    If Subordinated Debt Securities are issued to a Trust, for as long as the Trust's securities remain outstanding, NorthWestern will covenant to maintain direct or indirect ownership of 100% of the common securities of the Trust; provided that any permitted successor of NorthWestern under the Subordinated Indenture may succeed to NorthWestern's ownership of the common securities. NorthWestern will also covenant to use its reasonable efforts to cause the Trust to remain a statutory business trust, except in connection with the distribution of Subordinated Debt Securities to the holders of the securities in liquidation of the Trust, the redemption of all of the securities of the Trust, or mergers or consolidations, each as permitted by the applicable trust declaration, and otherwise to continue to be classified as a grantor trust for United States federal income tax purposes. (See Section 1010 of the Subordinated Indenture.)

CONSOLIDATION, MERGER AND SALE

    NorthWestern may not merge or consolidate with any other corporation, or sell all or substantially all of its assets to any entity, unless that corporation or entity is organized under the laws of the United States or any state thereof and assumes NorthWestern's obligations under each Indenture and, after giving effect to the transaction, NorthWestern is not in default under either Indenture. In addition, NorthWestern will deliver to the indenture trustee an officer's certificate and an opinion of counsel to the effect that the transaction complies with each Indenture. (See Section 801.)

MODIFICATION OF INDENTURES

    NorthWestern and the indenture trustee may modify or amend either Indenture, without the consent of the holders of any debt securities, for any of the following purposes:

    - to evidence the succession of another person as obligor under the Indenture

    - to add to NorthWestern's covenants

    - to add events of default

    - to change or eliminate any provisions of the Indenture (so long as there are no outstanding debt securities entitled to the benefit of the provision)

    - to establish the form or terms of debt securities of any series

    - to secure the debt securities

    - to provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under the Indenture by more than one indenture trustee

    - to prohibit the authentication and delivery of additional series of debt securities, or to cure any ambiguity, defect or inconsistency in the Indenture (so long as the action does not adversely affect the interest of the holders of any outstanding debt securities)

(See Section 901.)

    Except as provided above, the consent of the holders of a majority in principal amount of all outstanding Senior Debt Securities or Subordinated Debt Securities, as the case may be, considering all affected series as one class, will be required to modify or amend the applicable Indenture. However, any modification or amendment that would do any of the following will require the consent of the holder of each affected debt security:

    - change the stated maturity of the principal of or any premium on any debt security

    - reduce the principal amount of, rate of interest on, or premium payable upon the redemption of, any debt security

    - change the redemption provisions of any debt security

    - change any obligation of NorthWestern to pay additional amounts in respect of any debt security

    - reduce the principal amount of a discount security that would be payable upon acceleration of its maturity

    - adversely affect any holder's right of repayment

    - change the place or currency of payment of principal of, or any premium or interest on, any debt security

    - impair a holder's right to institute suit for the enforcement of any payment after the stated maturity or after any redemption date or repayment date

    - reduce the percentage of holders of debt securities necessary to modify or amend the Indenture or to consent to any waiver under the Indenture

    - reduce the requirements for voting described below

    - modify any change of control provisions

    - modify these requirements or reduce the percentage of holders of debt securities necessary to waive any past default

(See Section 902.)

EVENTS OF DEFAULT

    Each Indenture provides, with respect to any outstanding series of debt securities, that any of the following events constitutes an "Event of Default":

    - default in the payment of any interest upon any debt security that becomes due and payable and continues for 30 days (10 days in the case of Subordinated Debt Securities issued to a Trust)

    - default in the payment of the principal of or any premium on any debt security when due

    - default in the deposit of any sinking fund payment when due

    - default in the performance or breach of any covenant or agreement in the Indenture for 60 days after written notice to NorthWestern from the indenture trustee or from the holders of at least 25% of the outstanding debt securities of that series

    - certain events of bankruptcy, insolvency or reorganization of NorthWestern

In the case of Subordinated Debt Securities issued to a Trust, Events of Default also include the voluntary or involuntary dissolution, winding-up or termination of the Trust, except in connection with the distribution of Subordinated Debt Securities to the holders of trust securities in liquidation of the Trust, the redemption of all of the trust securities of such Trust, or mergers or consolidations, each as permitted by the trust declaration. NorthWestern is required to file annually with the indenture trustee an officer's certificate showing NorthWestern's compliance with all conditions and covenants under each Indenture. The indenture trustee may withhold notice to the holders of debt securities of any default, other than a default in a payment with respect to the debt securities, if it considers it in the interest of the holders to do so. (See Section 501.)

    If an Event of Default involving certain events of bankruptcy, insolvency or reorganization of NorthWestern occurs, then the principal of all the applicable debt securities, including accrued and unpaid interest, will automatically be due and payable. If any other type of Event of Default occurs with respect to debt securities of a particular series, the indenture trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the debt securities due and payable immediately. (See Section 502.)

    If an Event of Default occurs, the indenture trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities, unless the holders offer to the indenture trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by it in complying with a request. The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the applicable Indenture, or exercising any trust or power conferred on the indenture trustee with respect to the debt securities of that series. The indenture trustee may refuse to follow directions in conflict with law or the Indenture, that expose the Indenture trustee to personal liability or that are unduly prejudicial to other holders. (See
Section 512.)

    The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable Indenture and its consequences, except a default in respect of a payment on any debt security of that series or a default in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected debt security. (See Section 513.)

    If an Event of Default occurs with respect to Subordinated Debt Securities issued to a Trust, that Trust's Property Trustee will have the right to declare the principal of and all interest and other payments on those Subordinated Debt Securities to be immediately due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debt Securities. The holders of the Trust's Preferred Securities have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Debt Securities. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Declaration." If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities after a holder of Preferred Securities has made a written request, the holder of Preferred Securities may institute a legal proceeding directly against NorthWestern to enforce the Property Trustee's rights under the Subordinated Indenture without first bringing an action against the Property Trustee. In addition, if an Event of Default under the Subordinated Indenture has occurred and is continuing and is attributable to the failure of NorthWestern to pay interest or principal on the Subordinated Debt Securities held by a Trust, then a holder of that Trust's Preferred Securities may institute a proceeding directly against NorthWestern to enforce payment to him or her of the principal and interest on Subordinated Debt Securities having an aggregate principal amount equal to the aggregate liquidation amount of his or her Preferred Securities.

DEFEASANCE

    Each Indenture provides that, unless a series of debt securities provides otherwise, NorthWestern may defease and be discharged from all obligations with respect to any series of debt securities ("defeasance") or be released from its obligations with respect to any series of debt securities or any other covenant so that its failure to comply with these obligations will not constitute a default or an event of default ("covenant defeasance"). NorthWestern may effect a defeasance or covenant defeasance by irrevocably depositing in trust with the indenture trustee money, in the currency in which the series of debt securities is payable, or Government Obligations (as described below), or a combination of money and Government Obligations, which will be sufficient to pay when due the principal of, and any premium and interest on, these debt securities. NorthWestern does not have the right to effect defeasance with respect to any series of Subordinated Debt Securities issued to a Trust. (See Sections 1401, 1402 and 1403.)

    NorthWestern may not effect defeasance or covenant defeasance unless NorthWestern delivers to the indenture trustee an opinion of counsel to the effect that the holders of the affected debt securities (1) will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and (2) will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times if defeasance or covenant defeasance had not occurred. (See
Section 1404.)

    "Government Obligations" means securities that are direct obligations of the government that issued the currency in which the debt securities are payable, or obligations of an entity controlled or supervised by and acting as an agency or instrumentality of the government that issued the currency in which the debt securities are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer. Depository receipts issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of a Government Obligation held by a custodian for the account of the holder of a depository receipt also constitute "Government Obligations." (See Section 101.)

    The prospectus supplement relating to any series of debt securities being offered may further describe any provisions permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to those debt securities.

GOVERNING LAW

    The Indentures and the debt securities are governed by the internal laws of the State of New York. (See Section 112.)

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    Prior to default, the indenture trustee undertakes to perform only those duties specifically set forth in the Indentures. After default, the indenture trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The indenture trustee is under no obligation to exercise any of the powers vested in it by either Indenture at the request of any holder of debt securities unless the holder offers the indenture trustee a reasonable indemnity against the costs, expenses and liabilities that might be incurred by the indenture trustee. The indenture trustee is not required to expend its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (See
Section 601.)

REGISTRATION AND TRANSFER

    The debt securities will be issued as registered securities and will be in certificated form or will be represented by global securities as described below under "Book-Entry Issuance." Unless otherwise described in the applicable prospectus supplement, registered Senior Debt Securities will be issued in denominations of $1,000 and integral multiples of $1,000, and registered Subordinated Debt Securities will be issued in denominations of $25. (See
Section 302.)

    A holder may exchange registered debt securities for other registered debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. A holder may present registered debt securities, duly endorsed or accompanied by a written instrument of transfer, for registration of transfer at the indenture trustee's corporate trust office in New York City or at the office of any transfer agent identified in any prospectus supplement. No service charge will be made for any transfer or exchange of debt securities, but NorthWestern may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (See Section 305.)

    In the event of any redemption of any series of debt securities, NorthWestern will not be required to issue, register the transfer of or exchange any debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption. Furthermore, NorthWestern will not be required to register the transfer of or exchange any debt securities that have been surrendered for repayment at the option of the holder or called for redemption, except any portion not being repaid or redeemed. (See Section 305.)

MISCELLANEOUS

    NorthWestern will have the right at all times to assign any of its rights or obligations under either Indenture to a direct or indirect wholly owned subsidiary as long as NorthWestern remains liable for all of its obligations. Subject to NorthWestern's right, each Indenture will be binding upon and inure to the benefit of the parties to the Indenture and their respective successors and assigns. Each Indenture provides that it may not otherwise be assigned. (See
Section 803.)

              DESCRIPTION OF PREFERRED STOCK AND PREFERENCE STOCK

    NorthWestern's charter authorizes three classes of capital stock: cumulative preferred stock, preference stock and common stock. In this prospectus we refer to the preferred stock and the preference stock together as the "Priority Stock". The description of the general terms of the Priority Stock which follows is not complete and is subject to, and qualified in its entirety by, the provisions of the charter and the certificate of designations relating to each series of Priority Stock that may be offered. A copy of NorthWestern's charter has been filed as an exhibit to the registration statement of which this prospectus forms a part. Copies of the certificates of designations relating to any Priority Stock that may be offered will be filed as an exhibit to or incorporated by reference in the registration statement at or prior to the time that Priority Stock is issued.

GENERAL

    The charter authorizes 1,000,000 shares of preferred stock, par value $100 per share, and 1,000,000 shares of preference stock, par value $50 per share. The preference stock is junior to the preferred stock but senior to the common stock. As of June 30, 1999, NorthWestern had outstanding 26,000 shares of 4 1/2% Series Cumulative Preferred Stock, 11,500 shares of 6 1/2% Series Cumulative Preferred Stock, and no shares of preference stock.

    NorthWestern may issue Priority Stock in one or more series, without stockholder approval. Subject to limitations prescribed by law and the charter, the Board of Directors of NorthWestern is authorized to determine the voting power (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions for each series of Priority Stock and to fix the number of shares of each such series. Thus, the Board of Directors, without stockholder approval, could authorize the issuance of Priority Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of common stock or other series of Priority Stock or that could have the effect of delaying, deferring or preventing a change in control of NorthWestern. See "Description of Common Stock--Certain Effects of Authorized but Unissued Stock."

    If NorthWestern uses this prospectus to offer any Priority Stock, an accompanying prospectus supplement will describe the following terms of the Priority Stock being offered:

    - the designation and stated value per share and the number of shares offered

    - the amount of liquidation preference per share

    - the initial public offering price

    - the dividend rate (or method of calculation), the dates on which dividends will be payable and the dates from which dividends will accrue

    - any redemption or sinking fund provisions

    - any conversion or exchange rights

    - any additional voting, dividend, redemption, liquidation, sinking fund and other rights, preferences, privileges, limitations and restrictions.

    When issued and paid for, the Priority Stock will be fully paid and nonassessable. The holders of Priority Stock will not have any preemptive rights. The applicable prospectus supplement will describe any special United States federal income tax consequences relating to the purchase and ownership of the Priority Stock.

    The Priority Stock will have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the applicable prospectus supplement.

RANK

    With respect to dividend rights and rights upon the liquidation, dissolution or winding up of NorthWestern, each share of preferred stock will rank on a parity with each other share of preferred stock, irrespective of series, and will rank prior to the common stock and the preference stock and any other class or series of capital stock that NorthWestern may authorize over which the preferred stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of NorthWestern. With respect to dividend rights and rights upon the liquidation, dissolution or winding up of NorthWestern, each share of preference stock will rank on a parity with each other share of preference stock, irrespective of series, and will rank junior to the preferred stock but prior to the common stock and any other class or series of capital stock that NorthWestern may authorize over which the preference stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of NorthWestern.

    The Priority Stock will be junior to all of NorthWestern's outstanding debt. Each series of Priority Stock will be subject to creation of preferred or preference stock ranking senior to, on a parity with or junior to that series of Priority Stock to the extent not expressly prohibited by NorthWestern's charter.

DIVIDEND RIGHTS

    If NorthWestern's Board of Directors declares a cash dividend out of funds legally available for payment, the holders of the Priority Stock will be paid quarterly on the first day of March, June, September and December in each year at the rates per share per annum set forth in the applicable prospectus supplement. Such rates may be fixed or variable or both. Each declared dividend will be payable to holders of record as they appear at the close of business on the stock books of NorthWestern on the applicable record dates determined by the Board of Directors. The record dates may not be more than 60 calendar days prior to the corresponding payment dates.

    Dividends on the Priority Stock will be cumulative. NorthWestern may not declare, pay or set apart for payment any dividend on any series of preferred stock or preference stock for any dividend period unless it has already paid or is then paying full cumulative dividends for all dividend periods terminating on or prior to the end of that dividend period. When dividends are not paid in full on all shares of preferred stock or preference stock, any dividend payments (including any accruals) on that class of Priority Stock will be paid to the holders of the shares of that class of Priority Stock in proportion to the respective sums which they would receive if all dividends accrued to the date of payment were declared and paid in full. Accruals of dividends will not bear interest. As long as any shares of preferred stock or preference stock are outstanding, NorthWestern may not pay or declare any dividends, whether in cash or property, nor make any distribution, on any class of stock ranking subordinate to that class. Neither NorthWestern nor any of its subsidiaries may purchase or redeem any shares of stock ranking subordinate to the preferred stock or preference stock, unless all dividends on that class of Priority Stock for all past quarterly dividend periods have been paid or declared and a sum sufficient for payment set apart. These provisions will not, however, apply to a dividend payable solely in shares of any stock ranking subordinate to the relevant class of Priority Stock or to the acquisition of shares of any stock ranking subordinate to that class of Priority Stock in exchange solely for shares of any other stock ranking subordinate to that class.

LIQUIDATION RIGHTS

    If NorthWestern liquidates, dissolves or winds up, or reduces its capital and distributes of assets to its shareholders, the holders of the Priority Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of common stock or any other security ranking junior to the Priority Stock, to receive an amount per share determined by the Board of Directors and set forth in the applicable prospectus supplement plus accrued and unpaid dividends to the distribution or payment date (whether or not earned or declared). No payments will be made with respect to the preference stock until the full liquidation rights of the preferred stock have been satisfied. In the event that the assets available for distribution with respect to a class of Priority Stock are not sufficient to satisfy the full liquidation rights of all the outstanding shares of that class, then the assets will be distributed to the holders of shares of that class, in proportion to the full amounts to which they would otherwise be entitled. After payment of the full amount of the liquidation preference, the holders of Priority Stock will not be entitled to participate in any further distribution of assets by NorthWestern. The consolidation, merger, reorganization or sale of all or any part of the assets of NorthWestern will not be treated as a liquidation, dissolution or winding up for purposes of this provision.

REDEMPTION

    If so provided in the applicable prospectus supplement, NorthWestern, by action of the board of directors, may redeem the Priority Stock at the redemption price set forth in the applicable prospectus supplement, plus accrued but unpaid dividends. From and after the date of redemption, all dividends on the Priority Stock called for redemption will cease to accrue, and the holders of that Priority Stock will have no further rights, other than the right to receive the redemption price.

VOTING RIGHTS

    At any time dividends in an amount equal to four quarterly dividend payments on the preferred stock of any series, whether or not consecutive, are unpaid in whole or in part, holders of the preferred stock will have the right to a separate class vote to elect the smallest number of directors necessary to constitute a majority of NorthWestern's board of directors at the next annual meeting of stockholders. This right will continue until all arrearages in dividends have been declared and paid, at which time the rights of the holders of the preferred stock to elect directors will cease, and the terms of the directors elected by the holders of the preferred stock will terminate. In such event, the holders of the common stock, voting as a class, are entitled to elect the remaining directors, subject to the rights of the holders of the preference stock if there is a similar dividend arrearage on the preference stock. While the holders of the preferred stock are entitled to elect a majority of the board of directors, payment of dividends on the preferred stock may not be unreasonably withheld if the financial condition of NorthWestern permits their payment.

    At any time dividends in an amount equal to four quarterly dividend payments on the preference stock of any series, whether or not consecutive, are unpaid in whole or in part, holders of the preference stock will have the right to a separate class vote to elect two members of the Board of Directors at the next annual meeting of stockholders. This right will continue until all arrearages in dividends have been declared and paid, at which time the rights of the holders of the preference stock to elect directors will cease and the terms of the two directors will terminate.

    Without the affirmative vote of the holders of two-thirds of the shares of a class of Priority Stock, voting separately as a class without respect to series, NorthWestern may not amend its charter to authorize any capital stock (which, in the case of the preference stock, includes any increase in the number of authorized shares of preferred stock), or any security or obligation convertible into any other capital stock, ranking prior in any respect to the preferred stock or the preference stock, as the case may be. In addition, without a two-thirds vote, NorthWestern may not change, by charter amendment or otherwise, the terms and provisions of any class of Priority Stock so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the outstanding shares of that class or their holders. However, if any amendment affects adversely the relative rights, preferences, qualifications, limitations or restrictions of less than all series of a class of Priority Stock, then only the affirmative vote of the holders of two-thirds of the shares of each series so affected is necessary. Furthermore, with respect to the preferred stock, NorthWestern may not, without a two-thirds vote, issue any shares of preferred stock or shares of any stock ranking on a parity with the preferred stock as to dividends or liquidation rights, or any securities convertible into shares of preferred stock or stock ranking on a parity with the preferred stock as to dividend or liquidation rights, unless the common stock equity (as defined in the charter) is not less than the aggregate par value of all shares of preferred stock and stock ranking prior to or on a parity with the preferred stock to be outstanding after the proposed issuance.

    Without the affirmative vote of the holders of at least a majority of the shares of each class of Priority Stock at the time outstanding (or, if required by law, without the affirmative vote of holders of at least a majority of each series of each class of Priority Stock at the time outstanding), NorthWestern may not merge, consolidate or sell all or substantially all of its assets.

    The holders of Priority Stock are entitled to one vote per share on each matter submitted for their vote, except that any class vote for the election of directors is subject to cumulative voting rights. In those instances, each holder is entitled to a number of votes equal to the number of shares he or she owns multiplied by the number of directors to be elected by the holders of that class of Priority Stock.

    None of the these voting requirements will apply if at the time provision has been made for the redemption of the outstanding Priority Stock.

    Except as described above or as required by law, the holders of any Priority Stock that may be offered will not be entitled to any voting rights unless provided for in the applicable certificate of designations and described in the applicable prospectus supplement.

NO OTHER RIGHTS

    Any Priority Stock that may be offered will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, NorthWestern's charter and the applicable certificate of designations or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and the registrar for any Priority Stock that may be offered will be described in the applicable prospectus supplement.

                          DESCRIPTION OF COMMON STOCK

    The following is a description of the common stock. This description is not complete and is subject to, and qualified in its entirety by, reference to the charter and the rights agreement governing NorthWestern's Shareholder Rights Plan. Copies of the charter and rights agreement have been filed as exhibits to the registration statement of which this prospectus forms a part.

GENERAL

    NorthWestern is authorized to issue up to 50,000,000 shares of common stock, par value $1.75 per share. As of June 30, 1999, there were 23,108,123 shares of common stock outstanding held by approximately 10,000 stockholders of record. Subject to the limitations described below and the prior rights of any outstanding preferred stock and preference stock, the common stock is entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor. Holders of common stock are entitled to one vote per share. There is no provision for cumulative voting or preemptive rights. The holders of preferred stock and the holders of preference stock are each entitled to elect a certain number of directors in the event of a default in the payment of four quarterly dividends on any series of stock of that class and have voting rights with respect to charter amendments adversely affecting their rights, mergers, consolidations and dispositions of substantially all NorthWestern's assets. See "Description of Preferred Stock and Preference Stock." Upon any liquidation, voluntary or involuntary, of NorthWestern, holders of common stock are entitled to all the assets of NorthWestern after payment of NorthWestern's liabilities and satisfaction of the liquidation preferences of any outstanding preferred stock and preference stock. The outstanding shares of common stock are, and, when issued and paid for, any shares of common stock offered will be, fully paid and nonassessable.

    The common stock is listed on the New York Stock Exchange. The transfer agents and registrars for the common stock are Norwest Bank Minnesota, N.A. and NorthWestern.

LIMITATIONS ON DIVIDENDS

    NorthWestern may not declare or pay cash dividends on the common stock unless full dividends on all shares of preferred stock and preference stock then outstanding for the current and all past quarterly dividend periods have been paid or provided for. Also, NorthWestern may not pay cash dividends on the common stock unless it has complied with all sinking fund requirements for the preferred stock and preference stock.

RIGHTS

    NorthWestern has a Stockholder Rights Plan, which it first adopted in 1996, pursuant to which each share of common stock has associated with it one common stock purchase right. Each right, when exercisable, entitles the registered holder to purchase from NorthWestern one share of common stock at a price of $50 per share (as adjusted for the two-for-one stock split in May 1997), subject to further adjustments. The rights are evidenced by the common stock certificates and may not be exercised or transferred separately from the common stock until ten days after a person or group acquires, or announces a tender offer which would result in its acquiring, beneficial ownership of securities having 15% or more of the voting power of all outstanding voting securities of NorthWestern.

    In the event that a person or group acquires 15% or more or NorthWestern's voting power, or if NorthWestern merges or engages in certain self-dealing transactions with a 15% or more stockholder, each right will entitle the holder (other than the 15% or more stockholder) to purchase a number of shares of common stock of NorthWestern or, if NorthWestern is not the surviving corporation, of the surviving corporation, having a market value of two times the exercise price of the Right.

    The rights do not have voting rights and are redeemable at NorthWestern's option at a price of $.005 per right at any time before they become exercisable. Unless earlier redeemed, the rights will expire on December 10, 2006.

RESTRICTIONS ON CHANGE OF CONTROL

    NorthWestern's charter contains several provisions which will make it difficult for any party to obtain control of NorthWestern through transactions not approved by the Board of Directors of NorthWestern. These include the following:

    - The Board of Directors is divided into three classes, only one of which stands for election each year for a three year term of office. As a result, it would take two successive annual elections for a party or group acquiring control to replace a majority of the incumbent directors.

    - Directors may not be removed from office before their terms expire except for cause.

    - A "business combination" between NorthWestern and any person or entity which owns 10% or more of the outstanding common stock, or an affiliate of such a person or entity, requires the approval of the holders of at least 75% of the outstanding common stock, unless certain "fair price" and other financial and procedural conditions are satisfied, as well as the approval of a majority of continuing directors.

    - Amending these charter provisions requires the approval of the holders of at least 75% of the outstanding shares of the outstanding common stock.

    In addition, NorthWestern is subject to the "business combination" statute of the Delaware General Corporation Law (Section 203). In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) the transaction is approved by the board of directors prior to the date the person becomes an interested stockholder, (2) upon consummation of the transaction in which the person becomes an interested stockholder, the interested stockholder beneficially owned at least 85% of the outstanding shares of the corporation's voting stock which is not owned by directors, officers and company-controlled employee stock plans, or (3) the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. "Business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with its affiliated parties, owns (or within three years, did own) beneficially 15% or more of a corporation's voting stock.

    The overall effect of the above provisions may be to render more difficult or to discourage a merger, tender offer or proxy contest, the assumption of control of NorthWestern by a holder of a large block of NorthWestern's stock or other person, or the removal of incumbent management, even if such actions may be beneficial to NorthWestern's stockholders generally.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    NorthWestern may issue shares of common stock, preferred stock and preference stock without additional stockholder approval and may utilize the shares for a variety of corporate purposes, including to raise additional capital or to facilitate corporate acquisitions. Issuing preferred stock or preference stock could have the effect of delaying or preventing a change in control of NorthWestern. Issuing preferred stock or preference stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, issuing shares could decrease the market price of the common stock.

    Having authorized but unissued and unreserved common stock, preferred stock or preference stock may enable the board to issue shares to persons friendly to current management. This could render more difficult or discourage an attempt to obtain control of NorthWestern by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of NorthWestern.

LIMITATION OF DIRECTOR LIABILITY

    NorthWestern's charter contains a provision that limits the liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law. This limitation does not, however, affect the liability of a director for any breach of the director's duty of loyalty to NorthWestern or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful dividend payments or stock redemptions or purchases or for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate the rights of NorthWestern and its stockholders (through stockholders' derivative suits on behalf of NorthWestern) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. This provision does not limit or eliminate the rights of NorthWestern or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care.

                DESCRIPTION OF THE TRUSTS' PREFERRED SECURITIES

    Each Trust's trust declaration authorizes it to issue one class of Preferred Securities and one class of Common Securities. We refer to these two classes of securities collectively as that Trust's "Trust Securities." The Trust Securities will represent undivided beneficial ownership interests in the assets of the Trust. The following summaries of the Preferred Securities and the trust declaration are not complete and are qualified in their entirety by the provisions of the Trust's amended and restated trust declaration. A form of amended and restated trust declaration has been filed as an exhibit to the registration statement of which this prospectus forms a part.

    If a Trust uses this prospectus to offer its Preferred Securities, an accompanying prospectus supplement will describe the terms of those preferred securities, including any material United States federal income tax consequences applicable to the Preferred Securities.

GENERAL

    Except as described below under "--Subordination of Common Securities," a Trust's Preferred Securities will rank on a parity with its Common Securities, and payments on the two classes will be made proportionately. Each Trust will use the proceeds from the sale of its Trust Securities to purchase a series of Subordinated Debt Securities from NorthWestern. The prospectus supplement describing the Trust's preferred securities will also describe the series of Subordinated Debt Securities. The Property Trustee will hold legal title to the Subordinated Debt Securities in trust for the benefit of the holders of the Trust Securities. The guarantee agreement executed by NorthWestern for the benefit of the holders of the Preferred Securities will guarantee the payment of distributions and amounts payable on redemption or liquidation of the Preferred Securities to the extent the Trust has adequate funds but will not guarantee those payments if the Trust does not have funds available to make payment. For a further discussion of the Guarantee, see "Description of the Guarantee" below.

DISTRIBUTIONS

    Distributions on each Preferred Security will accumulate and be payable at a rate specified in the applicable prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed per 30-day month unless otherwise specified in the applicable prospectus supplement. Distributions that are in arrears will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement.

    Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance, and will be payable on the dates specified in the applicable prospectus supplement. If the date on which any distributions on the Trust Securities is to be paid is not a business day, then the distributions will be paid on the next business day, without any interest or other payment in respect of any delay. If, however, the next business day falls in the next calendar year, then payment of the distributions will be made on the business day preceding the payment date. A "business day" is any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed, or a day on which the indenture trustee, or the principal office of the Property Trustee, is closed for business.

    If provided in the applicable prospectus supplement, NorthWestern will have the right under the Indenture to defer payments of interest on the Subordinated Debt Securities from time to time by extending the applicable interest payment period for a specified period. See "Description of Debt Securities--Option to Extend Interest Payment Period." If NorthWestern exercises its right to defer interest payments on the Subordinated Debt Securities, then any payments of distributions on the Preferred Securities also would be deferred.

    We expect that the only source of revenue available for the payment of distributions to holders of the Preferred Securities will be payments made to the applicable Trust by NorthWestern under the Subordinated Debt Securities. If NorthWestern does not make interest payments on the Subordinated Debt Securities, then the Property Trustee will not have any funds available to pay distributions on the Preferred Securities. NorthWestern will guarantee the payment of distributions, but only if and to the extent a Trust has funds legally available for that purpose and cash sufficient to make the payments. For more information about the Guarantee see "Description of the Guarantees" below.

    The Property Trustee will pay distributions to the holders of the Preferred Securities as they appear on the applicable Trust's securities register on the relevant record dates. As long as the Preferred Securities are represented by one or more global securities as described in "Book-Entry Issuance" below, the record dates will be the close of business on the business day preceding each distribution payment date, unless a different regular record date is established or provided for the corresponding interest payment date on the Subordinated Debt Securities. Subject to any applicable laws and regulations and the provisions of the applicable trust declaration, unless otherwise specified in the applicable prospectus supplement, each payment will be made as described under "Book-Entry Issuance" below. If any Preferred Securities are not represented by global securities, then the record dates for the Preferred Securities will be the fifteenth business day prior to each distribution payment date.

REDEMPTION OR EXCHANGE

    MANDATORY REDEMPTION. Unless otherwise specified in the applicable prospectus supplement, if the Subordinated Debt Securities held by a Trust are repaid or redeemed in whole or in part, either upon their maturity date or earlier, then the Property Trustee will use those proceeds to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities repaid or redeemed. The redemption price will be equal to the aggregate stated amount of the Trust Securities being redeemed, plus any accumulated and unpaid distributions on those securities up until the date of redemption, plus the amount of any premium paid by NorthWestern upon the concurrent redemption of the Subordinated Debt Securities. In the event of a partial redemption, the Trust Securities will be redeemed proportionately from all of the holders of Trust Securities. The Trust will give the holders of the Trust Securities at least 30 days but not more than 60 days notice of any redemption.

    TAX EVENT OR INVESTMENT COMPANY EVENT REDEMPTION. If a Tax Event or Investment Company Event (as defined below) occurs and is continuing, NorthWestern will have the right to redeem the Subordinated Debt Securities in whole (but not in part), thereby causing a mandatory redemption of the Trust Securities in whole (but not in part) at the redemption price within 90 days following the occurrence of the Tax Event or Investment Company Event. NorthWestern does not elect either to redeem the Subordinated Debt Securities or to liquidate the Trust, the Preferred Securities will remain outstanding.

    A "Tax Event" occurs when a Trust receives an opinion of counsel to NorthWestern, rendered by a law firm having a recognized national tax practice, stating that, as a result of any amendment to, change in or announced proposed change in the laws or regulations of the United States or any political subdivision or taxing authority, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying the laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date on which the Preferred Securities are issued and sold, there is more than an insubstantial risk that any of the following may occur:

    - the Trust is, or within 90 days of the date of the opinion will be, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debt Securities

    - the interest payable by NorthWestern on the Subordinated Debt Securities is not, or within 90 days of the date of the opinion will not be, deductible by NorthWestern, in whole or in part, for United States federal income tax purposes

    - the Trust is, or within 90 days of the date of the opinion will be, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges

    An "Investment Company Event" occurs when a Trust receives an opinion of counsel to NorthWestern experienced in securities matters stating that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes or would become effective on or after the date of the issuance of the Preferred Securities.

    If a Trust becomes subject to tax as a result of a Tax Event, NorthWestern will pay additional sums on the Subordinated Debt Securities held by the Trust as necessary so that the distributions paid by the Trust on its Trust Securities will not be reduced as a result of the taxes to which the Trust has become subject as a result of the Tax Event.

    DISTRIBUTION OF SUBORDINATED DEBT SECURITIES. Unless otherwise specified in the applicable prospectus supplement, NorthWestern will have the right to dissolve any Trust at any time. After satisfaction of any liabilities to creditors of the Trust as provided by applicable law, NorthWestern may cause the Trust to distribute the Subordinated Debt Securities proportionately to the holders of the Trust Securities in liquidation of the Trust.

    After the date fixed for any distribution of the Subordinated Debt Securities, the Preferred Securities will no longer be deemed to be outstanding. Until they are presented for transfer or reissuance, any certificates representing the Preferred Securities will be deemed to represent Subordinated Debt Securities having a principal amount equal to the stated liquidation amount of the Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the Preferred Securities.

    We make no assurance as to the market prices for the Preferred Securities or for the Subordinated Debt Securities that may be distributed in exchange for Preferred Securities upon dissolution or liquidation of any Trust. Accordingly, the Subordinated Debt Securities that may be distributed upon dissolution or liquidation of a Trust may trade at a discount to the price at which the Preferred Securities were trading, and both may trade at less than the price that the investor paid to purchase the Preferred Securities.

REDEMPTION PROCEDURES

    If a Trust redeems any Preferred Securities, it will be at the applicable redemption price using the proceeds received by the Trust from the contemporaneous redemption of the Subordinated Debt Securities by NorthWestern. A Trust will be able to redeem Preferred Securities and to pay the applicable redemption price only to the extent that it has funds available to pay the redemption price.

    If a Trust notifies the holders of its Preferred Securities of a redemption and the Preferred Securities to be redeemed are issued in global form, then on the applicable redemption date, the Property Trustee will deposit irrevocably with the depositary for the Preferred Securities funds sufficient to pay the applicable redemption price, to the extent it has funds available. In addition, the Property Trustee will give the depositary irrevocable instructions and authority to pay the redemption price to the beneficial owners of the Preferred Securities. If the Preferred Securities are not issued in global form, then the Property Trustee will pay the applicable redemption price to the holders of the Preferred Securities by check mailed to their addresses as they appear on the Trust's securities register on the redemption date. In addition, the Property Trustee will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the Preferred Securities upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to a redemption date for the Preferred Securities will be payable to the holders of the Preferred Securities on the record dates for those distributions. If a Trust gives notice of redemption and deposits funds as required, then upon the date of the deposit, all of the rights of the holders of the Preferred Securities to be redeemed will cease, except for the right to receive the redemption price (without interest), and the Preferred Securities will cease to be outstanding. If the redemption date is not a business day, then redemption price will be paid on the next business day (and without any interest or other payment in respect of any delay). If, however, the next business day falls in the next calendar year, then payment of the redemption price will be made on the business day preceding the redemption date.

    If any payments for the redemption of any Preferred Securities are improperly withheld or refused and not paid either by a Trust or by NorthWestern pursuant to its guarantee, then distributions on the Preferred Securities will continue to accumulate, at the then applicable rate, from the redemption date originally established by the Trust until the date upon which the redemption payments actually are paid. In that case, the actual payment date will be the date of redemption for purposes of calculating the applicable redemption price.

    Subject to the Trust's trust declaration and applicable law, NorthWestern or its affiliates may purchase at any time and from time to time outstanding Preferred Securities by tender, in the open market or by private agreement and may resell these securities.

    If less than all the Preferred Securities and Common Securities are to be redeemed on a Redemption Date, then the aggregate liquidation amount of the Preferred Securities and Common Securities to be redeemed will be allocated proportionately to the Preferred Securities and the Common Securities based upon their relative aggregate liquidation amounts. The Property Trustee will select the particular securities to be redeemed using a method it deems fair and appropriate or, if the Preferred Securities are held in book-entry form, in accordance with the depositary's customary procedures.

    The Trust will mail notice of any redemption of the Trust Securities at least 30 but not more than 60 days before the redemption date to each registered holder of Preferred Securities to be redeemed at its address appearing on the Trust's securities register. Unless NorthWestern defaults in payment of the redemption price on the Subordinated Debt Securities, on the redemption date interest will cease to accrue on the Subordinated Debt Securities called for redemption. Similarly, unless payment of the redemption price in respect of the Preferred Securities is withheld or refused and not paid either by a Trust or by NorthWestern pursuant to its guarantee, on the redemption date distributions will cease to accumulate on the Preferred Securities called for redemption.

SUBORDINATION OF COMMON SECURITIES

    The payment of distributions on, and any payment upon redemption of, a Trust's Preferred Securities and Common Securities will be made proportionately based on their relative aggregate liquidation amounts. If, however, an Event of Default under the Subordinated Indenture (which also constitutes a "Trust Enforcement Event" under the trust declaration) has occurred and is continuing on any distribution payment date or redemption date, then the amounts payable on that date will not be made on any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of any Common Securities will be made until all accumulated and unpaid distributions or redemption payments on all of the outstanding Preferred Securities are fully paid. For a further discussion of the effects of events of default, see "Description of Debt Securities--Events of Default." The Trusts will not issue any securities or other interests in their assets other than their Preferred Securities and Common Securities.

    If a Trust Enforcement Event under a Trust's trust declaration has occurred and is continuing with respect to the Preferred Securities, then NorthWestern, as sole holder of the Common Securities, will be deemed to have waived any right to act with respect to that event until the effect of that event on the Preferred Securities has been cured, waived or otherwise eliminated. Until then, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of NorthWestern, as holder of the Common Securities. Under these circumstances, only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf. For a further discussion of Trust Enforcement Events, see "--Trust Enforcement Events; Notice."

DISSOLUTION OF A TRUST AND DISTRIBUTIONS UPON DISSOLUTION

    Unless otherwise specified in the applicable prospectus supplement, each Trust will automatically dissolve upon the expiration of its term or, if earlier, on the first to occur of:

    - certain events of bankruptcy, dissolution or liquidation of NorthWestern or the holder of the Common Securities

    - the written direction to the Property Trustee from NorthWestern at any time to dissolve such Trust and to distribute the Subordinated Debt Securities in exchange for the Trust Securities

    - the redemption of all of the Preferred Securities as described under "--Redemption or Exchange--Mandatory Redemption"

    - the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

    If a Trust dissolves prior to the redemption of all of its Preferred Securities, the Property Trustee will liquidate the Trust by first satisfying any liabilities to creditors of the Trust and then distributing the Subordinated Debt Securities to the holders of the Trust Securities. If the Property Trustee determines that it is not practical to distribute the Subordinated Debt Securities, the holders of the Trust Securities will be entitled to receive cash or other immediately available funds out of the assets of the Trust, to the extent such funds are available for distribution after satisfaction of the Trust's liabilities to any creditors. The amount of the liquidation distribution payable with respect to each Trust Security will be equal to the aggregate of the stated liquidation amount of that Trust Security plus accumulated and unpaid distributions to the date of payment. If, however, Subordinated Debt Securities are to be distributed in connection with the liquidation, then the holders of the Trust Securities will receive for each Trust Security Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Security, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, the Trust Security.

    If a liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay the distribution in full, then it will be paid to the holders of the Preferred Securities and NorthWestern, as the holder of the Common Securities, proportionately based on the relative aggregate liquidation amounts of their securities. If, however, an Event of Default under the Indenture has occurred and is continuing, then the Preferred Securities will have a preference over the Common Securities with regard to any liquidation distributions.

TRUST ENFORCEMENT EVENTS; NOTICE

    Under each Trust's trust declaration, the holders of the Trust Securities have particular rights if an Event of Default has occurred and is continuing with respect to the Subordinated Debt Securities owned by that Trust. When referring to the effect of an Event of Default under the Subordinated Indenture on the rights of a holder of Trust Securities, we call it a "Trust Enforcement Event." If a Trust Enforcement Event has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities, as described above under "--Subordination of Common Securities."

    The Property Trustee will transmit by mail, first class postage prepaid, notice of any Trust Enforcement Event to the holders of the Trust Securities within 90 days of its occurrence unless the Trust Enforcement Event has been cured. NorthWestern and the trustees of the Trust who are NorthWestern employees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust declaration, as well as any reports that may be required to be filed by them under the Trust Indenture Act.

    See "Description of Debt Securities--Events of Default" above for a discussion of the rights of a holder of Preferred Securities to enforce the Property Trustee's rights with respect to Subordinated Debt Securities and to bring an action directly against NorthWestern for payment of Subordinated Debt Securities having an aggregate principal amount equal to the aggregate liquidation amount of his or her Preferred Securities.

REMOVAL OF TRUSTEES

    The holders of the Common Securities may remove any Trustee with or without cause at any time. The removal or resignation of a Property Trustee, however, will not be effective until a successor Trustee possessing the qualifications to act as a Property Trustee has accepted its appointment in accordance with the provisions of the Trust Declaration. If an Event of Default under an Indenture has occurred and continues, the Property Trustee may only be removed by a majority of the stated liquidation amount of the Preferred Securities.

MERGER OR CONSOLIDATION OF TRUSTEES

    Any entity into which the Property Trustee, the Delaware Trustee or any other trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which a trustee may be a party, or any entity succeeding to all or substantially all the corporate trust business of a trustee, will be the successor of that trustee under the trust declaration, provided that the successor entity is otherwise qualified and eligible.

MERGERS AND CONSOLIDATIONS

    A Trust may not merge or consolidate with or into, or be replaced by, or transfer or lease its properties and assets substantially as an entirety to, any corporation or other entity, except as described below or as described in "Dissolution of a Trust and Distributions Upon Dissolution". Any Trust may, without the consent of the holders of the Trust Securities or the Property Trustee, merge or consolidate with or into, or be replaced by, a trust organized as such under the laws of any state. Any merger, consolidation, replacement, transfer or lease will be subject to the following limitations:

    - If the Trust is not the successor entity, then the successor entity either must expressly assume all of the Trust's obligations with respect to the Trust Securities or substitute for the Trust Securities other securities having substantially the same terms and priority as the Trust Securities

    - NorthWestern must expressly appoint a trustee of any successor entity that has the same powers and duties as the Property Trustee has in its role as the holder of the Subordinated Debt Securities

    - The Preferred Securities or any substituted securities must be listed on any national securities exchange or other market on which the Preferred Securities are then listed

    - The merger, consolidation or replacement must not cause the Preferred Securities or any substituted securities to be downgraded by any nationally recognized statistical rating organization

    - The merger, consolidation or replacement must not adversely affect the rights, preferences and privileges of the holders of the Trust Securities or any substituted securities in any material respect (other than with respect to any dilution of the holders' interest in the new entity)

    - If the Trust is not the successor entity, then the successor entity must have a purpose substantially identical to that of the Trust

    - NorthWestern must have received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters stating that the merger, consolidation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities or any substituted securities in any material respect (other than with respect to any dilution of the holders' interest in the new entity) and that, following the merger, consolidation or replacement, neither the Trust nor any successor entity will be required to register as an investment company under the Investment Company Act

    - NorthWestern must guarantee the obligations of the successor entity under the substituted securities at least to the extent provided by its guarantee of the Preferred Securities

    Notwithstanding the foregoing, unless the holders of all of the Trust's Trust Securities consent, no Trust may merge or consolidate with or into, or be replaced by, any other entity or permit any other entity to merge or consolidate with or into, or replace, it, if the merger, consolidation or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST DECLARATION

    The holders of the Preferred Securities will have no voting rights except as provided below and under "Description of the Guarantee--Modifications of the Guarantee; Assignment" and as otherwise required by the trust declaration, the Delaware Business Trust Act, the Trust Indenture Act and other applicable law.

    Subject to the Property Trustee obtaining a tax opinion in the circumstances described in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Declaration. This includes the right to direct the Property Trustee, as holder of the Subordinated Debt Securities, to do any of the following:

    - to exercise the remedies available under the Subordinated Indenture with respect to the Subordinated Debt Securities

    - to waive any past Event of Default that is waivable under the Subordinated Indenture

    - to exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable

Notwithstanding the foregoing, where a consent under the Subordinated Indenture would require the consent of all holders of the Subordinated Debt Securities, the Property Trustee may not give its consent without the prior direction of all holders of the Preferred Securities. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the indenture trustee with respect to the Subordinated Debt Securities. The notice shall state that the Event of Default under the Indenture also constitutes a Trust Enforcement Event. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee may not take any of the actions described above unless it has obtained an opinion of tax counsel stating that, as a result of the action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

    If the Subordinated Indenture requires the consent of the Property Trustee, as the holder of the Subordinated Debt Securities, with respect to any amendment or modification of the Subordinated Indenture, the Property Trustee will request the direction of the holders of the Trust Securities and will vote with respect to that amendment or modification as directed by the holders of a majority in stated liquidation amount of the Trust Securities voting together as a single class. If, however, an amendment or modification under the Subordinated Indenture would require the consent of the holders of more than a majority of the Subordinated Debt Securities, then the Property Trustee may give consent only at the direction of the holders of at least the same proportion in aggregate liquidation amount of the Trust Securities. The Property Trustee will not take any action in accordance with the directions of the holders of the Trust Securities unless it has obtained an opinion of independent tax counsel to the effect that, as a result of the action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes, and that each holder of Trust Securities will be treated as owning an undivided beneficial ownership interest in the Subordinated Debt Securities.

    A waiver of an Event of Default under the Subordinated Indenture with respect to the Subordinated Debt Securities will constitute a waiver of the corresponding Trust Enforcement Event.

    Any required approval or direction of the holders of the Preferred Securities may be given at a separate meeting of holders of the Preferred Securities convened for that purpose, at a meeting of all of the holders of the Trust Securities or pursuant to written consent. The trustees will cause a notice of any meeting at which the holders of the Preferred Securities are entitled to vote to be mailed to each holder of record of Preferred Securities. Each notice will include the date of the meeting, a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote and instructions for the delivery of proxies. Preferred Securities owned by NorthWestern, the trustees or any entity directly or indirectly controlled by, or under direct or indirect common control with, NorthWestern will not be entitled to vote or consent and will, for purposes of the vote or consent, be treated as if they were not outstanding.

    No vote or consent of the holders of Preferred Securities will be required for a Trust to redeem and cancel the Preferred Securities or to distribute the Subordinated Debt Securities in accordance with its trust declaration and the terms of its Trust Securities.

    The holders of the Preferred Securities will have no rights to appoint or remove the trustees, except during the continuance of an Event of Default under the Subordinated Indenture. At all other times, NorthWestern, as the holder of all of the Common Securities, solely will have the right to appoint, remove or replace the trustees. If an Event of Default under the Indenture has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed and replaced by the holders of a majority in liquidation amount of the Preferred Securities.

    Generally, the trust declaration may be amended without the consent of the holders of the Trust Securities, if the amendment does not have a material adverse effect on the rights, preferences or privileges of the holders of the Trust Securities. However, any amendment that affects the powers, preferences or special rights of the Trust Securities, or that results in the dissolution, winding-up or termination of any Trust (other than pursuant to its trust declaration), will not be effective without the approval of the holders of at least 66 2/3% of the stated liquidation amount of the Trust Securities. If an amendment affects only the powers, preferences or special rights of the Preferred Securities or the Common Securities, but not both, then the only required approval if that of the holders of the affected class. Any amendment that changes the amount or timing of any distribution, otherwise adversely affects the amount of any distribution required to be made in respect of the Trust Securities or restricts the rights of a holder of Trust Securities to institute a suit for the enforcement of payment of distributions requires the approval of each holder of Trust Securities.

PAYMENT AND PAYING AGENT

    Payments in respect of the Preferred Securities issued as global securities will be made to the applicable depositary, which will credit the relevant participants' accounts on the applicable distribution payment dates. If the Preferred Securities are not issued in global form, then the payments will be made by check mailed to the address of the holder entitled thereto as it appears on the Trust's security register. Unless otherwise specified in the applicable prospectus supplement, the paying agent for the Preferred Securities initially will be the Property Trustee. The paying agent may resign upon 30 days' written notice to the Property Trustee and NorthWestern.

REGISTRAR AND TRANSFER AGENT

    Unless otherwise specified in the applicable prospectus supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of each Trust, but each Trust may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of Preferred Securities.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Property Trustee will not be liable for any action taken, suffered or omitted to be taken by it without negligence, in good faith and reasonably believed by it to be authorized or within the discretion, rights or powers conferred upon it by the Trust's trust declaration. The Property Trustee will be under no obligation to exercise any rights or powers vested in it by the trust declaration at the request or direction of any holder of Trust Securities, unless the holder provides the Property Trustee security and indemnity, reasonably satisfactory to the Property Trustee, against the costs and expenses and liabilities that might be incurred by it in complying with the request or direction.

GOVERNING LAW

    The Trust Declaration and the Preferred Securities will be governed by, construed and interpreted in accordance with the laws of the State of Delaware.

                         DESCRIPTION OF THE GUARANTEES

    Each Guarantee will qualify as an indenture under the Trust Indenture Act, and The Wilmington Trust Company will act as "Guarantee Trustee" under each Guarantee. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the Preferred Securities of the applicable Trust. The following summary of Guarantees are not complete and are qualified in their entirety by the provisions of each Guarantee Agreement and the Trust Indenture Act. A form of Guarantee Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

    To the extent set forth in each Guarantee and except to the extent paid by a Trust, NorthWestern will irrevocably and unconditionally agree to pay to the holders of the Preferred Securities, in full, as and when due, regardless of any defense, right of setoff or counterclaim that a Trust may have or assert, the following amounts:

    - all accumulated and unpaid distributions on the Preferred Securities, to the extent the Trust has funds available

    - the redemption price, including all accumulated and unpaid distributions to the date of redemption, with respect to the Preferred Securities upon the redemption of the Subordinated Debt Securities, if a Tax Event occurs or upon maturity of the Subordinated Debt Securities, to the extent the Trust has funds available

    - upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of the Trust Securities), the lesser of

    - the aggregate of the stated liquidation amount and all accumulated and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds available, and

    - the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust.

NorthWestern may satisfy its obligation to make a payment under a Guarantee by paying the required amounts to the holders of Preferred Securities itself or by causing the applicable Trust to make the payments.

    If a Trust Enforcement Event has occurred and is continuing, the rights of holders of the Common Securities to receive payments under the applicable Guarantee will be subordinated to the rights of the holders of the Preferred Securities to receive their payments. For a more detailed explanation of the subordination of the Common Securities see "Description of the Preferred Securities--Subordination of Common Securities."

    Each Guarantee will apply only to the extent the applicable Trust has funds available to make payments with respect to the Preferred Securities. If NorthWestern does not make interest payments on the Subordinated Debt Securities owned by the Trust, the Trust will not have funds available to pay distributions on the Preferred Securities.

    Through the Guarantees, the Subordinated Debt Securities and the Subordinated Indenture, taken together, NorthWestern has fully and unconditionally guaranteed all of a Trust's obligations under its

Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a full guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the trust declaration. For further information on the interrelation of these documents, see "Relationship Among the Preferred Securities, the Subordinated Debt Securities and the Guarantees."

STATUS OF THE GUARANTEES

    Each Guarantee will constitute a guarantee of payment and not of collection. The beneficiaries of a Guarantee may institute a legal proceeding directly against NorthWestern to enforce their rights under the Guarantee without instituting a legal proceeding against anyone else.

CERTAIN COVENANTS OF NORTHWESTERN

    NorthWestern will covenant that, as long as any Preferred Securities are outstanding, if NorthWestern has received written notice of an event of default under a Guarantee, then NorthWestern will be subject to the same restrictions on paying dividends and making other payments with respect to any of its capital stock or debt securities as if it had given notice of its election to defer payments of interest on any Subordinated Debt Securities. For a description of these restrictions, and the exceptions to the restrictions, see "Description of Debt Securities--Option to Extend Interest Payment Period."

MODIFICATIONS OF THE GUARANTEES; ASSIGNMENT

    Except with respect to any changes that do not adversely affect the rights of holders of the Preferred Securities in any material respect (in which case no security holder approval is required), each Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities. All guarantees and agreements contained in each Guarantee will bind the successors, assigns, receivers, trustees and representatives of NorthWestern and will inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An event of default under a Guarantee will occur upon the failure of NorthWestern to make any payment or perform any of its other obligations required by the Guarantee.

    The holders of a majority in stated liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee after receiving a written request to do so from a holder of Preferred Securities, then the holder of Preferred Securities may institute a legal proceeding directly against NorthWestern to enforce its rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or anyone else. Notwithstanding the foregoing, if NorthWestern has failed to make a payment under the Guarantee with respect to a Trust, a holder of that Trust's Trust Securities may institute a proceeding directly against NorthWestern for enforcement of payment under the Guarantee.

    NorthWestern, as guarantor, is required to file annually with the Guarantee Trustee a certificate indicating whether or not it is in compliance with all of the conditions and obligations applicable to it under each Guarantee.

TERMINATION

    A Guarantee will terminate:

    - if a Tax Event occurs,

    - upon maturity of the Subordinated Debt Securities held by the Trust,

    - upon full payment of the redemption price of all of the Trust's Trust Securities,

    - upon distribution of the Subordinated Debt Securities held by the Trust to the holders of its Trust Securities or

    - upon full payment of the amounts payable in accordance with the trust declaration upon liquidation of the Trust.

    A Guarantee will continue to be effective, or will be reinstated, if any holder of Trust Securities is required to return payment of any sums paid under the Trust Securities or the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    Prior to a default with respect to a Guarantee, the Guarantee Trustee will undertake to perform only those duties specifically set forth in the Guarantee. After a default, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The Guarantee Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless the holder offers the Guarantee Trustee a reasonable indemnity against the costs, expenses and liabilities that might be incurred by the Guarantee Trustee.

GOVERNING LAW

    Each Guarantee will be governed by the internal laws of the State of New
York.

                RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE
                SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

    Through the Guarantees, the Subordinated Debt Securities and the Subordinated Indenture, taken together, NorthWestern will fully and unconditionally guarantee all of a Trust's obligations under its Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a full guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the trust declaration.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other amounts are made when due on the Subordinated Debt Securities, the payments will be sufficient to cover distributions and other payments due on the Preferred Securities because of the following factors:

    - the aggregate principal amount of the Subordinated Debt Securities will be equal to the aggregate stated liquidation amount of the Trust Securities

    - the interest rate and the interest and other payment dates for the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities

    - NorthWestern, as issuer of the Subordinated Debt Securities, will pay all costs, expenses and other obligations of the Trust, other than payments on the Trust Securities, so that the Trust will not be obligated to pay those amounts

    - the trust declaration prohibits a Trust from engaging in any activity that is not consistent with the limited purposes of such Trust.

    If NorthWestern makes a payment under a Guarantee, it has the right to set off that amount against any payment it is otherwise required to make under the Subordinated Debt Securities.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    The trust declaration provides that if NorthWestern fails to make interest or other payments on the Subordinated Debt Securities when due (taking account of any Extension Period), the holders of the Preferred Securities may direct the Property Trustee to enforce its rights under the Subordinated Indenture. For a further discussion of a Preferred Security holder's rights, see "Description of the Trusts' Preferred Securities--Voting Rights; Amendment of Trust Declaration." If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities after a holder of Preferred Securities has made a written request, the holder of Preferred Securities may, to the fullest extent permitted by law, institute a legal proceeding directly against NorthWestern to enforce the Property Trustee's rights under the Subordinated Indenture without first bringing an action against the Property Trustee. In addition, if an Event of Default under the Subordinated Indenture has occurred and is continuing and is attributable to the failure of NorthWestern to pay interest or principal on the Subordinated Debt Securities held by a Trust, then a holder of that Trust's Preferred Securities may institute a proceeding directly against NorthWestern to enforce payment to him or her of the principal and interest on Subordinated Debt Securities having an aggregate principal amount equal to the aggregate liquidation amount of his or her Preferred Securities.

    If NorthWestern fails to make payments under a Guarantee, a holder of Preferred Securities may institute a proceeding directly against NorthWestern to enforce the Guarantee.

LIMITED PURPOSE OF TRUST

    The Preferred Securities evidence beneficial ownership interests in a Trust, and each Trust exists for the sole purpose of issuing and selling its Trust Securities and using the proceeds to purchase Subordinated Debt Securities. The primary difference between the rights of a holder of Preferred Securities and a holder of Subordinated Debt Securities is that a holder of Subordinated Debt Securities is entitled to receive interest and principal payments on Subordinated Debt Securities from NorthWestern, while a holder of Preferred Securities is entitled to receive distributions and other payments from a Trust (or from NorthWestern under a Guarantee) only if and to the extent the Trust has funds available to make those payments.

RIGHTS UPON DISSOLUTION

    Upon any voluntary or involuntary dissolution, winding-up or liquidation of a Trust involving the redemption or repayment of the Subordinated Debt Securities, the holders of the Trust Securities will be entitled to receive, out of assets held by the Trust and subject to the rights of any creditors of the Trust, the liquidation distribution described under "Description of the Preferred Securities--Dissolution of a Trust and Distributions upon Dissolution." Because NorthWestern is the guarantor under each Guarantee and, as issuer of the Subordinated Debt Securities, has agreed to pay for all costs, expenses and liabilities of each Trust (other than its obligations to the holders of the Trust Securities), the positions of a holder of Trust Securities and a holder of the Subordinated Debt Securities held by the Trust relative to other creditors and stockholders of NorthWestern in the event of liquidation or bankruptcy of NorthWestern would be substantially the same.

                              BOOK-ENTRY ISSUANCE

    Unless otherwise specified in the applicable prospectus supplement, any securities that we may offer using this prospectus, other than common stock, may be issued in global form ("Global Securities"). The specific terms for issuing any security as a Global Security will be described in the prospectus supplement relating to that security.

    Unless otherwise specified in the applicable prospectus supplement, the depositary for any Global Securities will be The Depository Trust Company ("DTC").

    Global Securities will be issued as fully registered securities registered in the name of DTC's nominee, Cede & Co. One or more fully registered Global Securities will be issued for each issue of securities, each in the aggregate principal or stated amount of such issue, and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its Participants are on file with the SEC.

    Purchases of securities under DTC's system must be made by or through a direct participant, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser of each security--the beneficial owner--is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases, but they should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants through which they entered into the transactions. Transfers of ownership interests in the securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their securities, except in the event that use of the book-entry system for the securities is discontinued.

    To facilitate subsequent transfers, all Global Securities that are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC will mail an omnibus proxy to NorthWestern (in the case of Mortgage Bonds, Debt Securities or Priority Stock), or a Trust (in the case of Preferred Securities) as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

    Redemption proceeds, distributions, principal payments and any premium, interest or other payments on the Global Securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, NorthWestern, any Trust or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption payments, principal and any premium, interest or other payments to DTC is the responsibility of NorthWestern and the applicable paying agent (in the case of Mortgage Bonds, Debt Securities or Priority Stock) or a Trust and the applicable paying agent (in the case of the Preferred Securities), disbursement of payments to direct participants will be the responsibility of DTC, and disbursement of payments to the beneficial owners will be the responsibility of direct and indirect participants.

    If applicable, redemption notices will be sent to Cede & Co. If less than all of the securities of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

    A beneficial owner electing to have its interest in a Global Security repaid by NorthWestern will give any required notice through its participant and will effect delivery of its interest by causing the direct participant to transfer the participant's interest in the Global Securities on DTC's records to the appropriate party. The requirement for physical delivery in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Securities are transferred on DTC's records.

    DTC's management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which DTC expects to be completed within appropriate time frames.

    However, DTC's ability to perform properly its services is also dependent upon other parties, including issuers and their agents, third party vendors from which DTC licenses software and hardware, and third party vendors on which DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting (and will continue to contact) third party vendors from which it acquires services to impress upon them the importance of those services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing contingency plans that it deems appropriate.

    The foregoing information with respect to DTC has been provided to the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

    DTC may discontinue providing its services as securities depositary with respect to the Global Securities at any time by giving reasonable notice to the applicable issuer or the applicable trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

    NorthWestern or any Trust, as the case may be, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the securities will be printed and delivered.

    The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

                              PLAN OF DISTRIBUTION

    We may sell securities to one or more underwriters for public offering and sale by them, or we may sell securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. Any sale of securities to an underwriter may include standby call arrangements or other arrangements whereby the underwriter purchases securities directly or indirectly from NorthWestern in connection with a redemption of securities convertible into securities.

    Any distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities being offered.

    In connection with the sale of securities, underwriters or agents acting on NorthWestern's behalf may be deemed to have received compensation from NorthWestern in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be described in the applicable prospectus supplement. Underwriters, dealers and agents participating in a distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with NorthWestern, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable prospectus supplement, NorthWestern will authorize underwriters acting as NorthWestern's agents to solicit offers by institutional investors to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the amount of securities sold pursuant to all contracts will be not less nor more than, the amounts stated in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, pension funds, investments companies, educational and charitable institutions and other institutions and will in all cases be subject to the approval of NorthWestern. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions, other than compliance with applicable law and, if the securities are also being sold to underwriters, that NorthWestern shall have sold to the underwriters the amount of the securities that are not covered by delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of any delayed delivery contracts.

                                    EXPERTS

    The financial statements and schedules included in NorthWestern's 1998 Annual Report on Form 10-K and incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL OPINIONS

    The legality of the securities of NorthWestern offered hereby will be passed upon for NorthWestern by Schiff Hardin & Waite, Chicago, Illinois. Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the trust declarations and the creation of the Trusts will be passed upon by Richards, Layton & Finger, PA, Wilmington, Delaware.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      3,000,000 TRUST PREFERRED SECURITIES

                       NORTHWESTERN CAPITAL FINANCING III

                          % TRUST PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY)
                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                                     [LOGO]

                   ------------------------------------------

                    P R O S P E C T U S  S U P P L E M E N T

                   ------------------------------------------

                              MERRILL LYNCH & CO.
                                 MORGAN STANLEY
                              SALOMON SMITH BARNEY
                           CREDIT SUISSE FIRST BOSTON
                             PRUDENTIAL SECURITIES
                                  UBS WARBURG

                                JANUARY   , 2002
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------